Exhibit 10.1

EXECUTION VERSION

Published CUSIP Number(s):

44157UAC6 and 44157UAD4

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT

dated as of

May 22, 2012

As amended and restated as of May 29, 2015

among

HOUGHTON MIFFLIN HARCOURT COMPANY, as Holdings

HOUGHTON MIFFLIN HARCOURT PUBLISHERS INC.,

HMH PUBLISHERS LLC, and

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY, as Borrowers,

THE SUBSIDIARY GUARANTORS AND LENDERS PARTY HERETO

and

CITIBANK, N.A.

as Administrative Agent

and

CITIBANK, N.A.

as Collateral Agent

CITIGROUP GLOBAL MARKETS INC.

and

WELLS FARGO SECURITIES, LLC

as Joint Lead Arrangers and Bookrunners

and

WELLS FARGO BANK, NATIONAL ASSOCIATION

as Syndication Agent

-i-

-ii-

-iii-

SCHEDULES

Schedule 1.01(a)	-	Mortgaged Property
Schedule 1.01(b)	-	Permitted Investments
Schedule 3.08	-	Subsidiaries
Schedule 3.09	-	Litigation
Schedule 3.17	-	Environmental Matters
Schedule 3.18	-	Insurance
Schedule 3.19(c)	-	Mortgage Filing Offices
Schedule 3.20(a)	-	Owned Real Property
Schedule 3.20(b)	-	Leased Real Property
Schedule 6.01	-	Existing Indebtedness
Schedule 6.02	-	Existing Liens
Schedule 6.04	-	Investments

-iv-

EXHIBITS

Exhibit A	-	Form of Administrative Questionnaire
Exhibit B	-	Form of Assignment and Acceptance
Exhibit C	-	Form of Borrowing Request
Exhibit D	-	Form of Guarantee and Collateral Agreement
Exhibit E	-	Form of Term Loan/Revolving Facility Intercreditor Agreement
Exhibit F	-	Form of Mortgage
Exhibit G	-	Form of Incremental Facility Joinder Agreement
Exhibit H	-	Forms of U.S. Tax Compliance Certificate
Exhibit I	-	Form of Solvency Certificate

-v-

AMENDED AND RESTATED TERM LOAN CREDIT AGREEMENT dated as of May 22, 2012 (as amended and restated on May 29, 2015) among HOUGHTON MIFFLIN HARCOURT COMPANY, a company organized under the laws of the State of Delaware (“Holdings”), HOUGHTON MIFFLIN HARCOURT PUBLISHERS INC., a corporation organized under the laws of the State of Delaware (“HMHP”), HMH PUBLISHERS LLC, a limited liability company organized under the laws of the State of Delaware (“Publishers”), HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY, a corporation organized under the laws of the Commonwealth of Massachusetts (“HMCo”, and together with HMHP and Publishers, collectively, the “Borrowers” and each a “Borrower”), the Subsidiary Guarantors (as defined in Article I), the Lenders (as defined in Article I), CITIBANK, N.A., as administrative agent (in such capacity, the “Administrative Agent”) for the Lenders and CITIBANK, N.A., as collateral agent (in such capacity, the “Collateral Agent”) for the Lenders.

PRELIMINARY STATEMENTS

(1) Holdings, the Borrowers, the Subsidiary Guarantors, the lenders party thereto, Citibank N.A., as administrative agent and collateral agent, and the other parties party thereto are parties to that certain Superpriority Senior Secured Debtor-In-Possession and Exit Term Loan Credit Agreement dated as of May 22, 2012 (as further amended, supplemented or otherwise modified prior to the date hereof, the “Existing Credit Agreement”), pursuant to which the lenders thereto extended or committed to extend certain credit facilities to the Borrowers.

(2) HMCo has entered into that certain Stock and Asset Purchase Agreement, dated as of April 23, 2015 (the “Asset Purchase Agreement”) with Scholastic Corporation (the “Parent Seller”) and Scholastic Inc. (together with the Parent Seller, the “Sellers”), pursuant to which HMCo will purchase from the Sellers, the education technology and services business segment of the Sellers (the “Target”) upon the terms and conditions set forth in the Asset Purchase Agreement (the “Specified Acquisition”).

(2) Holdings, the Borrowers and the Subsidiary Guarantors desire to refinance the outstanding indebtedness under the Existing Credit Agreement (the “Refinancing”), obtain financing to consummate the Specified Acquisition, to pay fees and expenses incurred in connection with the Specified Acquisition, the Refinancing and the other Transactions (as defined below) pursuant to the terms of this Agreement.

(3) In connection with the Specified Acquisition, Holdings, the Borrowers and the Subsidiary Guarantors have requested that the Lenders provide them with a senior secured term loan credit facility in an aggregate principal amount not to exceed $800,000,000. The Lenders are willing to extend such credit under such facility to the Borrowers, and to amend and restate the Existing Credit Agreement, on the terms and subject to the conditions set forth herein.

ARTICLE I

Definitions

SECTION 1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acquired Affiliate” shall mean an Affiliate of a Loan Party that is merged into, acquired by, or that sells assets to, a Loan Party, which Affiliate is not a Loan Party prior to such merger, acquisition or sale.

“Acquired Entity” shall have the meaning assigned thereto in the definition of “Permitted Acquisition”.

“Acquisition” shall mean the acquisition by Holdings or any Restricted Subsidiary of all or substantially all the assets of a person or line of business of such person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) not previously held by Holdings and its Subsidiaries of a person so long as such acquisition is permitted by Section 6.04.

“Activities” shall have the meaning set forth in Section 8.02(b).

“Adjusted LIBO Rate” shall mean, for any Interest Period, an interest rate per annum equal to the higher of (a) the product of (i) the LIBOR Screen Rate in respect of U.S. Dollars for the applicable Class of Loans for such Interest Period multiplied by (ii) Statutory Reserves and (b) 1.00%.

“Administrative Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Administrative Agent Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Administrative Questionnaire” shall mean an Administrative Questionnaire in the form of Exhibit A, or such other form as may be supplied from time to time by the Administrative Agent.

“Affiliate” shall mean, when used with respect to a specified person, another person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the person specified; provided, however, that, for purposes of Section 6.07, the term “Affiliate” shall also include any person that directly or indirectly owns 10% or more of any class of Equity Interests of the person specified or that is an officer or director of the person specified.

“Agents” shall mean, collectively, the Administrative Agent, the Collateral Agent and the Syndication Agent.

“Agent’s Group” shall have the meaning set forth in Section 8.02(b).

“Alternate Base Rate” shall mean, for any day, a rate per annum equal to the higher of (a) 1% plus the Adjusted LIBO Rate for a one-month Interest Period commencing two Business Days after such day, as determined on such day and (b) the higher of (i) the Prime Rate in effect on such day and (ii) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%. If the Administrative Agent shall have determined (which determination shall be conclusive absent manifest error) that it is unable to ascertain the Federal Funds Effective Rate for any reason, including the inability or failure of the Administrative Agent to obtain sufficient quotations in accordance with the terms of the definition thereof, the Alternate Base Rate shall be determined without regard to clause (b)(ii) of the preceding sentence until the circumstances giving rise to such inability no longer exist. Any change in the Alternate Base Rate due to a change in the Adjusted LIBO Rate, Prime Rate or the Federal Funds Effective Rate shall be effective on the effective date of such change in the Adjusted LIBO Rate, Prime Rate or the Federal Funds Effective Rate, as the case may be.

“Anticorruption Laws” shall mean the FCPA and any other laws, rules and regulations of any applicable jurisdiction concerning or relating to bribery or corruption including but not limited to FCPA and the UK 2010 Bribery Act.

“Anti-Terrorism Laws” shall mean any laws, statutes, regulations and orders, and all applicable restrictions imposed by any Governmental Authority, relating to terrorism or money laundering, including the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, the Executive Order and the Patriot Act.

“Applicable Percentage” shall mean, (a) in the case of ABR Loans, 2.00% per annum and (b) in the case of Eurodollar Loans, 3.00% per annum.

“Applicable Prepayment Percentage” shall mean:

(a) in respect of any Prepayment Event that is an Asset Sale, 100%;

(b) in respect of any Prepayment Event that is a Debt Incurrence, 100%; or

(c) in respect of any prepayment based on Excess Cash Flow for any fiscal year, 50%; provided, however, that if as at the last day of any fiscal year, (i) the Net First Lien Leverage Ratio is less than or equal to 2.50 to 1.00 but greater than 2.00 to 1.00, the Applicable Prepayment Percentage in respect of Excess Cash Flow for such fiscal year shall be 25% and (ii) if the Net First Lien Leverage Ratio is less than or equal to 2.00 to 1.00, the Applicable Prepayment Percentage in respect of Excess Cash Flow for such fiscal year shall be 0%.

“Arrangers” shall mean Citigroup Global Markets Inc. and Wells Fargo Securities, LLC, each in its capacity as a joint lead arrangers and bookrunners under this Agreement.

“Asset Purchase Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Asset Sale” shall mean the sale, transfer or other disposition (by way of merger, casualty, condemnation or otherwise) by Holdings or any of the Restricted Subsidiaries of (a) any Equity Interests of any of the Subsidiaries (other than directors’ qualifying shares) or (b) any other assets of Holdings or any of the Restricted Subsidiaries, other than (i) inventory, damaged, obsolete or worn out assets, and scrap, in each case disposed of in the ordinary course of business, and dispositions of Permitted Investments, (ii) sales, transfers and other dispositions between or among Holdings and its Restricted Subsidiaries, (iii) sales, transfers and other dispositions the aggregate Net Cash Proceeds of which are less than $15,000,000 with respect to any transaction or series of related transactions and less than $35,000,000 in the aggregate during any fiscal year, (iv) sales and dispositions pursuant to Section 6.05(g), (v) leases, licenses, or subleases or sublicenses of any real or personal property in the ordinary course of business, (vi) abandonment of intellectual property of Holdings or any Restricted Subsidiary determined in good faith by the management of the Borrowers to be no longer useful or necessary in the operation of the business of Holdings and its Subsidiaries and (vii) so long as the Revolving Credit Agreement or any asset-based Permitted Refinancing Indebtedness or Revolving Substitute Facility (as defined in the Term Loan/Revolving Facility Intercreditor Agreement) in respect thereof is in effect, any sale, transfer or other disposition of Revolving Facility First Lien Collateral (as defined in the Term Loan/Revolving Facility Intercreditor Agreement).

“Assignment and Acceptance” shall mean an assignment and acceptance entered into by a Lender and an assignee, and accepted by the Administrative Agent, in the form of Exhibit B or such other form as shall be approved by the Administrative Agent.

“Availability” shall have the meaning set forth in the Revolving Credit Agreement.

“Bankruptcy Claim” shall have the meaning assigned to such term in Section 9.04(k).

“Bankruptcy Code” shall have the meaning assigned to such term in the preliminary statements of this Agreement.

“Bankruptcy Laws” shall mean the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect.

“Board” shall mean the Board of Governors of the Federal Reserve System of the United States of America.

“Borrowers” shall have the meaning assigned to such term in the preamble to this Agreement.

“Borrower Group” shall have the meaning assigned to such term in Section 9.18.

“Borrowing” shall mean Loans of the same Class and Type made, converted or continued on the same date and, in the case of Eurodollar Loans, as to which a single Interest Period is in effect.

“Borrowing Agent” shall have the meaning assigned to such term in Section 9.19.

“Borrowing Minimum” shall mean $1,000,000.

“Borrowing Multiple” shall mean $500,000.

“Borrowing Request” shall mean a request by a Borrower (or the Borrowing Agent on behalf of a Borrower) in accordance with the terms of Section 2.03 and substantially in the form of Exhibit C, or such other form as shall be approved by the Administrative Agent.

“Breakage Event” shall have the meaning assigned to such term in Section 2.16.

“Budget” shall have the meaning assigned to such term in Section 5.04(d).

“Business Day” shall mean any day other than a Saturday, Sunday or day on which banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurodollar Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in deposits in such currency in the London interbank market.

“Capital Expenditures” shall mean, for any period, (a) the additions to property, plant and equipment and other capital expenditures of Holdings and its consolidated Restricted Subsidiaries that are (or should be) set forth in a consolidated statement of cash flows of Holdings for such period prepared in accordance with GAAP and (b) Capital Lease Obligations or Synthetic Lease Obligations incurred by Holdings and its consolidated Restricted Subsidiaries during such period. Notwithstanding the foregoing, Capital Expenditures shall not include (a) the purchase price of equipment that is purchased substantially contemporaneously with the trade-in of existing equipment to the extent that the gross amount of such purchase price is reduced by the credit granted by the seller of such equipment for the equipment being traded in at such time as the proceeds of such disposition, (b) the purchase of plant, property or equipment made within the Reinvestment Period in respect of any Asset Sale to the extent made with the Net Cash Proceeds of such Asset Sale, (c) expenditures of proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire assets or properties useful in the business of Holdings and the Restricted Subsidiaries within 365 days of receipt of such proceeds, (d) interest capitalized during such period, (e) expenditures that are accounted for as capital expenditures of such person and that actually are paid for by a third party (excluding Holdings or any Restricted Subsidiary thereof) and for which neither Holdings nor any Restricted Subsidiary thereof has provided, or is required to provide or incur, any consideration or obligation to such third party or any other person (whether before, during or after such period), (f) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a Capital Expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and such book value shall have been included in Capital Expenditures when such asset was originally acquired, or (g) expenditures that constitute Permitted Acquisitions or Acquisitions. For the avoidance of doubt, Capital Expenditure will be deemed to include the capitalized portion of pre-publication and pre-production costs.

“Capital Lease” shall mean, as applied to any person, any lease of any property (whether real, personal or mixed) by such person as lessee, that, in conformity with GAAP, is or should be accounted for as a capital lease on the balance sheet of such person.

“Capital Lease Obligations” of any person shall mean the obligations of such person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Change of Control” shall mean the occurrence of any of the following:

(a) the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the assets of Holdings and its Subsidiaries, taken as a whole, to any Person other than to one or more Loan Parties;

(b) the consummation of the acquisition by any Person or group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act, or any successor provision), including any group acting for the purpose of acquiring, holding or disposing of securities (within the meaning of Rule 13d-5(b)(1) under the Exchange Act), in a single transaction or in a related series of transactions, by way of merger, consolidation or other business combination or purchase of beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act, or any successor provision) of more than 50% of the total voting power of the Voting Stock of Holdings or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of Holdings;

(c) a majority of the seats (other than vacant seats) of the board of directors of Holdings shall be occupied by individuals who are not Continuing Directors; or

(d) any Borrower ceases to be a wholly owned Subsidiary of Holdings (except in a transaction permitted under Section 6.05).

“Change in Law” shall mean (a) the adoption of any law, rule or regulation after the date of this Agreement, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the date of this Agreement or (c) compliance by any Lender (or, for purposes of Section 2.14, by any lending office of such Lender or by such Lender’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the date of this Agreement; provided that notwithstanding anything to the contrary, (x) the

Dodd-Frank Wall Street Reform and Consumer Protection Act and the rules and regulations with respect thereto, and (y) all requests, rules, guidelines and directions promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any similar or successor agency, or the United States or foreign regulatory authorities, in each case, pursuant to Basel III), shall in each case be deemed to be a “Change in Law”, regardless of the date adopted or enacted.

“Class”, when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, is a Term Loan or New Term Loan and (b) when used in reference to any Commitment, refers to whether such Commitment is a Term Loan Commitment or a New Term Loan Commitment.

“Closing Date” shall mean the first date on which all the conditions precedent in Article IV are satisfied (or waived pursuant to Section 9.08).

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” shall mean all the “Collateral” as defined in any Security Document and any other assets or property pledged or on which a Lien is granted pursuant to any Security Document and shall also include the Mortgaged Properties.

“Collateral Agent” shall have the meaning assigned to such term in the preamble to this Agreement.

“Commitment” shall mean, with respect to any Lender, such Lender’s Term Loan Commitment and New Commitment.

“Commitment Letter” shall mean the commitment letter dated as of April 23, 2015 from the Arrangers to the Borrowers.

“Compliance Certificate” shall have the meaning assigned to such term in Section 5.04(c).

“Consolidated EBITDA” shall mean, for any period, Consolidated Net Income for such period, plus: (a) without duplication and to the extent deducted in determining such Consolidated Net Income, the sum of: (i) consolidated interest expense for such period; (ii) provisions for taxes based on income, profits or losses (determined on a consolidated basis) during such period; (iii) all amounts attributable to depreciation and amortization for such period; (iv) any extraordinary losses for such period; (v) any fees, expenses or charges for such period related to any equity offering, Investment, acquisition permitted hereunder, permitted disposition, recapitalization or the incurrence of Indebtedness permitted to be incurred hereunder including a refinancing thereof (in each case, whether or not successful) and any amendment or modification to the terms of any such transactions, deducted in computing Consolidated Net Income for such period; provided that the aggregate amount of such costs added back to Consolidated EBITDA shall not exceed $10,000,000 for any period of four consecutive quarters; (vi) any non-cash charges for such period (for the avoidance of doubt, including, but not limited to, purchase accounting adjustments, assets impairments and equity compensation charges); (vii) restructuring charges for such period relating to current or anticipated future cash expenditures, including restructuring costs related to closure or consolidation of facilities, and severance and other separation costs and post-retirement medical expenses in an aggregate amount not to exceed $10,000,000 for any period of four consecutive fiscal quarters; (viii) [intentionally omitted]; (ix) other non-recurring charges for such period in an aggregate amount not to exceed $10,000,000 for any period of four consecutive fiscal quarters (for the avoidance of doubt, including, but not limited to, acquisition related expenses, whether or not the acquisition was consummated); and (x) deferred financing fees (and any write-offs thereof); provided that to the extent not reflected in Consolidated Net Income for the period in which such cash payment is made, any cash payment made with respect to any non-cash charges added back in computing Consolidated EBITDA for any prior period pursuant to clause (v) above (or that would have been added back had this Agreement been in effect during such prior period) shall be subtracted in computing Consolidated EBITDA for the period in which such cash payment is made; and minus (b) without duplication and to the extent included in determining such Consolidated Net Income: (i) any extraordinary gains for such period; and (ii) any non-cash gains for such period (excluding any non-cash gain to the extent it represents the reversal of an accrual or reserve for a potential cash item that reduced Consolidated EBITDA in any prior period), in each case of clauses (a) and (b), all determined on a consolidated basis in accordance with GAAP; provided that Consolidated EBITDA for any period shall be calculated so as to exclude (without duplication of any adjustment referred to above) the effect of: (A) the cumulative effect of any changes in GAAP or accounting principles applied by management; (B) any gain or loss for such period that represents after-tax gains or losses attributable to any sale, transfer or other disposition or abandonment of assets by Holdings or any of the Restricted Subsidiaries, other than dispositions or sales of inventory and other dispositions in the ordinary course of business; (C) any income or loss for such period attributable to the early extinguishment of Indebtedness or accounts payable; (D) any non-cash gains or losses on foreign currency derivatives and any foreign currency transaction non-cash gains or losses and any foreign currency exchange translation gains or losses that arise on consolidation of integrated operations; and (E) mark-to-market adjustments in the valuation of derivative obligations resulting from the application of Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities.

“Consolidated First Lien Debt” shall mean, without duplication, as of any date of determination, (a) the aggregate principal amount of all Total Debt outstanding hereunder as of such date and all other outstanding Total Debt secured by Liens on the Collateral that are not junior in priority to the Liens on the Collateral securing the Obligations as of such date minus (b) the aggregate amount of cash and Permitted Investments on the consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, excluding cash and Permitted Investments which are or should be listed as “restricted” on the consolidated balance sheet of Holdings and the Restricted Subsidiaries as of such date. It is understood that (i) the aggregate principal amount of Total Debt outstanding under the Revolving Credit Facility as of the applicable date of determination shall be included in clause (a) above, and (ii) when calculating the Net First Lien Leverage Ratio for the purposes of adding any New Revolving Loan Commitments under Section 2.24, the full amount of the commitments in respect of such New Revolving Loan Commitments shall be deemed to be outstanding.

“Consolidated Interest Expense” shall mean, for any period, the excess of (a) the sum of (i) the interest expense (including imputed interest expense in respect of Capital Lease Obligations and Synthetic Lease Obligations) of Holdings and its Restricted Subsidiaries for such period (net of cash interest income of Holdings and the Restricted Subsidiaries for such period), determined on a consolidated basis in accordance with GAAP plus (ii) any interest accrued during such period in respect of Indebtedness of Holdings or any Restricted Subsidiary that is required to be capitalized rather than included in consolidated interest expense for such period in accordance with GAAP, plus (iii) any cash payments made during such period in respect of obligations referred to in clause (b)(ii) below that were amortized or accrued in a previous period, minus (b) to the extent included in the amount determined pursuant to clause (a) above for such period, the sum of (i) non-cash amounts attributable to amortization of financing costs paid in a previous period, plus (ii) non-cash amounts attributable to amortization of debt discounts or accrued interest payable in kind for such period, plus (iii) non-cash adjustments attributed to the effects of recording debt at fair value. For purposes of the foregoing, interest expense shall be determined after giving effect to any net payments made or received by Holdings or any Restricted Subsidiary with respect to interest rate Hedging Agreements and without giving effect to the movement of mark-to-market valuation of obligations under Hedging Agreements or other derivative instruments pursuant to GAAP (for the avoidance of doubt, up-front payments made to enter into Hedging Agreements to provide interest rate protection will be spread over the period of the protection provided thereunder).

“Consolidated Net Income” shall mean, for any period, the net income or loss of Holdings and the Restricted Subsidiaries for such period determined on a consolidated basis in accordance with GAAP; provided that, without duplication, there shall be (x) other than for purposes of making calculations of the Applicable Prepayment Percentage or Net Total Leverage Ratio solely in connection with Sections 6.06(a) and 6.08(b), included an amount equal to the Owned Percentage of the income of any Majority-Owned Subsidiary that is consolidated with Holdings in accordance with GAAP and (y) excluded (a) the income of any Restricted Subsidiary to the extent that the declaration or payment of dividends or similar distributions by the Restricted Subsidiary of that income is not at the time permitted by operation of the terms of its charter or any agreement, instrument, judgment, decree, statute, rule or governmental regulation applicable to such Restricted Subsidiary, (b) the income or loss of any person accrued prior to the date it becomes a Restricted Subsidiary or is merged into or consolidated with Holdings or any Restricted Subsidiary or the date that such person’s assets are acquired by Holdings or any Restricted Subsidiary, (c) the income of any person (other than any Majority-Owned Subsidiary) in which any other person (other than Holdings or a wholly owned Restricted Subsidiary or any director holding qualifying shares in accordance with applicable law) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Holdings or a wholly owned Restricted Subsidiary by such person during such period, (d) any net after-tax gains or losses attributable to sales of assets out of the ordinary course of business (determined in good faith by the Borrowers), (e) any net after-tax extraordinary gains or extraordinary losses, (f) the cumulative effect of a change in accounting principles that occurs after the Closing Date, (g) any net after-tax income or loss from disposed, abandoned, closed or discontinued operations and any net after-tax gain or loss on disposal of disposed, abandoned, closed or discontinued operations, (h) any net after-tax income or loss (less all fees and expenses or charges relating thereto) attributable to the early extinguishment of Indebtedness, Hedging Agreements or other derivative instruments, (i) effects of purchase accounting adjustments in component amounts required or permitted by GAAP, resulting from the application of purchase accounting in relation to any acquisition permitted hereunder consummated after the Closing

Date, (j) any non-cash expenses realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock grants or other rights to officers, directors and employees of such person or any of its subsidiaries, (k) any accruals and reserves that are established within twelve months after the Closing Date and that are so required to be established in accordance with GAAP and (l) to the extent covered by insurance and actually reimbursed, or, so long as there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (i) not denied by the applicable carrier in writing within 180 days, and (ii) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption; provided that any proceeds of such reimbursement when received shall be excluded from the calculation of Consolidated Net Income to the extent the expense reimbursed was previously excluded pursuant to this clause (l).

“Consolidated Secured Debt” shall mean, without duplication, as of any date of determination, (a) the aggregate principal amount of all Total Debt, outstanding hereunder as of such date and all other outstanding Total Debt secured by Liens on any assets or property of Holdings or any Restricted Subsidiary minus (b) the aggregate amount of cash and Permitted Investments on the consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, excluding cash and Permitted Investments which are or should be listed as “restricted” on the consolidated balance sheet of Holdings and the Restricted Subsidiaries as of such date. It is understood that, when calculating the Net First Lien Leverage Ratio for the purposes of adding New Revolving Loan Commitments, the full amount of the commitments in respect of such New Revolving Loan Commitments shall be deemed to be outstanding.

“Consolidated Working Capital” shall mean, at any date, (a) the Current Assets minus (b) the Current Liabilities as of such date. Consolidated Working Capital at any time may be a positive or negative number. Consolidated Working Capital increases when it becomes more positive or less negative and decreases when it becomes less positive or more negative.

“Continuing Directors” shall mean the directors of Holdings on the Closing Date and each other director if such other director’s election or nomination for election to the board of directors of Holdings, is recommended by a majority of the Continuing Directors who were members of the board of directors of Holdings at the time of such election or nomination.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.

“Copyrights” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Corrective Extension Agreement” shall have the meaning set forth in Section 2.22(e).

“Cumulative Credit” means, at any time (the “Reference Date”), the sum (not less than zero) of (without duplication and determined on a cumulative basis):

(a) an amount equal to (i) the cumulative amount of Excess Cash Flow (which amount shall not be less than zero in any applicable Excess Cash Flow Period) of Holdings and its Restricted Subsidiaries for the Cumulative Credit Reference Period minus (ii) the portion of such Excess Cash Flow that has been (or is required to be) applied to the prepayment of Loans in accordance with Section 2.13(d); plus

(b) 100% of the aggregate amount of capital contributions and net cash proceeds from the sale or issuance of Equity Interests of Holdings permitted hereunder (other than any amounts constituting proceeds of issuances of Disqualified Stock) received by Holdings during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(c) 100% of the aggregate amount of Declined Proceeds received by Holdings or any of its Restricted Subsidiaries during the period from and including the Business Day immediately following the Closing Date through and including the Reference Date; plus

(d) an amount equal to any net cash returns (including dividends, interest, distributions, returns of principal, profits on sale, repayments, income and similar amounts) actually received by Holdings or any Restricted Subsidiary in respect of any Investments made pursuant to clause (ii) of Section 6.04(s); minus

(e) the aggregate amount of any Investments made pursuant to clause (ii) of Section 6.04(s), any Restricted Payment made pursuant to Section 6.06(a)(iv) and any distribution, payment, redemption, repurchase, retirement or acquisition of Subordinated Indebtedness made pursuant to subclause (I) of Section 6.08(b) during the period commencing on the Closing Date and ending on the Reference Date (and, for purposes of this clause (d), without taking account of the intended usage of the Cumulative Credit on such Reference Date in the contemplated transaction).

“Cumulative Credit Reference Period” shall mean, with respect to any Reference Date, the period commencing January 1, 2016 and ending on the last day of the most recent fiscal year occurring thereafter for which financial statements required to be delivered pursuant to Section 5.04(a), and the related Compliance Certificate required to be delivered pursuant to Section 5.04(c), have been received by the Administrative Agent.

“Current Assets” shall mean, at any time, the consolidated current assets (other than cash and Permitted Investments) of Holdings and the Subsidiaries.

“Current Liabilities” shall mean, at any time, the consolidated current liabilities of Holdings and the Subsidiaries at such time, but excluding, the current portion of any long-term Indebtedness.

“Debt Incurrence” shall mean any issuance or incurrence by Holdings or any Restricted Subsidiary of any Indebtedness, other than Indebtedness permitted by Section 6.01.

“Debt Service” shall mean, with respect to Holdings and the Subsidiaries, on a consolidated basis for any fiscal year, Consolidated Interest Expense for such fiscal year plus the aggregate principal amount of Long-Term Indebtedness repaid or prepaid during such fiscal year, excluding (i) prepayments of the Term Loan, (whether optional or mandatory) and (ii) repayments or prepayments of Long-Term Indebtedness deducted in calculating the amount of Net Cash Proceeds in connection with any Asset Sale.

“Declined Proceeds” shall have the meaning assigned to such term in Section 2.13(i).

“Default” shall mean any Event of Default or any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

“Defaulting Lender” shall mean, at any time, subject to Section 2.25(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Administrative Agent and the Borrowers in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Administrative Agent or any other Lender any other amount required to be paid by it hereunder within two Business Days of the date when due, (b) has notified the Borrowers, the Administrative Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three Business Days after written request by the Administrative Agent or the Borrowers, to confirm in writing to the Administrative Agent and the Borrowers that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Administrative Agent and the Borrowers), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Bankruptcy Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender, or (e) has defaulted on its funding obligations under any other loan agreement or credit agreement or other financing agreement. Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (e) above shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.25(b)) upon delivery of written notice of such determination to the Borrowers and each Lender.

“Designated Amount” shall have the meaning assigned to such term in Section 8.11(a).

“Designated Non-Cash Consideration” shall mean the fair market value of non-cash consideration received by Holdings or a Restricted Subsidiary in connection with a disposition pursuant to Section 6.05(f) that is designated as Designated Non-Cash Consideration pursuant to a certificate of a Financial Officer, setting forth the basis of such valuation (which amount will be reduced by the fair market value of the portion of the non-cash consideration converted to cash or Permitted Investments in connection with a subsequent sale of such non-cash consideration within 270 days following the consummation of the applicable disposition).

“Disqualified Lenders” shall mean (a) such Persons that have been specified in writing to the Administrative Agent and the Arrangers on or prior to the date of the Commitment Letter as being “Disqualified Lenders,” and (b) those Persons who are bona fide competitors of the Target that are separately identified in writing by the Borrowers from time to time after the date falling 60 days of the Closing Date to the Administrative Agent; provided, that in no event shall any supplement to the list of Disqualified Lenders apply retroactively to disqualify any parties that have previously acquired an assignment under the Term Loan Facility that is otherwise permitted hereunder, but upon the effectiveness of such designation, any such party may not acquire any additional commitments, loans or participations hereunder.

“Disqualified Stock” shall mean any Equity Interest that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, (a) matures (excluding any maturity as the result of an optional redemption by the issuer thereof) or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, or requires the payment of any cash dividend or any other scheduled payment constituting a return of capital, in each case at any time on or prior to the first anniversary of the Latest Maturity Date (as determined at the time of incurrence or issuance), or (b) is convertible into or exchangeable (unless at the sole option of the issuer thereof) for (i) debt securities or (ii) any Equity Interest referred to in clause (a) above, in each case at any time prior to the first anniversary of the Latest Maturity Date (as determined at the time of incurrence or issuance).

“Domestic Subsidiaries” shall mean all Subsidiaries incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“Eligible Assignee” shall mean any commercial bank, insurance company, investment or mutual fund, financial institution or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act of 1933, as amended) that extends credit or invests in bank loans in the ordinary course; provided that no natural person and none of the Borrowers, Disqualified Lenders, Defaulting Lenders or Potential Defaulting Lenders or any Subsidiary of the Defaulting Lenders or Potential Defaulting Lenders shall be an Eligible Assignee.

“Employee Equity Sales” shall mean the issuance or sale of Equity Interests of Holdings after the Closing Date to any present or former officer or employee of Holdings or any Restricted Subsidiary.

“EMU Legislation” shall mean the legislative measures of the European Union for the introduction of, changeover to or operation of the Euro in one or more member states.

“Environmental Laws” shall mean all applicable former, current and future Federal, state, local and foreign laws (including common law), treaties, regulations, rules, ordinances, codes, decrees, judgments, directives, orders (including consent orders), and agreements in each case, relating to protection of the environment, natural resources, human health and safety (as it relates to exposure to Hazardous Materials) or the presence, Release of, or exposure to, Hazardous Materials, or the generation, manufacture, processing, distribution, use, treatment, storage, transport, recycling or handling of, or the arrangement for such activities with respect to, Hazardous Materials.

“Environmental Liability” shall mean all liabilities, obligations, damages, losses, claims, actions, suits, judgments, orders, fines, penalties, fees, expenses and costs (including administrative oversight costs, natural resource damages and remediation costs), whether contingent or otherwise, arising out of or relating to (a) compliance or non-compliance with any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials Released into the environment, (d) the Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Interests” shall mean shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity interests in any person, and any option, warrant or other right entitling the holder thereof to purchase or otherwise acquire any such equity interest.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as the same may be amended from time to time.

“ERISA Affiliate” shall mean any trade or business (whether or not incorporated) that, together with a Borrower, is treated as a single employer under Section 414(b) or (c) of the Code, or solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” shall mean (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder, with respect to a Plan (other than an event for which the 30 day notice period is waived), (b) any failure by any Plan to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, in each case whether or not waived, (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA, of an application for a waiver of the minimum funding standard with respect to any Plan, (d) a determination that any Plan is, or is expected to be, in “at risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code), (e) the incurrence by a Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or the withdrawal or partial withdrawal of a Borrower or any of its ERISA Affiliates from any Plan or Multiemployer Plan, (f) the receipt by a Borrower or any of its ERISA Affiliates from the PBGC or a plan administrator of any notice relating to the intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan, (g) the receipt by a Borrower or any of its ERISA Affiliates of any notice, or the receipt by any Multiemployer Plan from a Borrower or any of its ERISA Affiliates of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or, is in endangered or critical status, within the meaning of Section 305 of ERISA, (h) the occurrence of a “prohibited transaction” with respect to which the Borrower or any of the Restricted Subsidiaries is a “disqualified person” (within the meaning of Section 4975 of the Code) or with respect to which the Borrower or any such Restricted Subsidiary could otherwise be liable, (i) any Foreign Benefit Event or (j) any other event or condition with respect to any Plan, Multiemployer Plan or Foreign Pension Plan that could result in the imposition of a Lien or the acceleration of any statutory obligation to fund any material unfunded accrued benefit liability of such Plan, Multiemployer Plan or Foreign Pension Plan.

“Eurodollar” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted LIBO Rate.

“Event of Default” shall have the meaning assigned to such term in Article VII.

“Excess Cash Flow” shall mean, with respect to Holdings and the Subsidiaries on a consolidated basis for any fiscal year, Consolidated EBITDA for such fiscal year, minus (to the extent not otherwise deducted in determining Consolidated EBITDA) without duplication, (a) Debt Service for such fiscal year, (b)(i) Capital Expenditures by Holdings and the Subsidiaries on a consolidated basis during such fiscal year that are paid in cash and (ii) the aggregate consideration paid in cash during such fiscal year in respect of Permitted Acquisitions and other Investments permitted hereunder (other than Permitted Investments, Investments in a Subsidiary and Investments permitted by clause (d), (f), (i), (j) or (k) of Section 6.04) less any amounts received in respect thereof as a return of capital, (c) taxes paid in cash by Holdings and the Subsidiaries on a consolidated basis during such fiscal year including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving its Foreign Subsidiaries, (d) an amount equal to any increase in Consolidated Working Capital of Holdings and the Subsidiaries for such fiscal year, (e) cash expenditures made in respect of Hedging Agreements during such fiscal year, to the extent not reflected in the computation of Consolidated Interest Expense, (f) Restricted Payments paid in cash by Holdings during such fiscal year pursuant to clause (i) of Section 6.06(a), (g)(i) special charges or any extraordinary or nonrecurring losses paid in cash during such fiscal year, (ii) severance and other separation costs and any post-retirement medical expenses, (iii) costs associated with facility closures or vacancies for such fiscal year and (iv) payments made in cash in respect of pension plans of Holdings and its Subsidiaries and (h) items described in clauses (a)(v), (vi), (vii) and (ix) of the definition of “Consolidated EBITDA” to the extent included in the calculation of Consolidated EBITDA for such fiscal year and to the extent paid in cash during such fiscal year; plus, without duplication, (1) an amount equal to any decrease in Consolidated Working Capital for such fiscal year, (2) all proceeds received during such fiscal year in respect of Long-Term Indebtedness, and any financing of any type (including from the reinvestment of proceeds of Asset Sales), in each case to the extent used to finance any Debt Service, Capital Expenditure, Permitted Acquisitions or Investment referred to in clauses (a) through (g) above, (3) all amounts referred to in clause

(b) above to the extent funded with the proceeds of the issuance of Equity Interests of, or capital contributions to, Holdings, (4) cash payments received in respect of Hedging Agreements during such fiscal year to the extent (A) not included in the computation of Consolidated EBITDA or (B) reducing Consolidated Interest Expense, (5) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period (other than in connection with a Prepayment Event), and (6) to the extent deducted in the computation of Consolidated EBITDA, interest income.

“Excess Cash Flow Period” shall mean, at any date, (i) the period taken as one accounting period beginning on January 1, 2016 and ending on December 31, 2016 and (ii) each fiscal year of Holdings thereafter.

“Excluded Accounts” shall mean (a) payroll accounts, employee benefit accounts, withholding tax and other fiduciary accounts, escrow accounts in respect of arrangements with non-affiliated third parties, customs accounts, cash collateral accounts subject to Liens permitted under the Loan Documents and accounts held by non-Loan Parties and (b) such other deposit accounts and other bank or securities accounts held by Loan Parties the balance of all of which is less than $10,000,000 in the aggregate at any time.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

“Excluded Subsidiary” shall have the meaning assigned to such term in Section 5.12(a).

“Excluded Taxes” shall mean, with respect to the Administrative Agent, any Lender or any other recipient of any payment to be made by or on account of any obligation of a Borrower hereunder, (a) income, franchise or other similar Taxes imposed on (or measured by) its net income (or its gross income in lieu thereof) (i) by the United States of America, (ii) by the jurisdiction (or any political subdivision thereof) under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located or (iii) as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (or any political subdivision thereof), (b) any branch profits taxes imposed by the United States of America or any similar Tax imposed by any other jurisdiction described in clause (a) above, (c) any U.S. federal withholding tax that is imposed on amounts payable to or for the account of such Lender at the time such Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Lender’s failure to comply with Sections 2.20(f) and (g), except to the extent that such Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrowers with respect to such withholding tax pursuant to Section 2.20(a) and (d) any Taxes imposed under FATCA.

“Executive Order” shall mean Executive Order No. 13224 on Terrorist Financing, effective on September 24, 2001.

“Existing Credit Agreement” shall have the meaning assigned to such term in the preamble to this Agreement.

“Existing Term Loan Class” shall have the meaning set forth in Section 2.22(a).

“Extended Term Loans” shall have the meaning set forth in Section 2.22(a).

“Extending Lender” shall have the meaning set forth in Section 2.22(b).

“Extension Agreement” shall have the meaning set forth in Section 2.22(c).

“Extension Date” shall have the meaning set forth in Section 2.22(d).

“Extension Election” shall have the meaning set forth in Section 2.22(b).

“Extension Series” shall mean all Extended Term Loans that are established pursuant to the same Extension Agreement (or any subsequent Extension Agreement to the extent such Extension Agreement expressly provides that the Extended Term Loans provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, extension fees, if any, and amortization schedule.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with) and any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, any applicable intergovernmental agreements with respect thereto and laws enacting such intergovernmental agreements between the United States and any other jurisdiction to implement Sections 1471 through 1474 of the Code (an “IGA”), and any law, regulation or other official guidance enacted in any jurisdiction implementing Sections 1471 through 1474 of the Code or an IGA.

“FCPA” shall mean the United States Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” shall mean, for any day, the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average of the quotations for the day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Fee Letter” shall mean, with respect to any Agent, the applicable fee letter then in effect between such Agent and Holdings.

“Fees” shall mean the Administrative Agent Fees and the Other Fees.

“Financial Officer” of any person shall mean the chief financial officer, principal accounting officer, treasurer or controller of such person.

“Flood Insurance Laws” shall mean, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Foreign Benefit Event” shall mean, with respect to any Foreign Pension Plan, (a) the existence of unfunded liabilities in excess of the amount permitted under any applicable law, or in excess of the amount that would be permitted absent a waiver from a Governmental Authority, (b) the failure to make the required contributions or payments, under any applicable law, on or before the due date for such contributions or payments, (c) the receipt of a notice by a Governmental Authority relating to the intention to terminate any such Foreign Pension Plan or to appoint a trustee or similar official to administer any such Foreign Pension Plan, or alleging the insolvency of any such Foreign Pension Plan, (d) the incurrence of any liability in excess of $5,000,000 by Holdings or any Restricted Subsidiary under applicable law on account of the complete or partial termination of such Foreign Pension Plan or the complete or partial withdrawal of any participating employer therein, or (e) the occurrence of any transaction that is prohibited under any applicable law and that could reasonably be expected to result in the incurrence of any liability by Holdings or any of the Restricted Subsidiaries, or the imposition on Holdings or any of the Restricted Subsidiaries of any fine, excise tax or penalty resulting from any noncompliance with any applicable law, in each case in excess of $5,000,000.

“Foreign Lender” shall mean any Lender that is not a U.S. Person.

“Foreign Pension Plan” shall mean any defined benefit pension plan maintained outside the jurisdiction of the United States that is maintained or contributed to by Holdings, any Restricted Subsidiary or any ERISA Affiliate and that under applicable law is required to be funded through a trust or other funding vehicle other than a trust or funding vehicle maintained exclusively by a Governmental Authority.

“Foreign Subsidiary” shall mean any Subsidiary that is not a Domestic Subsidiary.

“GAAP” shall mean generally accepted accounting principles. References to GAAP shall mean GAAP in the United States, unless otherwise expressly provided.

“Governmental Authority” shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

“Granting Lender” shall have the meaning assigned to such term in Section 9.04(i).

“Guarantee” of or by any person shall mean any obligation, contingent or otherwise, of such person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment of such Indebtedness or other obligation or (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit in the ordinary course of business.

“Guarantee and Collateral Agreement” shall mean the Amended and Restated Term Facility Guarantee and Collateral Agreement, substantially in the form of Exhibit D, among the Loan Parties party thereto and the Collateral Agent.

“Guarantors” shall mean Holdings and the Subsidiary Guarantors.

“Hazardous Materials” shall mean (a) any petroleum products or byproducts and all other hydrocarbons, coal ash, radon gas, asbestos, urea formaldehyde foam insulation, polychlorinated biphenyls, chlorofluorocarbons and all other ozone-depleting substances and (b) any chemical, material, substance or waste that is prohibited, limited or regulated by or pursuant to any Environmental Law.

“Hedging Agreement” shall mean any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Restricted Subsidiaries or any of their Affiliates shall be a Hedging Agreement.

“HMCo” shall have the meaning assigned to such term in the preamble to this Agreement.

“Holdings” shall have the meaning assigned to such term in the preamble to this Agreement.

“IGA” shall have the meaning assigned thereto in the definition of “FATCA”.

“Immaterial Subsidiary” shall mean, at any date of determination, any Restricted Subsidiary of Holdings (a) whose total assets (when combined with the assets of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) are an amount equal to or less than 5% of the consolidated total assets of Holdings and its Restricted Subsidiaries at such date and (b) whose gross revenues (when combined with the revenues of such Restricted Subsidiary’s Subsidiaries, after eliminating intercompany obligations) are an amount equal to or less than 5% of the consolidated gross revenues of Holdings, in each case determined in accordance with GAAP.

“Incremental Amount” shall mean, at any time, the sum of:

(a) the excess (if any) of (i) $200,000,000 over (ii) the sum of (x) the aggregate amount of all New Commitments established after the Closing Date and prior to such time pursuant to Section 2.24 utilizing this clause (a) and (y) the aggregate principal amount of Indebtedness outstanding pursuant to Section 6.01(x) at such time; plus

(b) an additional amount of Indebtedness, such that, after giving pro forma effect to such incurrence, the Net First Lien Leverage Ratio is not greater than 2.50:1.00 and the Net Total Leverage Ratio is not greater than 4.00:1.00; plus

(c) an additional amount of Indebtedness equal to the aggregate principal amount of any voluntary prepayments of any Term Loans or other Loans made pursuant to Section 2.12 (in the case of any New Revolving Loans, solely to the extent accompanied by a permanent reduction of the applicable New Revolving Commitments in the amount of such prepayment).

“Incremental Facility Joinder Agreement” shall mean an agreement substantially in the form of Exhibit G, among the Loan Parties, the Administrative Agent and any existing Lender or one or more New Term Loan Lenders in respect of any New Term Loan Commitment or one or more New Revolving Loan Lenders in respect of any New Revolving Loan Commitment.

“Indebtedness” of any person shall mean, without duplication, (a) all obligations of such person for borrowed money, (b) all obligations of such person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such person under conditional sale or other title retention agreements relating to property or assets purchased by such person, (d) all obligations of such person issued or assumed as the deferred purchase price of property or services (excluding earnouts (unless such earnout is not paid after it becomes due and payable in accordance with the terms thereof), trade accounts payable and accrued obligations incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such person, whether or not the obligations secured thereby have been assumed, (f) all Guarantees by such person of Indebtedness of others, (g) Capital Lease Obligations and Synthetic Lease Obligations of such person, (h) all obligations of such person (including contingent obligations) as an account party in respect of letters of credit, (i) all obligations of such person in respect of bankers’ acceptances and (j) all net payments that such person would have to make in the event of any early termination, on the date Indebtedness is being determined, in respect of outstanding Hedging Agreements. The Indebtedness of any person shall include the Indebtedness of any partnership in which such person is a general partner to the extent such person is liable therefor as a result of such person’s ownership interest in or other relationship with such partnership, except to the extent the terms of such Indebtedness expressly provide that such person is not liable therefor. Notwithstanding the foregoing, Indebtedness will be deemed not to include obligations under, or in respect of Qualified Capital Stock.

“Indemnified Costs” shall have the meaning set forth in Section 8.05.

“Indemnified Taxes” shall mean (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of the Borrowers under any Loan Document and (b) to the extent not described in (a), Other Taxes.

“Intellectual Property” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Intercreditor Agreement” shall mean (a) the Term Loan/Revolving Facility Intercreditor Agreement, (b) to the extent executed in connection with the incurrence of secured Indebtedness incurred by a Loan Party, the Liens on the Collateral which are intended to rank equal in priority to the Liens on the Collateral securing the Obligations, a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank equal in priority to the Liens on the Collateral securing the Obligations and (c) to the extent executed in connection with the incurrence of secured Indebtedness incurred by a Loan Party, the Liens on the Collateral which are intended to rank junior in priority to the Liens on the Collateral securing the Obligations, a customary intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent, which agreement shall provide that the Liens on the Collateral securing such Indebtedness shall rank junior in priority to the Liens on the Collateral securing the Obligations, as the context requires.

“Interest Payment Date” shall mean (a) with respect to any ABR Loan, the last Business Day of each calendar month, commencing with the last Business Day of June, 2015 and (b) with respect to any Eurodollar Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurodollar Borrowing with an Interest Period of more than three months’ duration, each day that would have been an Interest Payment Date had successive Interest Periods of three months’ duration been applicable to such Borrowing.

“Interest Period” shall mean, with respect to any Eurodollar Borrowing, the period commencing on the date of such Borrowing and ending on the numerically corresponding day (or, if there is no numerically corresponding day, on the last day) in the calendar month that is 1, 2, 3 or 6 months thereafter (or, if made available by all participating Lenders, 12 months), as a Borrower may elect; provided, however, that (a) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day and (b) any Interest Period that commences on the last day of a calendar month (or on a day for which there is no numerically corresponding day in the last month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period. Interest shall accrue from and including the first day of an Interest Period to but excluding the last day of such Interest Period. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investments” shall have the meaning assigned to such term in Section 6.04.

“IRS” shall mean the Internal Revenue Service of the United States.

“Joint Venture” shall mean any Person in which Holdings or any of its Restricted Subsidiaries beneficially own any Equity Interest that is not a wholly owned Subsidiary.

“Latest Maturity Date” shall mean, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment hereunder at such date.

“Lender Appointment Period” shall have the meaning set forth in Section 8.07.

“Lenders” shall mean Term Lenders, any New Term Loan Lenders, if any, any New Revolving Loan Lenders, if any, and any Extending Lenders, if any.

“Letter of Credit” shall mean any letter of credit issued pursuant to the Revolving Credit Agreement.

“LIBO Rate” shall mean, with respect to any Eurodollar Borrowing for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the LIBOR Screen Rate for the longest period (for which the LIBOR Screen Rate is available for the applicable currency) that is shorter than such Interest Period and (b) the LIBOR Screen Rate for the shortest period (for which the LIBOR Screen Rate is available for the applicable currency) that exceeds such Interest Period, in each case, at such time.

“LIBOR Screen Rate” shall mean, for any period, the rate per annum determined on the basis of the rate for deposits in U.S. Dollars for a period equal to such period commencing on the first day of such period appearing on Reuters Screen Libor01 Page as of 11:00 A.M., London time, two Business Days prior to the beginning of such period. In the event that such rate is not available at such time for any reason, then the “LIBOR Screen Rate” shall be a rate per annum equal to the “LIBO Rate”.

“License” shall mean any license or agreement under which a Loan Party is authorized to use Intellectual Property in connection with any manufacture, marketing, distribution or disposition of Collateral or any other conduct of its business.

“Lien” shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Liquidity” shall mean, for any date of determination, the sum of the Availability under the Revolving Credit Agreement on such date plus the total amount of Unrestricted Domestic Cash and Cash Equivalents at the close of business on the immediately preceding Business Day.

“Loan Document Obligations” shall mean the due and punctual payment of (i) the principal of and interest (including interest accruing during the pendency of any bankruptcy, examination, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) all other monetary obligations of the Borrowers to any of the Secured Parties under this Agreement and each of the other Loan Documents, including fees, costs, expenses and indemnities, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, examination, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (iii) the due and punctual performance of all other obligations of the Borrowers under or pursuant to this Agreement and each of the other Loan Documents, and (iv) the due and punctual payment and performance of all the obligations of each Loan Party under or pursuant to the Guarantee and Collateral Agreement and each of the other Loan Documents.

“Loan Documents” shall mean this Agreement, the Security Documents, the Incremental Facility Joinder Agreements, the Extension Agreements, if any, the promissory notes, if any, executed and delivered pursuant to Section 2.04(e) and the Fee Letter.

“Loan Parties” shall mean the Borrowers and the Guarantors.

“Loans” shall mean the Term Loan, any New Loans and any Extended Term Loans, if any.

“Local Time” shall mean with respect to a Loan or Borrowing, New York City time.

“Long-Term Indebtedness” shall mean any Indebtedness that, in accordance with GAAP, constitutes (or, when incurred, constituted) a long-term liability.

“Majority-Owned Subsidiary” shall mean a Restricted Subsidiary of Holdings of which securities (except for directors’ qualifying shares) or other ownership interests representing a majority of the aggregate outstanding Equity Interests of such Restricted Subsidiary are, at the time any determination is being made, owned, Controlled or held by Holdings or one or more wholly owned Subsidiaries of Holdings or by Holdings and one or more wholly owned Subsidiaries of Holdings.

“Margin Stock” shall have the meaning assigned to such term in Regulation U.

“Material Adverse Effect” shall mean (a) a materially adverse effect on the business, assets, properties, results of operations or financial condition of Holdings and the Subsidiaries, taken as a whole, (b) a material impairment of the ability of any Borrower or any other Loan Party to perform any of its obligations under any Loan Document to which it is or will be a party or (c) a material impairment of the rights and remedies of or benefits available to the Lenders under any Loan Document.

“Material Indebtedness” shall mean Indebtedness (other than the Loans), or obligations in respect of one or more Hedging Agreements, of any one or more of Holdings or any Restricted Subsidiary in an aggregate principal amount exceeding $35,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations of Holdings or any Restricted Subsidiary in respect of any Hedging Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings or such Restricted Subsidiary would be required to pay if such Hedging Agreement were terminated at such time.

“Material Real Property” shall mean any parcel of owned real property with a fair market value of at least $5,000,000.

“Material Subsidiary” shall mean each Subsidiary of Holdings that, for the most recently completed fiscal year of Holdings for which audited financial statements are available, either (a) has, together with its Subsidiaries, assets that exceed 5% of the total assets shown on the consolidated statement of financial condition of Holdings as of the last day of such period or (b) has, together with its Subsidiaries, net sales that exceed 5% of the consolidated net sales of Holdings for such period.

“Moody’s” shall mean Moody’s Investors Service, Inc., or any successor thereto.

“Mortgage Amendments” shall have the meaning assigned to such term in Section 4.01(j).

“Mortgaged Properties” shall mean, initially, the owned real properties of the relevant Loan Parties specified on Schedule 1.01(a), and shall include each other parcel of owned real property and improvements thereto with respect to which a Mortgage is granted pursuant to Section 5.12.

“Mortgages” shall mean (a) the existing mortgages or deeds of trust encumbering the Mortgaged Properties under the Existing Credit Agreement, each as amended by the applicable Mortgage Amendment and (b) with respect to mortgages required to be delivered hereafter pursuant to Section 5.12, the mortgages, charges, deeds of trust, assignments of leases and rents and other security documents, substantially in the form of Exhibit F (with such changes as may be reasonably satisfactory to the Administrative Agent and its counsel in order to account for local law matters) and otherwise pursuant to this Agreement.

“Multiemployer Plan” shall mean a multiemployer plan as defined in Section 4001(a)(3) of ERISA that is maintained or contributed to by Holdings, any Restricted Subsidiary or any ERISA Affiliate.

“Net Cash Proceeds” shall mean (a) with respect to any Asset Sale, the cash proceeds (including cash proceeds subsequently received (as and when received) in respect of non-cash consideration initially received), net of (i) selling expenses (including reasonable broker’s fees or commissions, legal fees, transfer and similar taxes and the Borrowers’ good faith estimate of income taxes paid or payable in connection with such sale), (ii) amounts provided as a reserve, in accordance with GAAP, against any liabilities under any indemnification obligations or purchase price adjustment associated with such Asset Sale (provided that, to the extent and at the time any such amounts are released from such reserve, such amounts shall constitute Net Cash Proceeds) and (iii) the principal amount, premium or penalty, if any, interest and other amounts on any Indebtedness for borrowed money which is secured by the asset sold in such Asset Sale and which is required to be repaid with such proceeds (other than the Obligations, or any such Indebtedness assumed by the purchaser of such asset) and (b) with respect to any issuance or incurrence of Indebtedness or other event, the cash proceeds thereof, net of all taxes and customary fees, commissions, costs and other expenses incurred in connection therewith.

“Net First Lien Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of the last day of the test period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such test period. In any test period in which a transaction described in Section 1.03(a) occurs, the Net First Lien Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.03(a).

“Net Secured Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Consolidated Secured Debt as of the last day of the test period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such test period. In any test period in which a transaction described in Section 1.03(a) occurs, the Net Secured Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.03(a).

“Net Total Leverage Ratio” shall mean, as of any date of determination, the ratio of (a) Total Debt minus the aggregate amount of cash and Permitted Investments on the consolidated balance sheet of Holdings and the Restricted Subsidiaries on such date, excluding cash and Permitted Investments which are or should be listed as “restricted” on the consolidated balance sheet of Holdings and the Restricted Subsidiaries as of such date as of the last day of the test period most recently ended on or prior to such date of determination to (b) Consolidated EBITDA for such test period. In any test period in which a transaction described in Section 1.03(a) occurs, the Net Total Leverage Ratio shall be determined on a pro forma basis in accordance with Section 1.03(a).

“New Commitment” shall mean New Revolving Loan Commitment or New Term Loan Commitment, as applicable.

“New Loan” shall mean New Revolving Loan or New Term Loan, as applicable.

“New Loan Date” shall mean New Revolving Loan Date or New Term Loan Date, as applicable.

“New Revolving Loan Commitment” shall mean, with respect to each New Revolving Loan Lender, any revolving commitment provided by such New Revolving Loan Lender pursuant to Section 2.24, or in the Assignment and Acceptance pursuant to which such Lender assumed its New Revolving Loan Commitment, as applicable.

“New Revolving Loan Date” shall have the meaning assigned to such term in Section 2.24(a).

“New Revolving Loan Lender” shall mean a Lender with a New Revolving Loan Commitment.

“New Revolving Loans” shall mean the revolving loans made by the New Revolving Loan Lenders to the Borrowers pursuant to Section 2.24.

“New Term Loan Commitment” shall mean, with respect to each New Term Loan Lender, any Term Loan Commitment provided by such New Term Loan Lender pursuant to Section 2.24, or in the Assignment and Acceptance pursuant to which such Lender assumed its New Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such New Term Loan Lender pursuant to Section 9.04.

“New Term Loan Date” shall have the meaning assigned to such term in Section 2.24(a).

“New Term Loan Lender” shall mean a Lender with a New Term Loan Commitment.

“New Term Loans” shall mean the term loans made by the New Term Loan Lenders to the Borrowers pursuant to Section 2.24.

“Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender or a Potential Defaulting Lender at such time.

“Non-Loan Party Asset Sale” shall have the meaning assigned to such term in Section 2.13(j).

“Not for Profit Subsidiaries” shall mean, collectively, Foundation for Marine Animal Husbandry, Inc., a corporation organized under the laws of the State of Florida, Houghton Mifflin Harcourt Foundation, Inc., a corporation organized under the laws of the Commonwealth of Massachusetts, and any other Subsidiary of Holdings that is exempt from U.S. federal income taxation under Section 501(a) of the Code.

“Obligations” shall mean (a) the Loan Document Obligations and (b) the Other Secured Obligations.

“OFAC” shall mean the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State.

“OID” shall mean shall mean original issue discount, as defined in Section 1273 of the Code.

“Other Fees” shall have the meaning assigned to such term in Section 2.05(a).

“Other Pari Passu Secured Obligations” shall mean Other Secured Obligations designated as Other Pari Passu Secured Obligations in accordance with Section 8.11.

“Other Secured Agreement” shall mean, to the extent designated as such by the Borrowers and each applicable Other Secured Party in writing to the Administrative Agent from time to time in accordance with Section 8.11, any agreement evidencing obligations owing by any Loan Party under (a) any Hedging Agreement entered into by Holdings or any of its Subsidiaries with any Person that at the time of entering into such Hedging Agreement is a Lender, Arranger or Agent, or an Affiliate of a Lender, Arranger or Agent or (b) any cash management services arrangement entered into by Holdings or any of its Subsidiaries after the Petition Date with any Person that at the time of entering into such arrangement is a Lender, Arranger or Agent, or an Affiliate of a Lender, Arranger or Agent.

“Other Secured Obligations” shall mean the due and punctual payment and performance of all obligations of each Loan Party under each Other Secured Agreement designated as such in accordance with Section 8.11, excluding, in each case, any Excluded Swap Obligations (as defined in the Guarantee and Collateral Agreement).

“Other Secured Party” shall mean a Person that (a) is a party to an Other Secured Agreement and (b) at the time of entering into such Other Secured Agreement, is a Lender, Arranger or Agent, or an Affiliate of a Lender, Arranger or Agent; provided that, so long as any Lender is a Defaulting Lender, such Lender will not be an Other Secured Party with respect to any Other Secured Agreement entered into while such Lender was a Defaulting Lender.

“Other Taxes” shall mean any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, performance, delivery, registration or enforcement of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document.

“Owned Percentage” shall mean, with respect to any Majority-Owned Subsidiary, the percentage of Equity Interests in such Majority-Owned Subsidiary owned by Holdings and its Restricted Subsidiaries.

“Parent Seller” shall have the meaning assigned to such term in the preamble to this Agreement.

“Participant Register” shall have the meaning assigned to such term in Section 9.04(f).

“Patents” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“PBGC” shall mean the Pension Benefit Guaranty Corporation referred to and defined in ERISA.

“Perfection Certificate” shall mean a Perfection Certificate substantially in the form of Exhibit G to the Guarantee and Collateral Agreement.

“Permitted Acquisition” shall mean the acquisition by Holdings or any Restricted Subsidiary of all or substantially all the assets of a person or line of business of such person, or not less than 100% of the Equity Interests (other than directors’ qualifying shares) not previously held by Holdings and its Subsidiaries of a person (referred to herein as the “Acquired Entity”); provided that (a) the Acquired Entity shall be in a engaged in a Permitted Business; (b) at the time of such transaction, both before and after giving effect thereto, no Event of Default shall have occurred and be continuing; (c) the aggregate amount of Investments made after the Closing Date pursuant to Section 6.04(e) by the Loan Parties in Persons that are not Loan Parties or do not become Loan Parties upon consummation of such acquisition (valued at the time made and without regard to any write-downs or write-offs of such Investments) shall not exceed the greater of $100,000,000 and 31% of the Consolidated EBITDA for the most recently ended four consecutive fiscal quarter period for which financial statements are required to have been delivered pursuant to Section 6.04(a) or (b); (d) Holdings shall have delivered a certificate of a Financial Officer, certifying as to the foregoing and containing reasonably detailed calculations in support thereof, in form reasonably satisfactory to the Administrative Agent; and (e) all persons which are Domestic Subsidiaries in which Holdings or any Restricted Subsidiary shall hold any Investment as a result of such acquisition shall become a Subsidiary Guarantor and shall comply with the applicable provisions of Section 5.12 and the Security Documents.

“Permitted Business” means (a) any business or business activity conducted by the Borrowers and their Subsidiaries or by the Target on the Closing Date and (b) any other business that is a natural outgrowth or reasonable extension, development or expansion of any such business or any business similar, reasonably related, incidental, complementary or ancillary to any of the foregoing.

“Permitted Pari Passu Collateral Liens” means Liens permitted by Section 6.01(w)(i) or 6.01(x); provided that such Liens are subject to an Intercreditor Agreement.

“Permitted Investments” shall mean:

(a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b) (i) investments in commercial paper maturing within one year from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s or (ii) corporate debt securities maturing within two years from the date of acquisition thereof and having, at such date of acquisition, a rating of at least A by S&P or A2 by Moody’s;

(c) investments in certificates of deposit, banker’s acceptances and time deposits maturing within one year from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, and demand deposit and general banking sweep accounts with, the Administrative Agent or any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof that has a combined capital and surplus and undivided profits of not less than $500,000,000;

(d) fully collateralized repurchase agreements with a term of not more than 60 days for securities described in clause (a) above and entered into with a financial institution satisfying the criteria of clause (c) above;

(e) securities with maturities of one year or less from the date of acquisition, issued or fully guaranteed by any State, commonwealth or territory of the United States of America, or by any political subdivision or taxing authority thereof, and rated at least AA by S&P or Aa by Moody’s;

(f) asset backed securities maturing within two years from the date of acquisition thereof and having, at such date of acquisition, a rating of at least AAA by S&P or Aaa by Moody’s;

(g) municipal variable rate demand obligations maturing within two years from the date of acquisition thereof and having, at such date of acquisition, a rating of at least AA by S&P or Aa2 by Moody’s;

(h) investments in “money market funds” within the meaning of Rule 2a-7 of the Investment Company Act of 1940, as amended, substantially all of whose assets are invested in investments of the type described in clauses (a) through (g) above, in each case (i) maturing within one year from the date of acquisition thereof and (ii) having, at such date of acquisition, one of the three highest credit rating obtainable from S&P or Moody’s; and

(i) other short-term investments by Holdings and Foreign Subsidiaries in currencies other than U.S. Dollars and of a type listed on Schedule 1.01(b).

“Permitted Refinancing Indebtedness” shall mean any Indebtedness (other than any Indebtedness incurred under this Agreement) of a Restricted Subsidiary, issued in exchange for, or the Net Cash Proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), Indebtedness of such Restricted Subsidiary (including all or a portion of any Indebtedness incurred under this Agreement) that is permitted by this Agreement to be Refinanced; provided that:

(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus any related fees, commissions and expenses, unpaid accrued interest and premium thereon and underwriting discounts and defeasance costs),

(ii) except with respect to Section 6.01(k), the Weighted Average Life to Maturity of such Permitted Refinancing Indebtedness is greater than or equal to (and the maturity of such Permitted Refinancing Indebtedness is no earlier than) that of the Indebtedness being Refinanced,

(iii) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced,

(iv) no Permitted Refinancing Indebtedness shall have different obligors than the Indebtedness being Refinanced, unless such new obligors are Loan Parties and no Permitted Refinancing Indebtedness shall have greater guarantees than the Indebtedness being Refinanced,

(v) the terms and covenants of such Permitted Indebtedness taken as a whole shall not be more restrictive in any material respect than the terms and covenants of the Indebtedness being Refinanced taken as a whole,

(vi) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured only by such collateral (including any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation governing the Indebtedness being Refinanced.

provided, further, that with respect to a Refinancing of Indebtedness permitted under Section 6.01(g), such Refinancing shall be in compliance with the Term Loan/Revolving Facility Intercreditor Agreement.

“person” or “Person” shall mean any natural person, corporation, business trust, joint venture, association, company, limited liability company, partnership, Governmental Authority or other entity.

“Plan” shall mean any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which a Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Potential Defaulting Lender” shall mean, at any time, (a) any Lender with respect to which an event of the kind referred to in clause (d) of the definition of “Defaulting Lender” has occurred and is continuing in respect of any financial institution affiliate of such Lender, (b) any Lender that has notified, or whose direct or indirect parent company or a financial institution affiliate thereof has notified, the Administrative Agent and the Borrowers in writing, or has stated publicly, that it does not intend to comply with its funding obligations under any other loan agreement or credit agreement or other financing agreement, unless such writing or statement states that such position is based on such Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement, or (c) any Lender that has, or whose direct or indirect parent company has, a non-investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Lender is a Potential Defaulting Lender under any of the clauses (a) through (c) above will be conclusive and binding absent manifest error, and such Lender will be deemed a Potential Defaulting Lender (subject to Section 2.25(b)) upon notification of such determination by the Administrative Agent to the Borrowers and the Lenders.

“Prepayment Event” shall mean (a) each Asset Sale and (b) each Debt Incurrence.

“Preferred Stock” shall mean any Equity Interests with preferential rights of payment of dividends or upon liquidation, dissolution, or winding up.

“Prime Rate” shall mean the rate of interest announced publicly by Citibank, N.A. in New York, from time to time, as Citibank N.A.’s prime rate.

“Pro Rata Percentage” of any amount means, with respect to any Lender at any time, the product of such amount times a fraction (i) the numerator of which is the aggregate amount Loans and Commitments of such Lender outstanding at such time and (ii) the denominator of which is the aggregate amount of Loans and Commitments of all Lenders outstanding at such time.

“Publishers” shall have the meaning assigned to such term in the preamble to this Agreement.

“Qualified Capital Stock” of any person shall mean any Equity Interest of such person that is not Disqualified Stock.

“Rate” shall have the meaning assigned thereto in the definition of “Type”.

“Reference Date” shall have the meaning assigned thereto in the definition of “Cumulative Credit”.

“Refinance” shall have the meaning assigned to such term in the definition of Permitted Refinancing Indebtedness.

“Refinancing” shall have the meaning assigned to such term in the preamble to this Agreement.

“Refinancing Debt” shall have the meaning assigned to such term in Section 2.23.

“Refinancing Facility” shall have the meaning assigned to such term in Section 2.23.

“Refinancing Notes” shall have the meaning assigned to such term in Section 2.23.

“Refinancing Revolving Facility” shall have the meaning assigned to such term in Section 2.23.

“Refinancing Term Facility” shall have the meaning assigned to such term in Section 2.23.

“Register” shall have the meaning assigned to such term in Section 9.04(d).

“Regulation T” shall mean Regulation T of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation U” shall mean Regulation U of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Regulation X” shall mean Regulation X of the Board as from time to time in effect and all official rulings and interpretations thereunder or thereof.

“Reinvestment Period” shall have the meaning assigned to such term in Section 2.13(c).

“Related Fund” shall mean, with respect to any Lender that is a fund or commingled investment vehicle that invests in bank loans and similar extensions of credit, any other fund that invests in bank loans and is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Related Parties” shall mean, with respect to any specified person, such person’s Affiliates and the respective directors, trustees, officers, employees, partners, agents and advisors of such person and such person’s Affiliates.

“Release” shall mean any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment or within or upon any building, structure, facility or fixture.

“Repayment Date” shall have the meaning given such term in Section 2.11(a).

“Repricing Event” means (i) any voluntary prepayment or repayment of any Loans with the proceeds of, or any conversion of Loans into, any new or replacement tranche of term loans bearing a Yield that is less than the Yield applicable to the Loans or (ii) any amendment to any Loan Document that reduces the Yield applicable to any Loans (in each case, as such comparative yields are reasonably determined by the Administrative Agent); provided that any such determination by the Administrative Agent as contemplated hereunder shall be conclusive and binding on the Borrowers and all Lenders, absent manifest error. A Repricing Event shall not include any prepayment, repayment, conversion or amendment made in connection with a Change of Control or Transformative Acquisition.

“Required Lenders” shall mean, at any time, Lenders having Loans and Commitments representing more than 50% of the sum of the outstanding Loans and all Commitments, if any, at such time; provided that Defaulting Lenders having Loans or any unused Commitments shall be disregarded in the determination of Required Lenders at any time.

“Responsible Officer” of any person shall mean any executive officer or Financial Officer of such person and any other officer or similar official thereof responsible for the administration of the obligations of such person in respect of this Agreement.

“Restricted Indebtedness” shall mean Subordinated Indebtedness of Holdings or any Restricted Subsidiary, the payment, prepayment, repurchase or defeasance of which is restricted under Section 6.08(b).

“Restricted Payment” shall mean (a) any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in Holdings or any Restricted Subsidiary, other than dividends or distributions payable solely in Equity Interests (other than Disqualified Stock) of the person paying such dividends or distributions, or (b) any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in Holdings or any Restricted Subsidiary.

“Restricted Subsidiary” shall mean each Subsidiary of Holdings that is not an Unrestricted Subsidiary.

“Revolving Credit Agreement” shall mean the Superpriority Senior Secured Debtor-in-Possession and Exit Revolving Credit Agreement dated as of May 22, 2012 among Holdings, HMH Publishing, the Borrowers, Citibank, N.A., as administrative agent and collateral agent and the other parties thereto.

“Revolving Credit First Lien Collateral” shall have the meaning assigned to such term in the Term Loan/Revolving Facility Intercreditor Agreement.

“S&P” shall mean Standard & Poor’s Ratings Service, or any successor thereto.

“Sale and Lease Back Transaction” shall have the meaning assigned to such term in Section 6.03.

“Sanctions” shall mean economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered or enforced by the OFAC, or (b) the United States Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Parties” shall mean (i) the Lenders, (ii) the Administrative Agent, (iii) the Collateral Agent, (iv) each Other Secured Party, (v) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (vi) the successors and assigns of each of the foregoing.

“Security Documents” shall mean the Mortgages, the Guarantee and Collateral Agreement, the Term Loan/Revolving Facility Intercreditor Agreement, any other Intercreditor Agreements and each of the security agreements, mortgages and other instruments and documents executed and delivered pursuant to any of the foregoing or pursuant to Section 5.12.

“Sellers” shall have the meaning assigned to such term in the preamble to this Agreement.

“Seller Representations” shall mean the representations made by or with respect to the Target, its Subsidiaries and respective businesses in the Asset Purchase Agreement as are material to the interests of the Lenders (in their capacities as such) (but only to the extent that Holdings or any of its Affiliates has the right to terminate its obligations under the Asset Purchase Agreement or decline to consummate the Specified Acquisition as a result of a breach of such representations in the Asset Purchase Agreement).

“Series” shall have the meaning assigned to such term in Section 2.24(a).

“SPC” shall have the meaning assigned to such term in Section 9.04(i).

“Specified Acquisition” shall have the meaning assigned to such term in the preamble to this Agreement.

“Specified Lender” shall have the meaning assigned to such term in Section 9.04(k).

“Specified Representations” shall mean those representations and warranties made by the Loan Parties in Sections 3.01(a), 3.01(d), 3.02(a), 3.02(b)(i)(A), 3.03, 3.11(b), 3.12, 3.19, 3.22 and 3.26.

“Specified Warehouses” shall mean, collectively, the warehouse owned by HMCo and located at 2700 N. Richard Avenue, Indianapolis, Indiana 46219 and the warehouse owned by HMCo and located at 200 Academic Way, Troy, Missouri 63379.

“Statutory Reserves” shall mean a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by the Board and any other banking authority, domestic or foreign, to which the Administrative Agent or any Lender (including any branch, Affiliate or other fronting office making or holding a Loan) is subject for Eurodollar Liabilities (as defined in Regulation D of the Board). Eurodollar Loans shall be deemed to constitute Eurodollar Liabilities (as defined in Regulation D of the Board) and to be subject to such reserve requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under such Regulation D. Statutory Reserves shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Subordinated Indebtedness” shall mean any Indebtedness of a Loan Party that is by its terms subordinated in right of payment to the Obligations. For the purposes of the foregoing, for the avoidance of doubt, no Indebtedness shall be deemed to be subordinated in right of payment to any other Indebtedness solely by virtue of being unsecured or secured by a lower priority Lien or by virtue of the fact that the holders of such Indebtedness have entered into intercreditor agreements or other arrangements giving one or more of such holders priority over the other holders in the collateral held by them.

“Subsidiary” or “subsidiary” shall mean, with respect to any person (herein referred to as the “parent”), any corporation, partnership, limited liability company, association or other business entity (a) of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or more than 50% of the general partnership interests are, at the time any determination is being made, owned, Controlled or held, or (b) that is, at the time any determination is made, otherwise Controlled, by the parent or one or more subsidiaries of the parent or by the parent and one or more subsidiaries of the parent. Unless otherwise specified, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of Holdings.

“Subsidiary Guarantor” shall mean each Subsidiary listed on Schedule 3.08 (other than HMH Intermediate Holdings (Delaware), LLC, the Borrowers, any Unrestricted Subsidiary, any Dormant Subsidiary, any Not for Profit Subsidiary and the Subsidiaries that are Foreign Subsidiaries) and each other Restricted Subsidiary that is a Domestic Subsidiary becomes a party to the Guarantee and Collateral Agreement after the Closing Date.

“Syndication Agent” shall mean Wells Fargo Bank, National Association, in its capacity as the syndication agent under this Agreement.

“Synthetic Lease” shall mean, as to any person, any lease (including leases that may be terminated by the lessee at any time) of any property (whether real, personal or mixed) (a) that is accounted for as an operating lease under GAAP and (b) in respect of which the lessee retains or obtains ownership of the property so leased for U.S. federal income tax purposes, other than any such lease under which such person is the lessor.

“Synthetic Lease Obligations” shall mean, as to any person, an amount equal to the capitalized amount of the remaining lease payments under any Synthetic Lease that would appear on a balance sheet of such person in accordance with GAAP if such obligations were accounted for as Capital Lease Obligations.

“Synthetic Purchase Agreement” shall mean any swap, derivative or other agreement or combination of agreements pursuant to which Holdings or any Restricted Subsidiary is or may become obligated to make (a) any payment in connection with a purchase by any third party from a person other than Holdings or any Restricted Subsidiary of any Equity Interest or Restricted Indebtedness or (b) any payment (other than on account of a permitted purchase by it of any Equity Interest or Restricted Indebtedness) the amount of which is determined by reference to the price or value at any time of any Equity Interest or Restricted Indebtedness; provided that no phantom stock or similar plan providing for payments only to current or former directors, officers or employees of Holdings or the Restricted Subsidiaries (or to their heirs or estates) shall be deemed to be a Synthetic Purchase Agreement.

“Target” shall have the meaning assigned to such term in the preamble to this Agreement.

“Taxes” shall mean any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority.

“Term Borrowing” shall mean a Borrowing comprised of the Term Loan advanced pursuant to a Term Loan Commitment pursuant to Section 2.01.

“Term Lender” shall mean a Lender with a Term Loan Commitment or an outstanding Term Loan.

“Term Loan” shall mean each the term loan made available to the Borrowers pursuant to Section 2.01.

“Term Loan Commitment” shall mean, with respect to each Lender, the commitment of such Lender to make a Term Loan hereunder as of the Closing Date, or in the Assignment and Acceptance pursuant to which such Term Lender assumed its Term Loan Commitment, as applicable, as the same may be (a) reduced from time to time pursuant to Section 2.09 and (b) reduced or increased from time to time pursuant to assignments by or to such Term Lender pursuant to Section 9.04.

“Term Loan Extension Request” shall have the meaning set forth in Section 2.22(a).

“Term Loan Facility” shall mean the term loan facility provided for by this Agreement.

“Term Loan Maturity Date” shall mean

(a) with respect to the Term Loans, the date that is the 6th anniversary of the Closing Date;

(b) with respect to any New Term Loans, the date set forth in the applicable Incremental Facility Joinder Agreement; and

(c) with respect to any Extended Term Loans, the date set forth in the applicable Extension Agreement.

“Term Loan/Revolving Facility Intercreditor Agreement” shall mean the Term Loan / Revolving Facility Lien Subordination and Intercreditor Agreement dated as of May 22, 2012, among the Agents, the administrative agent and the collateral agent in respect of the Revolving Credit Agreement, and the other parties thereto, and to be amended and restated substantially in the form of Exhibit E.

“Total Debt” shall mean, at any time, the aggregate principal amount of Indebtedness of Holdings and the Restricted Subsidiaries outstanding at such time; provided that (i) such Indebtedness shall not be included if it would not be reflected on a consolidated balance sheet of Holdings at such time in accordance with GAAP or to the extent such Indebtedness is Indebtedness under Hedging Agreements and (ii) if such Indebtedness were to be required to be reflected on a consolidated balance sheet of Holdings at such time in accordance with GAAP, the amount thereof that shall constitute Total Debt shall equal the principal amount outstanding at such time, including any portion of such principal amount outstanding that would not be required to be reflected on a consolidated balance sheet of Holdings in accordance with GAAP at such time as a result of original issue discount.

“Trademarks” shall have the meaning assigned to such term in the Guarantee and Collateral Agreement.

“Transactions” shall mean, collectively, (a) the Refinancing, (b) the entering into of the Loan Documents, (c) the consummation of the Specified Acquisition, and (d) payment of the transaction costs related to the foregoing.

“Transformative Acquisition” shall mean any acquisition by Holdings or any Restricted Subsidiary that either (a) is not permitted by the terms of this Agreement immediately prior to the consummation of such acquisition or (b) if permitted by the terms of this Agreement immediately prior to the consummation of such acquisition, would not provide the Borrowers and their Restricted Subsidiaries with adequate flexibility under this Agreement for the continuation and/or expansion of their combined operations following such consummation, as determined by the Borrowers acting in good faith.

“Type” when used in respect of any Loan or Borrowing, shall refer to the Rate by reference to which interest on such Loan or on the Loans comprising such Borrowing is determined. For purposes hereof, the term “Rate” shall mean the Adjusted LIBO Rate and the Alternate Base Rate.

“UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in the State of New York; provided that, if perfection or the effect of perfection or non-perfection or the priority of any security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “UCC” shall mean the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of the provisions hereof relating to such perfection, effect of perfection or non-perfection or priority.

“Unrestricted Domestic Cash and Cash Equivalents” shall mean domestic cash and Permitted Investments of Holdings and its Restricted Subsidiaries that are Domestic Subsidiaries, which cash and Permitted Investments are (a) free and clear of all Liens (other than Liens created under the Security Documents, the “Security Documents” (as defined in the Revolving Credit Agreement or any Permitted Refinancing Indebtedness thereof) and Liens of banks permitted under Section 6.02(c) or (r)), (b) not subject to any contractual, regulatory or legal restrictions on the use thereof to repay the Loans and other obligations of any of the Loan Parties or any of their respective Subsidiaries under this Agreement or the other Loan Documents and (c) are held in accounts that are pledged to the Secured Parties pursuant to the Guarantee and Collateral Agreement and subject to one or more control agreements.

“Unrestricted Subsidiary” shall mean a Subsidiary which has been designated as such pursuant to Section 6.15(a) and which has not been re-designated as a Restricted Subsidiary pursuant to Section 6.15(b).

“U.S. Dollars” or “U.S.$” or “$” shall mean the lawful currency of the United States of America.

“U.S. Person” shall mean any “United States Person” within the meaning of Section 7701(a)(30) of the Code and any Person treated as a “domestic corporation” for purposes of the Code.

“USA PATRIOT Act” shall mean The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Title III of Pub. L. No. 107-56 (signed into law October 26, 2001)).

“Voting Stock” shall mean, with respect to any Person as of any date, the Equity Interests of such Person that is at the time entitled to vote in the election of the board of directors of such Person.

“Waterfall” shall have the meaning assigned to such term in the second paragraph of Article VII.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“wholly owned Subsidiary” of any person shall mean a subsidiary of such person of which securities (except for directors’ qualifying shares) or other ownership interests representing 100% of the Equity Interests are, at the time any determination is being made, owned, Controlled or held by such person or one or more wholly owned Subsidiaries of such person or by such person and one or more wholly owned Subsidiaries of such person.

“Withdrawal Liability” shall mean liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Withholding Agent” shall mean the Borrowers, any Loan Party and the Administrative Agent.

“Yield” shall mean, as to any Indebtedness, the yield thereof, whether in the form of interest rate, margin, original issue discount, upfront fees, or interest rate “floor” that is greater than any corresponding interest rate “floor” for the Term Loan (with such increased amount being equated to interest margins for purposes of determining any increase to the Applicable Percentage), or otherwise; provided that (i) original issue discount and upfront fees shall be equated to interest rate assuming a four-year life to maturity (or, if less, the stated life to maturity at the time of incurrence of the applicable Indebtedness) and (ii) “Yield” shall not include arrangement fees, structuring fees or underwriting or similar fees not generally paid to lenders in connection with such Indebtedness.

SECTION 1.02 Terms Generally. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”. The word “will” shall be construed to have the same meaning and effect as the word “shall”; and the words “asset” and “property” shall be construed as having the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights. All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, (a) any reference in this Agreement to any agreement or document shall mean such agreement or document as amended, restated, supplemented or otherwise modified from time to time (subject to any restrictions in any Loan Document on the amendment, restatement, supplement or other modification thereof) and (b) all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time; provided, however, that if the Borrowers notify the Administrative Agent that the Borrowers wish to amend any covenant in Article VI, any other provision hereof or any related definition to eliminate the effect of any material change in GAAP or the application thereof occurring after the date of this Agreement on the operation of such covenant or provision (or if the Administrative Agent notifies the Borrowers that the Required Lenders wish to amend Article VI, any other provision hereof or any related definition for such purpose), regardless of whether any such notice is given before or after such change in GAAP or the application thereof, then such covenant or provision shall be interpreted on the basis of GAAP in effect and applied immediately before such change became effective, until either such notice is withdrawn or such covenant or provision is amended in a manner satisfactory to the Borrowers and the Required Lenders. In addition, notwithstanding any other provision contained herein, the definitions set forth in the Loan Documents and any financial calculations required by the Loan Documents shall be computed to exclude any change to lease accounting rules from those in effect pursuant to Financial Accounting Standards Board Accounting Standards Codification 840 (Leases) and other related lease accounting guidance as in effect on the Closing Date.

SECTION 1.03 Pro Forma Calculations. Unless otherwise provided herein, the Net First Lien Leverage Ratio, the Net Secured Leverage Ratio, the Net Total Leverage Ratio and Consolidated EBITDA for purposes of the definition of “Applicable Prepayment Percentage”, “Incremental Amount”, “Permitted Acquisition” and Sections 6.01(k), 6.01(m), 6.01(n), 6.01(w), 6.04(b), 6.04(s), 6.04(u), 6.04(v), 6.05(f), 6.06(a), 6.08(b) and 6.15 as of any date shall be calculated based on the most recently completed period of four consecutive fiscal quarters for which financial statements are available, and on a pro forma basis, shall be calculated after giving effect to the Transactions and any acquisition or disposition of assets with a value in excess of $5,000,000, or any incurrence, payment, refinancing, restructuring or retirement of Indebtedness, any designation of any Subsidiary as an Unrestricted Subsidiary and any re-designation of an Unrestricted Subsidiary as a Restricted Subsidiary or any other applicable transaction for which any calculation herein is required to be made on a pro forma basis, in each case which occurred during the most recently completed period of four consecutive fiscal quarters for which financial statements are available or after the end of such period but on or prior to such date, as though each such transaction had occurred at the beginning of such period, including, without duplication, giving effect to (i) all pro forma adjustments permitted or required by Article 11 of Regulation S X under the Securities Act of 1933, as amended, and (ii) even if inconsistent with preceding clause (i), pro forma adjustments for cost savings (net of continuing associated expenses) not to exceed in the aggregate for any period of four consecutive fiscal quarters an amount equal to 15% of Consolidated EBITDA for such four fiscal quarter period without giving effect to this clause (ii) and to the extent such cost savings are factually supportable, are expected to have a continuing impact and have been realized or are reasonably expected to be realized within 12 months following such transaction; provided that all such adjustments shall be set forth in a reasonably detailed certificate of a Financial Officer of the Borrowing Agent), using, for purposes of making such calculations, the historical financial statements of Holdings and the Restricted Subsidiaries which shall be reformulated as if such transaction, and any other such transactions that have been consummated during the period, had been consummated on the first day of such period. Whenever pro forma effect is to be given to a transaction, the pro forma calculations shall be made in good faith by a Financial Officer of the Borrowing Agent. If any Indebtedness bears a floating rate of interest and is being given pro forma effect, the interest on such Indebtedness shall be calculated as if the rate in effect on the calculation date had been the applicable rate for the entire period (taking into account any Hedging Agreements applicable to such Indebtedness). Interest on a Capital Lease Obligation shall be deemed to accrue at an interest rate reasonably determined by a Financial Officer of the Borrowing Agent to be the rate of interest implicit in such Capital Lease Obligation in accordance with GAAP. For purposes of making a pro forma computation hereunder, interest on any Indebtedness under a revolving credit facility computed on a pro forma basis shall be computed based upon the average daily balance of such Indebtedness during the applicable period. Interest on Indebtedness that may optionally be determined at an interest rate based upon a factor of a prime or similar rate, a eurodollar interbank offered rate, or other rate, shall be deemed to have been based upon the rate actually chosen, or, if none, then based upon such optional rate chosen as the Borrowing Agent may designate.

SECTION 1.04 Classification of Loans and Borrowings. For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Term Loan”) or by Type (e.g., a “Eurodollar Term Loan”) or by Class and Type (e.g., a “Eurodollar Term Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Term Loan Borrowing”) or by Type (e.g., a “Eurodollar Borrowing”) or by Class and Type (e.g., a “Eurodollar Term Loan Borrowing”).

ARTICLE II

The Credits

SECTION 2.01 Commitments. Subject to the terms and conditions and relying upon the representations and warranties herein set forth, each Lender agrees, severally and not jointly, to make a single Term Loan to the Borrowers on the Closing Date in a principal amount equal to 99.5% of its Term Loan Commitment. Amounts paid or prepaid in respect of the Term Loan may not be reborrowed. It is understood and agreed that the principal amount of the Term Loans owing hereunder (and for all purposes under the Loan Documents) shall be an amount equal to 100% of the applicable Term Lender’s Term Loan Commitment.

SECTION 2.02 Loans and Borrowings.

(a) Each Term Loan shall be made as part of a Borrowing consisting of Loans made by the applicable Term Lenders ratably in accordance with their applicable Term Loan Commitments; provided, however, that the failure of any Term Lender make any Term Loan, shall not in itself relieve any other Term Lender of its obligation to lend hereunder (it being understood, however, that no Term Lender shall be responsible for the failure of any other Term Lender to make any Term Loan required to be made by such other Term Lender). Loans comprising any Borrowing shall be in an aggregate principal amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum.

(b) Subject to Sections 2.08 and 2.15, each Borrowing shall be comprised entirely of ABR Loans or Eurodollar Loans as the applicable Borrower may request pursuant to Section 2.03. Each Lender may at its option make any Eurodollar Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement. Borrowings of more than one Type may be outstanding at the same time; provided, however, that no Borrower shall be entitled to request any Borrowing that, if made, would result in more than 10 Eurodollar Borrowings outstanding hereunder at any time. For purposes of the foregoing, Borrowings having different Interest Periods, regardless of whether they commence on the same date, shall be considered separate Borrowings.

(c) Each Lender shall make each Term Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds to such account as the Administrative Agent may designate not later than 1:00 p.m., Local Time, and the

Administrative Agent shall promptly credit the amounts so received to an account designated by the applicable Borrower in the applicable Borrowing Request or, if a Borrowing shall not occur on such date because any condition precedent herein specified shall not have been met, return the amounts so received to the respective Lenders.

(d) Unless the Administrative Agent shall have received notice from a Lender prior to the date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s portion of such Borrowing, the Administrative Agent may assume that such Lender has made such portion available to the Administrative Agent on the date of such Borrowing in accordance with paragraph (c) above and the Administrative Agent may, in reliance upon such assumption, make available to the applicable Borrower on such date a corresponding amount. If the Administrative Agent shall have so made funds available then, to the extent that such Lender shall not have made such portion available to the Administrative Agent, such Lender and the Borrowers severally agree to repay to the Administrative Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the date such amount is made available to the applicable Borrower to but excluding the date such amount is repaid to the Administrative Agent at (i) in the case of the Borrowers, a rate per annum equal to the interest rate applicable at the time to the Loans comprising such Borrowing and (ii) in the case of such Lender, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds (which determination shall be conclusive absent manifest error). If such Lender shall repay to the Administrative Agent such corresponding amount, such amount shall constitute such Lender’s Loan as part of such Borrowing for purposes of this Agreement.

SECTION 2.03 Borrowing Procedure. In order to request a Term Borrowing, the Borrowers shall notify the Administrative Agent of such request by telephone or in writing (a) in the case of a Eurodollar Borrowing, not later than 1:00 p.m., New York City time, three Business Days before a proposed Borrowing and (b) in the case of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day before a proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable, and shall be confirmed promptly by hand delivery, fax or electronic mail to the Administrative Agent of a written Borrowing Request and shall specify the following information: (i) whether such Borrowing is to be a Eurodollar Borrowing or an ABR Borrowing; (ii) the date of such Borrowing (which shall be a Business Day); (iii) the number and location of the account to which funds are to be disbursed; (iv) the amount of such Borrowing; and (v) if such Borrowing is to be a Eurodollar Borrowing, the Interest Period with respect thereto; provided, that, notwithstanding any contrary specification in any Borrowing Request, each requested Borrowing shall comply with the requirements set forth in Section 2.02. If no election as to the Type of Borrowing is specified in any such notice, then the requested Borrowing shall be an ABR Borrowing. If no Interest Period with respect to any Eurodollar Borrowing is specified in any such notice, then such Borrower shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall promptly advise the applicable Lenders of any notice given pursuant to this Section 2.03(a) (and the contents thereof), and of each Lender’s portion of the requested Borrowing.

SECTION 2.04 Evidence of Debt; Repayment of Loans.

(a) Each Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of each Lender the principal amount of each Term Loan of such Lender as provided in Section 2.11.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrowers to such Lender resulting from each Loan made by such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent shall maintain accounts in which it will record (i) the amount of each Loan made hereunder, the Class, Type and Series thereof (as applicable) and, if applicable, the Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder from any Borrower or any Guarantor and each Lender’s share thereof.

(d) The entries made in the accounts maintained pursuant to paragraphs (b) and (c) above shall be prima facie evidence of the existence and amounts of the obligations therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligations of any Borrower to repay the Loans in accordance with their terms.

(e) Any Lender may request that Loans made by it hereunder be evidenced by a promissory note. In such event, the Borrowers shall execute and deliver to such Lender a promissory note payable to such Lender and its registered assigns and in a form and substance reasonably acceptable to the Administrative Agent and the Borrowers. Notwithstanding any other provision of this Agreement, in the event any Lender shall request and receive such a promissory note, the interests represented by such note shall at all times (including after any assignment of all or part of such interests pursuant to Section 9.04) be represented by one or more promissory notes payable to the payee named therein or its registered assigns.

SECTION 2.05 Fees.

(a) Each Borrower agrees to pay to the Administrative Agent, in U.S. Dollars, for its own account, the administration fees set forth in the Fee Letter at the times and in the amounts specified therein (the “Administrative Agent Fees”). Each Borrower also agrees to pay to the Administrative Agent, in U.S. Dollars, for the account of the parties entitled thereto, such other fees as shall be payable under the Fee Letter at the times and in the amounts specified therein (the “Other Fees”).

(b) All Fees shall be paid on the dates due, in immediately available funds, to the Administrative Agent for distribution, if and as appropriate, among the Lenders. Once paid, none of the Fees shall be refundable under any circumstances.

SECTION 2.06 Interest on Loans.

(a) Subject to the provisions of Section 2.07, the Loans comprising each ABR Borrowing, shall bear interest (computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be, when the Alternate Base Rate is determined by reference to the Prime Rate and over a year of 360 days at all other times and calculated from and including the date of such Borrowing to but excluding the date of repayment thereof) at a rate per annum equal to the Alternate Base Rate plus the Applicable Percentage in effect from time to time.

(b) Subject to the provisions of Section 2.07, the Loans comprising each Eurodollar Borrowing shall bear interest (computed on the basis of the actual number of days elapsed over a year of 360 days) at a rate per annum equal to the Adjusted LIBO Rate for the Interest Period in effect for such Borrowing plus the Applicable Percentage in effect from time to time.

(c) Interest on each Loan shall be payable on the Interest Payment Dates applicable to such Loan except as otherwise provided in this Agreement. The applicable Alternate Base Rate or Adjusted LIBO Rate for each Interest Period or day within an Interest Period, as the case may be, shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.07 Default Interest. If at any time after the occurrence of and during the continuance of an Event of Default, all or a portion of the principal amount of any Loan, any interest on the Loans or any fees or other amounts owed hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest payable on demand at a rate that is 2.00% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (or, in the case of any such fees and other amounts, at a rate which is 2.00% per annum in excess of the interest rate otherwise payable hereunder for ABR Loans). Payment or acceptance of the increased rates of interest and fees provided for in this Section 2.07 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

SECTION 2.08 Alternate Rate of Interest. In the event, and on each occasion, that on the day two Business Days prior to the commencement of any Interest Period for a Eurodollar Borrowing the Administrative Agent shall have determined that deposits in the principal amounts of the Loans comprising such Borrowing are not generally available in the relevant interbank market, or that the rates at which such deposits are being offered will not adequately and fairly reflect the cost to any Lender of making or maintaining its Eurodollar Loan during such Interest Period, or that reasonable means do not exist for ascertaining the Adjusted LIBO Rate, the Administrative Agent shall, as soon as practicable thereafter, give written, fax or electronic mail notice of such determination to the Borrowers and the Lenders. In the event of any such determination, until the Administrative Agent shall have advised the Borrowers and the Lenders that the circumstances giving rise to such notice no longer exist, (a) any request by any Borrower for a Eurodollar Borrowing pursuant to Section 2.03 shall be deemed to be a request for an ABR Borrowing and (b) any request by any Borrower for a Eurodollar Borrowing pursuant to Section 2.10 shall be deemed a request for an ABR Borrowing. Each determination by the Administrative Agent under this Section 2.08 shall be conclusive absent manifest error.

SECTION 2.09 Termination and Reduction of Commitments.

(a) Immediately following the making of the Term Loan on the Closing Date pursuant to Section 2.01, any undrawn Term Loan Commitments shall automatically terminate.

(b) Upon at least three Business Days’ prior irrevocable written, fax or electronic mail notice to the Administrative Agent, the Borrowers may at any time in whole permanently terminate, or from time to time in part permanently reduce, the Term Loan Commitments (if any); provided, however, that each partial reduction of the Term Loan Commitments shall be in an integral multiple of $1,000,000 and in a minimum amount of $5,000,000.

(c) Each reduction in the Term Loan Commitments hereunder shall be made ratably among the Lenders in accordance with their respective Term Loan Commitments.

SECTION 2.10 Conversion and Continuation of Borrowings. The Borrowers shall have the right at any time upon prior irrevocable notice to the Administrative Agent (a) not later than 1:00 p.m., New York City time, one Business Day prior to conversion, to convert any Eurodollar Borrowing into an ABR Borrowing, (b) not later than 1:00 p.m., New York City time, three Business Days prior to conversion or continuation, to convert any ABR Borrowing into a Eurodollar Borrowing or to continue any Eurodollar Borrowing as a Eurodollar Borrowing for an additional Interest Period, and (c) not later than 1:00 p.m., Local Time, three Business Days prior to conversion, to convert the Interest Period with respect to any Eurodollar Borrowing to another permissible Interest Period, subject in each case to the following:

(i) each conversion or continuation shall be made pro rata among the Lenders in accordance with the respective principal amounts of the Loans comprising the converted or continued Borrowing;

(ii) if less than all the outstanding principal amount of any Borrowing shall be converted or continued, then each resulting Borrowing shall satisfy the limitations specified in Sections 2.02(a) and 2.02(b) regarding the principal amount and maximum number of Borrowings of the relevant Type;

(iii) each conversion shall be effected by each Lender and the Administrative Agent by recording for the account of such Lender the new Loan of such Lender resulting from such conversion and reducing the Loan (or portion thereof) of such Lender being converted by an equivalent principal amount; accrued interest on any Eurodollar Loan (or portion thereof) being converted shall be paid by the Borrowers at the time of conversion;

(iv) if any Eurodollar Borrowing is converted at a time other than the end of the Interest Period applicable thereto, the Borrowers shall pay, upon demand, any amounts due to the Lenders pursuant to Section 2.16;

(v) any portion of a Borrowing maturing or required to be repaid in less than one month may not be converted into or continued as a Eurodollar Borrowing;

(vi) any portion of a Eurodollar Borrowing that cannot be converted into or continued as a Eurodollar Borrowing by reason of the immediately preceding clause shall be automatically converted at the end of the Interest Period in effect for such Borrowing into an ABR Borrowing; and

(vii) upon notice to the Borrowers from the Administrative Agent given at the request of the Required Lenders, after the occurrence and during the continuance of an Event of Default, no outstanding Loan may be converted into, or continued as, a Eurodollar Loan.

Each notice pursuant to this Section 2.10 shall be irrevocable and shall refer to this Agreement and specify (i) the identity and amount of the Borrowing that the Borrowers request be converted or continued, (ii) whether such Borrowing is to be converted to or continued as a Eurodollar Borrowing or an ABR Borrowing, (iii) if such notice requests a conversion, the date of such conversion (which shall be a Business Day) and (iv) if such Borrowing is to be converted to or continued as a Eurodollar Borrowing, the Interest Period with respect thereto. If no Interest Period is specified in any such notice with respect to any conversion to or continuation as a Eurodollar Borrowing, the Borrowers shall be deemed to have selected an Interest Period of one month’s duration. The Administrative Agent shall advise the Lenders of any notice given pursuant to this Section 2.10 and of each Lender’s portion of any converted or continued Borrowing. If the Borrowers shall not have given notice in accordance with this Section 2.10 to continue any Eurodollar Borrowing into a subsequent Interest Period (and shall not otherwise have given notice in accordance with this Section 2.10 to convert such Borrowing), such Borrowing shall, at the end of the Interest Period applicable thereto (unless repaid pursuant to the terms hereof), automatically be continued into an ABR Borrowing.

SECTION 2.11 Repayment of Borrowings.

(a) Each Borrower shall pay to the Administrative Agent, for the account of the Term Lenders, on the last Business Day of each March, June, September and December of each year (commencing on September 30, 2015), and on the Term Loan Maturity Date (each such date being called a “Repayment Date”), a principal amount of the Term Loan (as adjusted from time to time pursuant to Sections 2.12 and 2.13(i)) equal to (A) in the case of each such Repayment Date due prior to the Term Loan Maturity Date, an amount equal to 0.25% of the aggregate principal amount of the Term Loan outstanding immediately prior to the first such scheduled Repayment Date and (B) in the case of such payment due on the Term Loan Maturity Date, an amount equal to the then aggregate unpaid principal amount of the Term Loan outstanding, together in each case with accrued and unpaid interest on the principal amount to be paid to but excluding the date of such payment.

(b) Payments for the account of the New Term Loan Lenders of any New Term Loans, if any, shall be made in accordance with the applicable Incremental Facility Joinder Agreement for such Series and to the extent not previously paid, an amount equal to the then unpaid principal amount of such Series of New Term Loans shall be due and payable on the Term Loan Maturity Date in respect of such New Term Loans, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(c) Payments for the account of the New Revolving Loan Lenders of any New Revolving Loans, if any, shall be made in accordance with the applicable Incremental Facility Joinder Agreement.

(d) Payments for the account of the Extending Lenders of any Extended Term Loans, if any, shall be made in accordance with the applicable Extension Agreement and to the extent not previously paid, an amount equal to the then unpaid principal amount of such Series of Extended Term Loans shall be due and payable on the Term Loan Maturity Date in respect of such Extended Term Loans, together with accrued and unpaid interest on the principal amount to be paid to but excluding the date of payment.

(e) All repayments pursuant to this Section 2.11 shall be subject to Section 2.16, but shall otherwise be without premium or penalty.

SECTION 2.12 Optional Prepayment; Prepayment Premium.

(a) Subject to paragraph (d) below, the Borrowers shall have the right at any time and from time to time to prepay any Borrowing, in whole or in part, (i) in the case of a Eurodollar Borrowing, upon at least three Business Days’ prior written, fax or electronic mail notice (or telephone notice promptly confirmed by written, fax or electronic mail notice) or (ii) in the case of an ABR Borrowing, upon at least one Business Day’s prior written, fax or electronic mail notice (or telephone notice promptly confirmed by written, fax or electronic mail notice), in each case to the Administrative Agent before 1:00 p.m., New York City time; provided, however, that (i) each partial prepayment shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum and (ii) any prepayment of a Borrowing pursuant to this Section 2.12(a) shall be made on a pro rata basis among the Loans comprising such Borrowing based on the aggregate principal amount of such Loans then outstanding.

(b) [Intentionally omitted.]

(c) Optional prepayments shall be applied to the Class or Series of Loans as specified by the Borrowing Agent and pro rata among the Loans comprising such Class or Series in direct order of maturity thereof.

(d) Each notice of prepayment shall specify the prepayment date and the principal amount of each Borrowing (or portion thereof) to be prepaid and the class or Series of Loan to be prepaid, shall be irrevocable and shall commit the Borrowers to prepay such Borrowing by the amount stated therein on the date stated therein; provided that, a notice of optional prepayment may state that such notice is conditioned upon the receipt of net proceeds from other Indebtedness, in which case such notice may be revoked by the Borrowers (by written notice to the Administrative Agent) on or prior to the fourth Business Day after such notice of optional prepayment is delivered. All prepayments under this Section 2.12 shall be subject to Section 2.16 but otherwise without premium or penalty (except as expressly provided in paragraph (b) above). All prepayments under this Section 2.12 shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of payment.

(e) Any prepayment of Loans pursuant to this Section 2.12 in connection with a Repricing Event that occurs after the Closing Date but on or prior to the date that is 6 months after the Closing Date, shall be accompanied by a prepayment premium such that the aggregate amount of such prepayment shall equal 101% of the principal amount prepaid.

SECTION 2.13 Mandatory Prepayments.

(a) [Intentionally Omitted]

(b) [Intentionally Omitted]

(c) In the event and on each occasion that any Net Cash Proceeds are received by or on behalf of Holdings or any Subsidiary in respect of a Prepayment Event, the Borrowers shall, within five Business Days after such Net Cash Proceeds are so received, prepay the outstanding Loans in an aggregate principal amount equal to the Applicable Prepayment Percentage of such Net Cash Proceeds; provided that, in the case of any Prepayment Event that is an Asset Sale, if the Borrowing Agent shall deliver to the Administrative Agent a certificate of a Financial Officer of the Borrowing Agent, on or prior to the date that a prepayment would otherwise be required hereunder if such certificate were not delivered, to the effect that Holdings and the Subsidiaries intend to apply the Net Cash Proceeds from such Asset Sale (or a portion thereof specified in such certificate), within the Reinvestment Period applicable to such Net Cash Proceeds, to acquire real property, equipment or other tangible or intangible assets to be used in the business of Holdings and the Subsidiaries (which real property, equipment or other assets must be assets that become Collateral to the extent that such Net Cash Proceeds are attributable to assets that were Collateral), and certifying that no Default has occurred and is continuing, then no prepayment shall be required pursuant to this paragraph in respect of such Net Cash Proceeds (or the portion of such Net Cash Proceeds specified in such certificate, if applicable) except to the extent of any such Net Cash Proceeds that have not been so applied by the end of such Reinvestment Period, at which time a prepayment shall be required in an aggregate principal amount equal to the Applicable Prepayment Percentage of such Net Cash Proceeds that have not been so applied. For purposes hereof, “Reinvestment Period” means, with respect to any Net Cash Proceeds, the period beginning on the date of receipt of such Net Cash Proceeds and ending twelve (12) months thereafter or, in respect of any portion of such Net Cash Proceeds that is committed to be reinvested in the business of Holdings and the Subsidiaries during such initial twelve (12) month period, the period beginning on the date of receipt of such Net Cash Proceeds and ending eighteen (18) months thereafter.

(d) Following the end of each fiscal year of Holdings, commencing with the fiscal year ending December 31, 2016 (each such fiscal year, an “Excess Cash Flow Period”), the Borrowers shall prepay the outstanding Term Loans (and any other Indebtedness (to the extent required by the terms of the documentation governing such other Indebtedness) secured by the Collateral on a pari passu basis with the Obligations (provided that such other Indebtedness shall in no event receive more than its ratable amount) in an aggregate principal amount equal to the excess, if any, of (i) the Applicable Prepayment Percentage of Excess Cash

Flow for such fiscal year over (ii) other than to the extent funded with the incurrence of Indebtedness (excluding any loan proceeds provided under the Revolving Credit Agreement or any other revolving credit facility permitted under Section 6.01), the sum of (A) the aggregate principal amount of the Term Loans prepaid pursuant to Section 2.12, (B) a ratable portion of the aggregate principal amount of other Indebtedness that is secured by Liens on the Collateral on a pari passu basis with the Obligations that was prepaid, (C) the aggregate amount of cash expended to acquire Term Loans in accordance with Section 9.04(k) and (D) the aggregate principal amount of loans voluntarily prepaid pursuant to the Revolving Credit Agreement to the extent accompanied by a permanent reduction of such revolving commitments under the Revolving Credit Agreement, in each case, (x) during such Excess Cash Flow Period or (y) after the end of such Excess Cash Flow Period and prior to the time such prepayment pursuant to this Section 2.13(d) is due (it being understood that any such reduction taken pursuant to clause (y) above shall not be deducted in connection with the calculation of the prepayment required pursuant to this Section 2.13(d) for the immediately succeeding fiscal year). Each prepayment pursuant to this paragraph shall be made on or prior to the date that is five Business Days after the date on which financial statements are delivered pursuant to Section 5.04 with respect to the fiscal year for which Excess Cash Flow is being calculated (and in any event on or prior to the date that is five Business Days after the day that is 90 days after the end of such fiscal year).

(e) [Intentionally Omitted].

(f) [Intentionally Omitted].

(g) [Intentionally Omitted].

(h) The Borrowing Agent shall notify the Administrative Agent by telephone (confirmed by fax or electronic mail) of any mandatory prepayment hereunder (i) in the case of prepayment of a Eurodollar Borrowing, not later than 1:00 p.m., Local Time, three Business Days (or, in the case of a mandatory prepayment under paragraph (c) or (d), five Business Days) before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 1:00 p.m., New York City time, one Business Day (or, in the case of a mandatory prepayment under paragraph (c) or (d) above, five Business Days) before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date, the principal amount of the Borrowing or portion thereof to be prepaid and, in the case of a mandatory prepayment under paragraph (c) or (d) above, a reasonably detailed calculation, certified by a Financial Officer of the Borrowers, of the amount of such prepayment; provided that a notice of prepayment may be revoked if such notice states that the prepayment is conditioned upon consummation of a refinancing or other transaction and if the Borrowers notify the Administrative Agent on or prior to the specified prepayment date that such condition has not been satisfied and the notice is revoked. Promptly following receipt of such notice, the Administrative Agent shall advise the Lenders of the contents thereof and, other than in the case of a Prepayment Event that is a Debt Incurrence, the Lenders have, not less than two Business Days prior to the date of required prepayment, the right to refuse any such prepayment by giving written notice of such refusal to the Administrative Agent and the Borrowing Agent. The Borrowers will make all such prepayments not so refused upon the date set forth above for such prepayment and any refused proceeds may be retained by the Borrowers (the “Declined Proceeds”). All mandatory prepayments shall be subject to Section 2.16, but shall otherwise be without premium or penalty, and shall be accompanied by accrued and unpaid interest on the principal amount to be prepaid to but excluding the date of prepayment.

(i) Mandatory prepayments of the outstanding Loans under this Agreement shall be applied against the remaining scheduled installments of principal due in respect of the Loans under Section 2.11 in the direct order of their maturity, unless, in the case of New Loans, otherwise provided in the applicable Incremental Facility Joinder Agreement.

(j) Notwithstanding any other provisions of this Section 2.13, (i) to the extent that any or all of the Net Cash Proceeds of any Asset Sale by a non-Loan Party (a “Non-Loan Party Asset Sale”) or Excess Cash Flow attributable to a non-Loan Party, are prohibited, delayed or restricted by applicable local law, rule or regulation from being repatriated to the United States, the portion of such Net Cash Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.13 but may be retained by the applicable non-Loan Party so long, but only so long, as the applicable local law, rule or regulation will not permit repatriation to the United States (the Borrowers hereby agreeing to cause the applicable non-Loan Party to promptly take commercially reasonable actions required by the applicable local law, rule or regulation to permit such repatriation), and once such repatriation of any of such affected Net Cash Proceeds or Excess Cash Flow is permitted under the applicable local law, rule or regulation, such repatriation will be promptly effected and such repatriated Net Cash Proceeds or Excess Cash Flow will be promptly (and in any event not later than two Business Days after such repatriation) applied (net of additional taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.13, and (ii) to the extent that the Borrowers have determined in good faith that repatriation of any of or all the Net Cash Proceeds of any non-Loan Party Asset Sale or Excess Cash Flow would have a material adverse tax cost consequence with respect to such Net Cash Proceeds or Excess Cash Flow, the Net Cash Proceeds or Excess Cash Flow so affected may be retained by the applicable non-Loan Party.

SECTION 2.14 Reserve Requirements; Change in Circumstances.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of or credit extended by any Lender (except any such reserve requirement which is reflected in the Adjusted LIBO Rate) or shall impose on such Lender or the London interbank market any other condition affecting this Agreement or Eurodollar Loans made by such Lender or participation therein, and the result of any of the foregoing shall be to increase the cost to such Lender making or maintaining any Eurodollar Loan or increase the cost to any Lender or purchasing or maintaining a participation therein or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or otherwise) by an amount deemed by such Lender to be material, then the Borrowers will pay to such Lender, upon demand such additional amount or amounts as will compensate such Lender, for such additional costs incurred or reduction suffered.

(b) If any Lender shall have determined that any Change in Law regarding capital adequacy has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement or the Loans made by such Lender pursuant hereto to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy) by an amount deemed by such Lender to be material, then from time to time the Borrowers shall pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as applicable, as specified in paragraph (a) or (b) above, with calculations thereof, shall be delivered to the Borrowers and shall be conclusive absent manifest error. The Borrowers shall pay such Lender the amount shown as due on any such certificate delivered by it within 10 days after its receipt of the same.

(d) Failure or delay on the part of any Lender to demand compensation for any increased costs or reduction in amounts received or receivable or reduction in return on capital shall not constitute a waiver of such Lender’s right to demand such compensation; provided that the Borrowers shall not be under any obligation to compensate any Lender under paragraph (a) or (b) above with respect to increased costs or reductions with respect to any period prior to the date that is 120 days prior to such request if such Lender knew or could reasonably have been expected to know of the circumstances giving rise to such increased costs or reductions and of the fact that such circumstances would result in a claim for increased compensation by reason of such increased costs or reductions; provided further that the foregoing limitation shall not apply to any increased costs or reductions arising out of the retroactive application of any Change in Law within such 120-day period. The protection of this Section 2.14 shall be available to each Lender regardless of any possible contention of the invalidity or inapplicability of the Change in Law that shall have occurred or been imposed.

(e) Notwithstanding anything in this Section to the contrary, this Section 2.14 shall not apply to Taxes which shall be governed exclusively by Section 2.20.

SECTION 2.15 Change in Legality.

(a) Notwithstanding any other provision of this Agreement, if any Change in Law shall make it unlawful for any Lender to make or maintain any Eurodollar Loan or to give effect to its obligations as contemplated hereby with respect to any Eurodollar Loan, then, by written notice to the Borrowers and to the Administrative Agent:

(i) such Lender may declare that Eurodollar Loans will not thereafter (for the duration of such unlawfulness) be made by such Lender hereunder (or be continued for additional Interest Periods) and ABR Loans will not thereafter (for such duration) be converted into Eurodollar Loans, whereupon any request for a Eurodollar Borrowing (or to convert an ABR Borrowing to a Eurodollar Borrowing or to continue a Eurodollar Borrowing for an additional Interest Period) shall, as to such Lender only, be deemed a request for an ABR Loan (or a request to continue an ABR Loan as such for an additional Interest Period or to convert such a Eurodollar Loan into an ABR Loan, as the case may be); and

(ii) such Lender may require that all outstanding Eurodollar Loans made by it be converted to ABR Loans, in which event all such Eurodollar Loans shall be automatically converted to ABR Loans as of the effective date of such notice as provided in paragraph (b) below.

In the event any Lender shall exercise its rights under clause (i) or (ii) above, all payments and prepayments of principal that would otherwise have been applied to repay the Eurodollar Loans that would have been made by such Lender or the converted Eurodollar Loans of such Lender shall instead be applied to repay the ABR Loans made by such Lender in lieu of, or resulting from the conversion of, such Eurodollar Loans.

(b) For purposes of this Section 2.15, a notice to the Borrowers by any Lender shall be effective as to each Eurodollar Loan made by such Lender, if lawful, on the last day of the Interest Period then applicable to such Eurodollar Loan; in all other cases such notice shall be effective on the date of receipt by the Borrowers.

SECTION 2.16 Indemnity. The Borrowers shall indemnify each Lender against any loss or expense (other than any loss of the Applicable Percentage or other profit margin) that such Lender may sustain or incur as a consequence of (a) any event, other than a default by such Lender in the performance of its obligations hereunder, which results in (i) such Lender receiving or being deemed to receive any amount on account of the principal of any Eurodollar Loan prior to the end of the Interest Period in effect therefor (including pursuant to a required assignment pursuant to Section 2.21(a)), (ii) the conversion of any Eurodollar Loan to an ABR Loan, or the conversion of the Interest Period with respect to any Eurodollar Loan, in each case other than on the last day of the Interest Period in effect therefor, or (iii) any Eurodollar Loan to be made by such Lender (including any Eurodollar Loan to be made pursuant to a conversion or continuation under Section 2.10) not being made after notice of such Loan shall have been given by a Borrower hereunder (any of the events referred to in this clause (a) being called a “Breakage Event”) or (b) any default in the making of any payment or prepayment required to be made hereunder. In the case of any Breakage Event, such loss shall be equal to the excess, as reasonably determined by such Lender, of (i) its cost of obtaining funds for the Eurodollar Loan that is the subject of such Breakage Event for the period from the date of such Breakage Event to the last day of the Interest Period in effect (or that would have been in effect) for such Loan over (ii) the amount of interest likely to be realized by such Lender in redeploying the funds released or not utilized by reason of such Breakage Event for such period. A certificate of any Lender setting forth any amount or amounts which such Lender is entitled to receive pursuant to this Section 2.16 with calculations thereof, shall be delivered to the Borrowers and shall be conclusive absent manifest error. Notwithstanding anything in this Section to the contrary, this Section 2.16 shall not apply to Taxes which shall be governed exclusively by Section 2.20. Failure or delay on the part of any Lender to demand indemnification under this Section 2.16 shall not constitute a waiver of such right to demand such indemnification; provided that the Borrowers shall not be under any obligation to indemnify any Lender under this Section 2.16 for any claim made more than 180 days after the applicable Breakage Event.

SECTION 2.17 Pro Rata Treatment. Except as required under Section 2.12, 2.13(i) or 2.15, each Borrowing, each payment or prepayment of principal of any Borrowing, each payment of interest on the Loans, each reduction of the Term Loan Commitments of any Series and each conversion of any Borrowing to or continuation of any Borrowing as a Borrowing of any Type shall be allocated pro rata among the Lenders in accordance with their respective applicable Commitments (or, if such Commitments shall have expired or been terminated, in accordance with the respective principal amounts of their outstanding Loans of the applicable Series). Each Lender agrees that in computing such Lender’s portion of any Borrowing to be made hereunder, the Administrative Agent may, in its discretion, round each Lender’s percentage of such Borrowing to the next higher or lower whole dollar amount.

SECTION 2.18 Sharing of Setoffs. Each Lender agrees that if it shall, through the exercise of a right of banker’s lien, setoff or counterclaim against any Borrower or any other Loan Party, or pursuant to a secured claim under section 506 of the Bankruptcy Code or other security or interest arising from, or in lieu of, such secured claim, received by such Lender under any applicable bankruptcy, insolvency or other similar law or otherwise, or by any other means, obtain payment (voluntary or involuntary) in respect of any Loans as a result of which the unpaid principal portion of its Loans shall be proportionately less than the unpaid principal portion of the Loans of any other Lender, it shall be deemed simultaneously to have purchased from such other Lender at face value, and shall promptly pay to such other Lender the purchase price for, a participation in the Loans of such other Lender, so that the aggregate unpaid principal amount of the Loans and participations in Loans held by each Lender shall be in the same proportion to the aggregate unpaid principal amount of all Loans then outstanding as the principal amount of its Loans prior to such exercise of banker’s lien, setoff or counterclaim or other event was to the principal amount of all Loans outstanding prior to such exercise of banker’s lien, setoff or counterclaim or other event; provided, however, that if any such purchase or purchases or adjustments shall be made pursuant to this Section 2.18 and the payment giving rise thereto shall thereafter be recovered, such purchase or purchases or adjustments shall be rescinded to the extent of such recovery and the purchase price or prices or adjustment restored without interest. The Loan Parties expressly consent to the foregoing arrangements and agree that any Lender holding a participation in a Loan deemed to have been so purchased may exercise any and all rights of banker’s lien, setoff or counterclaim with respect to any and all moneys owing by any Loan Party to such Lender by reason thereof as fully as if such Lender had made a Loan directly to a Borrower in the amount of such participation. The provisions of this paragraph shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement.

SECTION 2.19 Payments.

(a) Each Borrower shall make each payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder and under any other Loan Document not later than 1:00 p.m., Local Time, on the date when due in immediately available U.S. Dollars, without setoff, defense or counterclaim. Each such payment shall be made to the Administrative Agent at its address set forth in Section 9.01. The Administrative Agent shall promptly distribute to each Lender any payments received by the Administrative Agent on behalf of such Lender.

(b) Except as otherwise expressly provided herein, whenever any payment (including principal of or interest on any Borrowing or any Fees or other amounts) hereunder or under any other Loan Document shall become due, or otherwise would occur, on a day that is not a Business Day, such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of interest or Fees, if applicable.

(c) Unless the Administrative Agent shall have received notice from the applicable Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders hereunder that such Borrower will not make such payment, the Administrative Agent may assume that such Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if such Borrower has not in fact made such payment, then each of the Lenders severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

SECTION 2.20 Taxes.

(a) Any and all payments by or on account of any obligation of a Borrower or any other Loan Party hereunder or under any other Loan Document shall be made free and clear of and without deduction or withholding for any Taxes, unless required by applicable law. If any applicable law (as determined in good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from such payment by such Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction and withholding of such Tax and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law. If such Tax is an Indemnified Tax, then the sum payable by the applicable Loan Party shall be increased as necessary so that after making all required deductions or withholdings (including deductions or withholdings applicable to additional sums payable under this Section) the Administrative Agent or Lender (as the case may be) receives an amount equal to the sum it would have received had no such deductions or withholdings been made.

(b) In addition, each Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Each Borrower shall indemnify the Administrative Agent and each Lender, within 10 days after receipt of the certificate referred to below, for the full amount of any Indemnified Taxes paid by the Administrative Agent or such Lender, as the case may be, on or with respect to any payment by or on account of any obligation of such Borrower or any other Loan Party hereunder or under any other Loan Document (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) and any penalties, interest and any other reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority; provided, however, that if the Borrower reasonably believes that any such Indemnified Taxes were not correctly or legally asserted by the relevant Governmental Authority, the Administrative Agent, such Lender or such Issuing Bank, as the case may be, will use reasonable efforts to cooperate with such Borrower to obtain a refund of such Taxes so long as such efforts would not result in any additional cost, expense or risk or be otherwise disadvantageous to any of the Administrative Agent, such Lender or such Issuing Bank. A certificate as to the amount of such payment or liability setting forth in reasonable detail the calculation thereof delivered to the Borrowers by a Lender (with a copy to the Administrative Agent), or by the Administrative Agent on behalf of itself or a Lender, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Borrower or any other Loan Party to a Governmental Authority, such Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties has not already indemnified the Administrative Agent for such Indemnified Taxes and without limiting the obligation of such Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 9.04(f) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Administrative Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (e).

(f) Any Foreign Lender that is entitled to an exemption from or reduction of withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to such Borrower (with a copy to the Administrative Agent), at such other time or times prescribed by applicable law or as reasonably requested by such Borrower, such properly completed and executed documentation prescribed by applicable law or reasonably requested by such Borrower or the Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. Notwithstanding anything to the contrary in the preceding sentence, the completion, execution and submission of such documentation (other than such documentation set forth below) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. In addition, each Foreign Lender shall, to the extent legally entitled to do so, (i) furnish on or before it becomes a party to this Agreement to the Borrowers (with a copy to the Administrative Agent) either (a) two accurate and complete originally executed IRS Form W 8BEN or IRS Form W-8BEN-E (or successor form) or an accurate and complete IRS Form W 8ECI (or successor form), as applicable, certifying, in either case, such Foreign Lender’s legal entitlement to an exemption from U.S. federal withholding tax with respect to all interest payments hereunder or (b) to the extent the Foreign Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, or IRS Form W-8BEN-E (together with a certificate substantially in the form of Exhibit H-1, H-2, H-3 or H-4 (as applicable), if the beneficial owner providing the IRS Form W-8BEN or IRS Form W-8BEN-E is relying on the so-called portfolio interest exemption), IRS Form W-9 or other certification documents from each beneficial owner, as applicable, and, if applicable further IRS Forms W-8IMY with the accompanying documentation described in this clause (b), and (ii) provide a new Form W 8BEN or IRS Form W-8BEN-E (or successor form) or IRS Form W 8ECI (or successor form) to the Borrowers (with a copy to the Administrative Agent) (a) upon the expiration or obsolescence of any previously delivered form or if the information on such form is or becomes incorrect, (b) at such other time or times prescribed by applicable law, or (c) as reasonably requested by the Borrowers or the Administrative Agent, to reconfirm any complete exemption from U.S. federal withholding tax with respect to any interest payment hereunder; provided that any Foreign Lender that is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and is relying on the so called “portfolio interest exemption” shall also furnish a statement substantially in the form of Exhibit H-1, H-2, H-3 or H-4 (as applicable), together with the applicable form. Any Lender that is a U.S. Person shall deliver to the Borrowers (with a copy to the Administrative Agent), (w) on or before the date such Lender becomes a party to this Agreement, (x) upon the expiration or obsolescence of any previously delivered form or if the information on such form is or becomes incorrect, (y) at such other time or times prescribed by applicable law, or (z) as reasonably requested by the Borrowers, two accurate and complete originally executed copies of IRS Form W 9, or any successor form certifying that such Lender is exempt from U.S. backup withholding.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrowers and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrowers or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(h) If the Administrative Agent or any Lender determines, in its reasonable discretion, that it has received a refund in respect of any Indemnified Taxes or Other Taxes as to which indemnification or additional amounts have been paid to it by a Borrower pursuant to this Section 2.20, it shall promptly remit such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Borrower under this Section 2.20 with respect to the Indemnified Taxes or Other Taxes giving rise to such refund plus any interest included in such refund by the relevant Governmental Authority attributable thereto) to such Borrower, net of all out of pocket expenses of the Administrative Agent or such Lender, as the case may be, and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund to the Administrative Agent or Lender, as applicable); provided, that a Borrower, upon the request of the Administrative Agent or Lender agrees to repay as soon as reasonably practicable the amount paid over to such Borrower (plus penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent or Lender to the extent the Administrative Agent or Lender is required to repay such refund to such Governmental Authority. This Section shall not be construed to require the Administrative Agent or any Lender to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to any Borrower or any other person.

(i) Notwithstanding anything to the contrary in this Agreement, each party’s obligations under this Section 2.20 shall survive the resignation or replacement of the Administrative Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

SECTION 2.21 Assignment of Commitments Under Certain Circumstances; Duty to Mitigate.

(a) In the event (i) any Lender delivers a certificate requesting compensation pursuant to Section 2.14, (ii) any Lender delivers a notice described in Section 2.15, (iii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20 or (iv) any Lender refuses to consent to any amendment, waiver or other modification of any Loan Document requested by the Borrowers that requires the consent of a greater percentage of the Lenders than the Required Lenders and such amendment, waiver or other modification is consented to by the Required Lenders, the Borrowers may, at their sole expense and effort (including with respect to the processing and recordation fee referred to in Section 9.04(b)), upon notice to such Lender, and the Administrative Agent, require any such Lender to transfer and assign, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all of its interests, rights and obligations under this Agreement to an assignee that shall assume such assigned obligations and, with respect to clause (iv) above, shall consent to such requested amendment, waiver or other modification of any Loan Documents (which assignee may be another Lender, if a Lender accepts such assignment); provided that (x) such assignment shall not conflict with any law, rule or regulation or order of any court or other Governmental Authority having jurisdiction, (y) the Borrowers shall have received the prior written consent of the Administrative Agent, which consents shall not unreasonably be withheld or delayed, and (z) the Borrowers or such assignee shall have paid to the affected Lender in immediately available funds an amount equal to the sum of the principal of and interest accrued to the date of such payment on the outstanding Loans of such Lender, plus all Fees and other amounts accrued for the account of such Lender hereunder with respect thereto (including any amounts under Sections 2.14 and 2.16 and if such assignment occurs in connection with any consent, modification or amendment that would result in a Repricing Event that occurs after the Closing Date but on or prior to the date that is 6 months after the Closing Date, the prepayment premium that would be payable pursuant to Section 2.12(e) if the Loans of such Lender subject to such assignment had been prepaid by the Borrowers pursuant to Section 2.12); provided further that, if prior to any such transfer and assignment the circumstances or event that resulted in such Lender’s claim for compensation under Section 2.14, notice under Section 2.15 or the amounts paid pursuant to Section 2.20, as the case may be, cease to cause such Lender to suffer increased costs or reductions in amounts received or receivable or reduction in return on capital, or cease to have the consequences specified in Section 2.15, or cease to result in amounts being payable under Section 2.20, as the case may be (including as a result of any action taken by such Lender pursuant to paragraph (b) below), or if such Lender shall waive its right to claim further compensation under Section 2.14 in respect of such circumstances or event or shall withdraw its notice under Section 2.15 or shall waive its right to further payments under Section 2.20 in respect of such circumstances or event or shall consent to the proposed amendment, waiver, consent or other modification, as the case may be, then such Lender shall not thereafter be required to make any such transfer and assignment hereunder. Each Lender hereby agrees that, in the event a Borrower exercises its rights under and in accordance with this Section 2.21 to effect a transfer and assignment of such Lender’s interests, rights and obligations under this Agreement (which may be effected without such Lender’s consent or execution and delivery of any Assignment and Acceptance), such Lender shall no longer be a party hereto or have any rights or obligations hereunder; provided that (i) the obligations of the Borrowers to such Lender under this Agreement which by their terms survive the termination of this Agreement or the transfer and assignment of the interests of a Lender hereunder and (ii) the obligations of such Lender under Section 9.05 (with respect to unreimbursed expenses or indemnity payments sought before or as a result of such assignment) shall, in each case, survive the Borrowers’ exercise of such rights.

(b) If (i) any Lender shall request compensation under Section 2.14, (ii) any Lender delivers a notice described in Section 2.15 or (iii) a Borrower is required to pay any additional amount to any Lender or any Governmental Authority on account of any Lender pursuant to Section 2.20, then such Lender shall use reasonable efforts (which shall not require such Lender to incur an unreimbursed loss or unreimbursed cost or expense or otherwise take any action inconsistent with its internal policies or legal or regulatory restrictions or suffer any disadvantage or burden deemed by it to be significant) (x) to file any certificate or document reasonably requested in writing by the Borrowers or (y) to assign its rights and delegate and transfer its obligations hereunder to another of its offices, branches or affiliates, if such filing or assignment would reduce its claims for compensation under Section 2.14 or enable it to withdraw its notice pursuant to Section 2.15 or would reduce amounts payable pursuant to Section 2.20, as the case may be, in the future. Each Borrower hereby agrees to pay all reasonable out-of-pocket costs and expenses incurred by any Lender in connection with any such filing or assignment, delegation and transfer.

SECTION 2.22 Extensions of Term Loans.

(a) The Borrowers may at any time and from time to time request that all or a portion of each Term Loan of any Class (an “Existing Term Loan Class”) be converted or exchanged to extend the scheduled final maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of such Term Loans (any such Term Loans which have been so extended, “Extended Term Loans”) and to provide for other terms consistent with this Section 2.22. Prior to entering into any Extension Agreement with respect to any Extended Term Loans, the Borrowers shall provide written notice to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders of the applicable Existing Term Loan Class, with such request offered equally to all such Lenders of such Existing Term Loan Class) (a “Term Loan Extension Request”) setting forth the proposed terms of the

Extended Term Loans to be established, which terms shall be similar to the Term Loans of the Existing Term Loan Class from which they are to be extended except that (w) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Term Loans may be delayed to later dates than the scheduled amortization of principal of the Term Loans of such Existing Term Loan Class (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 2.11 or in the Extension Agreement or the Incremental Facility Joinder Agreement, as the case may be, with respect to the Existing Term Loan Class of the Term Loans from which such Extended Term Loans were extended, in each case as more particularly set forth in Section 2.22(c) below), (x)(A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts and prepayment terms and premiums with respect to the Extended Term Loans may be different than those for the Term Loans of such Existing Term Loan Class and/or (B) additional fees and/or premiums may be payable to the Lenders providing such Extended Term Loans in addition to any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Agreement, (y) subject to the provisions set forth in Sections 2.12 and 2.13, the Extended Term Loans may have optional prepayment terms (including call protection and prepayment terms and premiums) and mandatory prepayment terms as may be agreed between the Borrowers and the Lenders thereof and (z) the Extension Agreement may provide for other covenants and terms that apply to any period after the Latest Maturity Date. No Lender shall have any obligation to agree to have any of its Term Loans of any Existing Term Loan Class converted into Extended Term Loans pursuant to any Term Loan Extension Request. Any Extended Term Loans of any Extension Series shall constitute a separate Class of Term Loans from the Existing Term Loan Class of Term Loans from which they were extended.

(b) The Borrowers shall provide the applicable Extension Request to the Administrative Agent at least five (5) Business Days (or such shorter period as the Administrative Agent may determine in its reasonable discretion) prior to the date on which Lenders under the Existing Term Loan Class are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.22. Any Lender (an “Extending Lender”) wishing to have all or a portion of its Term Loans of the Existing Term Loan Class subject to such Extension Request converted or exchanged into Extended Term Loans shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the aggregate outstanding principal amount of its Term Loans of the applicable Existing Term Loan Class which it has elected to convert or exchange into Extended Term Loans (subject to any reasonable minimum denomination requirements imposed by the Administrative Agent). In the event that the aggregate principal amount of Term Loans of the applicable Existing Term Loan Class subject to Extension Elections exceeds the aggregate outstanding principal amount of Extended Term Loans requested pursuant to the Extension Request, Term Loans of the applicable Existing Term Loan Class that are, subject to Extension Elections shall be converted to or exchanged for Extended Term Loans on a pro rata basis (subject to such rounding requirements as may be established by the Administrative Agent) based on the aggregate principal amount of Term Loans of the applicable Existing Term Loan Class included in each such Extension Election or as may be otherwise agreed to in the applicable Extension Agreement.

(c) Extended Term Loans shall be established pursuant to an amendment (an “Extension Agreement”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.22(c) and notwithstanding anything to the contrary set forth in Section 9.8, shall not require the consent of any Lender other than the Extending Lenders with respect to the Extended Term Loans established thereby) executed by the Loan Parties, the Administrative Agent and the Extending Lenders. In addition to any terms and changes required or permitted by Section 2.22(a), each Extension Agreement in respect of Extended Term Loans shall amend the scheduled amortization payments pursuant to Section 2.11 or the applicable Incremental Facility Joinder Agreement or Extension Agreement with respect to the Existing Class of Term Loans from which the Extended Term Loans were converted or exchanged to reduce each scheduled installment repayment amount for the Existing Class in the same proportion as the aggregate outstanding principal amount of Term Loans of the applicable Existing Term Loan Class is to be reduced pursuant to such Extension Agreement (it being understood that the amount of any Repayment Amount payable with respect to any individual Term Loan of such Existing Term Loan Class that is not an Extended Term Loan shall not be reduced as a result thereof). In connection with any Extension Agreement, the Borrowers shall deliver an opinion of counsel reasonably acceptable to the Administrative Agent and addressed to the Administrative Agent and the applicable Extending Lenders (i) as to the enforceability of such Extension Agreement, this Agreement as amended thereby, and such of the other Loan Documents (if any) as may be amended thereby (in the case of such other Loan Documents as contemplated by the immediately preceding sentence) and covering customary matters and (ii) to the effect that such Extension Agreement, including the Extended Term Loans provided for therein, does not breach or result in a default under the provisions of Section 9.8 of this Agreement.

(d) Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Term Loans of an Existing Term Loan Class is converted or exchanged to extend the related scheduled maturity date(s) in accordance with Section 2.22(a) (an “Extension Date”), in the case of the existing Term Loans of each Extending Lender, the aggregate principal amount of such existing Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Term Loans so converted or exchanged by such Lender on such date, and the Extended Term Loans shall be established as a separate Class of Term Loans (together with any other Extended Term Loans so established on such date).

(e) In the event that the Administrative Agent determines in its sole discretion that the allocation of Extended Term Loans of a given Extension Series to a given Lender was incorrectly determined as a result of manifest administrative error in the receipt and processing of an Extension Election timely submitted by such Lender in accordance with the procedures set forth in the applicable Extension Agreement, then the Administrative Agent, the Borrowers and such affected Lender may (and hereby are authorized to), in their sole discretion and without the consent of any other Lender, enter into an amendment to this Agreement and the other Loan Documents (each, a “Corrective Extension Agreement”) within 15 days following the effective date of such Extension Agreement, which Corrective Extension Agreement shall (i) provide for the conversion or exchange and extension of Term Loans under the Existing Term Loan Class in such principal amount as is required to cause such Lender to hold Extended Term Loans of the applicable Extension Series into which such other Term Loans were initially converted or exchanged, as the case may be, in the principal amount such Lender would have held had such administrative error not occurred and had such Lender received the minimum allocation of the applicable Loans or Commitments to which it was entitled under the terms of such Extension Agreement in the absence of such error, (ii) be subject to the satisfaction of such conditions as the Administrative Agent, the Borrowers and such Lender may agree (including conditions of the type required to be satisfied for the effectiveness of an Extension Agreement described in Section 2.22(c)), and (iii) effect such other amendments of the type (with appropriate reference and nomenclature changes) described in the penultimate sentence of Section 2.22(c).

(f) No conversion or exchange of Loans or Commitments pursuant to any Extension Agreement in accordance with this Section 2.22 shall constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement.

(g) This Section 2.22 shall supersede any provisions in Section 2.02 or Section 9.8 to the contrary. For the avoidance of doubt, any of the provisions of this Section 2.22 may be amended with the consent of the Required Lenders; provided that no such amendment shall require any Lender to provide any Extended Term Loans without such Lender’s consent.

SECTION 2.23 Refinancing Facilities. The Borrowing Agent may by written notice to Administrative Agent elect to establish one or more additional tranches of term loans under this Agreement (“Refinancing Term Facility”) or new revolving credit facilities under this Agreement (“Refinancing Revolving Facility” and together with any Refinancing Term Facility, “Refinancing Facility”) or one or more series of senior unsecured notes or senior secured notes (“Refinancing Notes” and, together with any Refinancing Facilities, “Refinancing Debt”), in each case, to refinance the any or all Series of Loans or replace New Revolving Loan Commitments, as the case may be, in whole or in part, and that will be secured by the Collateral on a pari passu basis with the Obligations or secured by the Collateral by Liens that are junior and subordinated to the Liens thereon securing the Obligations. Each such notice shall specify the date (each, a “Refinancing Effective Date”) on which the Borrower proposes that the Refinancing Debt shall become effective; provided that:

(a) such Refinancing Term Facility shall mature no earlier than, and the Weighted Average Life to Maturity of such Refinancing Term Facility shall not be shorter than, the then remaining Weighted Average Life to Maturity of the Term Loans being refinanced;

(b) such Refinancing Notes shall mature no earlier than, and shall not have mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such Refinancing Notes prior to, the Loans being refinanced;

(c) such Refinancing Revolving Facility shall mature no earlier than (or require commitment reductions or amortization prior to) the maturity date of the New Revolving Loan Commitments being refinanced or replaced;

(d) there shall be no borrowers or guarantors in respect of any Refinancing Debt that is not a Borrower or Guarantor;

(e) such Refinancing Facility or Refinancing Notes will have such pricing, premiums and, to the extent not directly and adversely affecting the Lenders of Loans outstanding hereunder (except in the case of any applicable Refinancing Facility) immediately after giving effect to such refinancing, optional prepayment or redemption terms as may be agreed by the Borrowers and the lenders or holders providing such Refinancing Facility or Refinancing Notes;

(f) if necessary, the Loan Parties and the Collateral Agent shall enter into such amendments to the Security Documents as may be requested by the Collateral Agent (which shall not require any consent from any Lender) in order to ensure that the Refinancing Facility or Refinancing Notes are provided with the benefit of the applicable Security Documents and shall deliver such other documents, certificates and opinions of counsel in connection therewith as may be requested by the Collateral Agent;

(g) the Net Cash Proceeds of such Refinancing Facility or Refinancing Notes shall be applied to the repayment of the then outstanding applicable Loans on the date of such incurrence in accordance with Section 2.12;

(h) with respect to any Refinancing Notes secured by Liens on Collateral or any Refinancing Term Facility secured by Liens on Collateral that are junior and subordinated to the Liens thereon securing the Obligations, such agreements or Liens shall be subject to an Intercreditor Agreement;

(i) the aggregate principal amount of any Refinancing Debt shall not be greater than the aggregate principal amount (or committed amount) of the Term Loan Facility or New Loan, as the case may be, being refinanced or replaced plus any fees, premiums, original issue discount and accrued interest associated therewith, and costs and expenses related thereto, and such Term Loan Facility or New Loan being refinanced or replaced shall be permanently reduced substantially simultaneously with the issuance thereof; and

(j) the other terms and conditions, taken as a whole, of any such Refinancing Debt are substantially similar to, or not materially less favorable to the Borrowers and their Subsidiaries, than, the terms and conditions, taken as a whole, applicable to the Term Loan Facility or the New Revolving Loan Commitments being refinanced or replaced except as otherwise implicitly permitted by this Section 2.23 above except for covenants and other provisions that are applicable only to periods occurring after the Latest Maturity Date in effect at such time or are otherwise reasonably satisfactory to the Administrative Agent.

SECTION 2.24 Incremental Facilities.

(a) The Borrowers may, by written notice to the Administrative Agent from time to time, elect to request prior to the Term Loan Maturity Date, the establishment of (i) term loan commitments under one or more new term loan tranches (any such term loan commitment, a “New Term Loan Commitment”; any Loan made in respect thereof, a “New Term Loan”) or (ii) one additional revolving credit facility (any such revolving commitment, a “New Revolving Loan Commitment” and together any New Term Loan Commitment, the “New Commitments”; any Loan made in respect thereof, a “New Revolving Loan” and together with any New Term Loan, the “New Loans”) that:

(i) do not exceed the Incremental Amount at the time any such New Commitment is established; provided, that New Loans may be incurred without regard to the Incremental Amount, to the extent that the proceeds from such New Term Loans are used on the date of incurrence (or substantially concurrent with the date of incurrence) of such New Term Loans to either prepay Loans in accordance with the procedures set forth in Section 2.12 or to permanently reduce commitments under a revolving credit facility permitted under Section 6.01(g) by an amount equal to the aggregate amount of the New Revolving Loan Commitments so provided; and

(ii) are individually not less than $20,000,000 (or any lesser amount that is approved by the Administrative Agent) and integral multiples of $5,000,000 in excess of that amount, or equal to the remaining Incremental Amount (or any lesser amount that is approved by the Administrative Agent).

Each such notice shall specify (A) the date (each, an “New Loan Date”) on which the Borrowers propose that the New Commitments shall be effective, which shall be a date not less than five Business Days after the date on which such notice is delivered to the Administrative Agent and (B) the identity of each Lender or Affiliate of a Lender or other Person that is consented to by the Administrative Agent (such consent not to be unreasonably withheld or delayed) to whom the Borrowers propose any portion of such New Commitments be allocated and the amounts of such allocations; provided that any Lender approached to provide all or a portion of the New Commitments may elect or decline, in its sole discretion, to provide a portion of such New Commitments. Such New Commitments, as applicable, shall become effective as of such New Loan Date; provided that (1) no Event of Default shall exist on such New Loan Date before or after giving effect to such New Commitments, as the case may be, except, in the case of a provision of any New Loan in connection with a Permitted Acquisition or an Acquisition, to the extent such condition is omitted by the applicable Incremental Facility Joinder Agreement; (2) such New Commitments shall be effected pursuant to one or more Incremental Facility Joinder Agreements executed and delivered by the Loan Parties to the Administrative Agent and each of which shall be recorded in the Register and shall be subject to the requirements set forth in Section 2.20; (3) the Borrowers shall make any payments required pursuant to Section 2.16 in connection with such New Commitments; (4) the interest rate margins, original issue discount, upfront fees (if any) and interest rate floors (if any) for any New Loan shall be determined by the Borrowers and the applicable Lender; provided that if the Yield in respect of any New Term Loans exceeds the Yield with respect to the Term Loan by more than 50 basis points, the Applicable Percentage with respect to the Term Loan shall be automatically increased on the New Loan Date with respect to the Term Loan so that the Yield for the Term Loan is equal to the Yield with respect to such New Term Loans minus 50 basis points; provided further that, if the Adjusted LIBO Rate in respect of such New Term Loan includes a floor greater than the floor applicable to the Term Loan and such floor is greater than the Adjusted LIBO Rate in effect for a 3-month interest period at such time, such excess amount (above the greater of such floor and such Adjusted LIBO Rate) shall be equated to interest rate for purposes of determining the applicable interest rate under such New Term Loan; provided further this clause (4) shall not apply to (i) any New Term Loan with a final maturity date that occurs 24 months after the Term Loan Maturity Date or later or (ii) any New Term Loan that ranks junior in right of security to the Term Loan Facility, (5) the final maturity date of any New Term Loan shall be no earlier than the Term Loan Maturity Date and such New Term Loan shall have a Weighted Average Life to Maturity no shorter than that of the remaining Term Loans; (6) all representations and warranties made in the Loan Documents shall be true and correct in all material respects immediately prior to, and after giving effect to, such New Commitments on such date; provided that to the extent that such representations and warranties specifically refer to an earlier date, they shall be true and correct in all material respects as of such earlier date; (7) the New Loans shall be senior secured obligations and shall rank pari passu with or, at the Borrowers’ option, junior in right of security to the Term Loan Facility; provided that, if such New Loans rank junior in right of security with the Term Loan Facility, (i) such New Loan will be established as a separate facility from the Term Loan Facility, and (ii) such New Loan shall be subject to an Intercreditor Agreement, (8) the New Revolving Loans will mature no earlier than the loans provided under the Revolving Credit Agreement and all other terms of any New Revolving Loans (other than pricing, maturity, financial maintenance covenants, participation in mandatory prepayments, borrowing mechanics, assignments and participations or other provisions customarily found in revolving credit facilities or asset based revolving credit facilities) shall be substantially similar to the Term Loan Facility or otherwise reasonably acceptable to the Administrative Agent, (9) with respect to mandatory prepayments of any New Term Loan, no New Term Loan shall participate on a greater than pro rata basis than the Term Loans, and (10) the Borrowers shall deliver or cause to be delivered any other documents reasonably requested by Administrative Agent in connection with any such transaction. Once any New Commitments shall become effective as of their respective New Loan Dates in accordance with this Section 2.24(a), extensions of credit may be made thereunder in accordance with the terms of the applicable Incremental Facility Joinder Agreement without any additional conditions thereto; provided that, with respect to each such extension of credit, each of the conditions set forth in Sections 4.02 shall be satisfied. Any New Loans made pursuant to New Commitments that become effective on a New Loan Date, as well as the Term Loans, shall be designated a separate series (a “Series”) of Loans for all purposes of this Agreement.

Notwithstanding the foregoing, if the proceeds of any New Loan will be used to consummate a Permitted Acquisition or an Acquisition, the condition set forth in clause (6) above that representations and warranties made in the Loan Documents shall be true and correct in all material respects immediately prior to, and after giving effect to, such New Commitments on such date may instead be limited in accordance with the terms of the applicable Incremental Facility Joinder Agreement to the accuracy in all material respects of (i) the Specified Representations as are referred to in the definition of “Specified Representations” and (ii) any representations and warranties made by or with respect to the target, its Subsidiaries and respective businesses in the acquisition, sale or purchase documentation in connection with such Permitted Acquisition or an Acquisition as are material to the interests of the Lenders (in their capacities as such) but only to the extent that Holdings or any of its Affiliate has the right to terminate its obligations under the applicable acquisition, sale or purchase documentation or decline to consummate the applicable acquisition as a result of a breach of such representation.

(b) The Administrative Agent shall notify Lenders promptly upon receipt of the Borrowers’ notice of each New Loan Date and in respect thereof the New Loan Commitments, the Lenders providing such New Commitments and their respective interests therein.

(c) The terms and provisions of the New Term Loans shall be identical to the Term Loan, except as otherwise reasonably satisfactory to the Administrative Agent or explicitly permitted by this Section 2.24.

(d) Each of the parties hereto hereby agrees that, upon the effectiveness of any Incremental Facility Joinder Agreement, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the terms of the New Commitments evidenced thereby. Any such deemed amendment may be memorialized in writing by the Administrative Agent with the Borrowers’ consent (not to be unreasonably withheld) and furnished to the other parties hereto.

SECTION 2.25 Defaulting Lenders.

(a) Defaulting Lender Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as such Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of Required Lenders.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Administrative Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VII or otherwise) or received by the Administrative Agent from a Defaulting Lender pursuant to Section 2.08 or 9.06 shall be applied at such time or times as may be determined by the Administrative Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent hereunder; second, as the Borrowers may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Administrative Agent; third, if so determined by the Administrative Agent and the Borrowers, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders, as a result of any judgment of a court of competent jurisdiction obtained by any Lender, against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default exists, to the payment of any amounts owing to the Borrowers as a result of any judgment of a court of competent jurisdiction obtained by the Borrowers against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if such payment is a payment of the principal amount of any Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, such payment shall be applied solely to pay the Loans owed to, all Non-Defaulting Lenders holding

Loans of the same Series as the Defaulting Lender on a pro rata basis prior to being applied to the payment of any Loans of such Defaulting Lender until such time as all Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to clause (iv) below. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(b) Defaulting Lender Cure. If the Borrowers and the Administrative Agent agree in writing that a Lender is no longer a Defaulting Lender or a Potential Defaulting Lender, as the case may be, the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein, that Lender will, to the extent applicable, purchase at par that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans of the applicable Series to be held pro rata by the Lenders in accordance with the Commitments of such Series, whereupon such Lender will cease to be a Defaulting Lender or a Potential Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrowers while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender or a Potential Defaulting Lender.

SECTION 2.26 Intentionally Deleted.

ARTICLE III

Representations and Warranties

Each Loan Party represents and warrants to the Administrative Agent, the Collateral Agent and each of the Lenders on the Closing Date:

SECTION 3.01 Organization; Powers. Each of Holdings and the Restricted Subsidiaries (a) is duly organized or incorporated, validly existing and, to the extent recognized by the laws of the jurisdiction of its organization, in good standing under the laws of such jurisdiction, (b) has all requisite power and authority to own its property and assets and to carry on its business as now conducted and as proposed to be conducted, (c) is qualified to do business in, and is in good standing in, every jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to result in a Material Adverse Effect and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents and each other agreement or instrument contemplated thereby to which it is or will be a party and, in the case of the Borrowers, to borrow hereunder.

SECTION 3.02 Authorization. The Transactions (a) have been duly authorized by all requisite corporate and, if required, stockholder action and (b) will not (i) violate (A) any provision of law, statute, rule or regulation, or of the certificate or articles of incorporation or other constitutive documents or by-laws of Holdings or any Restricted Subsidiary, (B) any order of any Governmental Authority or (C) any provision of any indenture, agreement or other instrument to which Holdings or any Restricted Subsidiary is a party or by which any of them or any of their property is or may be bound, (ii) be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, or give rise to any right to accelerate or to require the prepayment, repurchase or redemption of any obligation under any such indenture, agreement or other instrument or (iii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by Holdings or any Restricted Subsidiary (other than any Lien created hereunder or under the Security Documents or permitted Liens that are subject to an Intercreditor Agreement).

SECTION 3.03 Enforceability. This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan Document when executed and delivered by each Loan Party will constitute (to the extent such persons are a party thereto), a legal, valid and binding obligation of such Loan Party enforceable against such Loan Party in accordance with its terms, except as enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to or affecting the enforcement of creditors’ rights generally or by general principles of equity.

SECTION 3.04 Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Transactions, except for (a) the filing of Uniform Commercial Code financing statements and filings with the United States Patent and Trademark Office and the United States Copyright Office, (b) recordation of the Mortgages and (c) such as have been made or obtained and are in full force and effect.

SECTION 3.05 Intentionally Deleted.

SECTION 3.06 No Material Adverse Change. Since December 31, 2014, except for the Transactions, no event or condition has occurred or existed that, individually or in the aggregate, has had, or could reasonably be expected to have, a Material Adverse Effect.

SECTION 3.07 Title to Properties; Possession Under Leases.

(a) Each of Holdings and the Restricted Subsidiaries has good and marketable title to, or valid leasehold interests in, all its material properties and assets (including all Mortgaged Properties), except for (i) Liens permitted by Section 6.02, (ii) minor defects in title that do not materially interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and (iii) where the failure to have such title in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

(b) Each of Holdings and the Restricted Subsidiaries has complied with all obligations under all leases to which it is a party and all such leases are in full force and effect except for such noncompliance or ineffectiveness which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

(c) As of the Closing Date, neither Holdings nor any Subsidiary has received any notice of, nor has any knowledge of, any pending or contemplated condemnation proceeding affecting the Mortgaged Properties or any sale or disposition thereof in lieu of condemnation.

(d) As of the Closing Date, none of Holdings or any of the Subsidiaries is obligated under any right of first refusal, option or other contractual right to sell, assign or otherwise dispose of any Mortgaged Property or any interest therein.

SECTION 3.08 Subsidiaries. Schedule 3.08 sets forth as of the Closing Date a list of all Subsidiaries, including the correct legal name thereof, the jurisdiction in which each such person is organized or incorporated, the percentage ownership interest (whether direct or indirect) of Holdings therein and whether such Subsidiary is a Not for Profit Subsidiary. The shares of capital stock or other ownership interests so indicated on Schedule 3.08 are fully paid and non-assessable and are owned by Holdings, directly or indirectly, free and clear of all Liens (other than Liens created under the Security Documents, Liens permitted by clause (l), (v), (x) or (dd) of Section 6.02 and in the case of Liens permitted under Section 6.02(v), (x) or (dd), subject to an Intercreditor Agreement). Each Not for Profit Subsidiary is exempt from U.S. federal income taxation under Section 501(a) of the Code, or if any Not for Profit Subsidiary is not so exempt from U.S. federal income taxation, then such Not for Profit Subsidiary is a Subsidiary Guarantor in accordance with Section 5.12.

SECTION 3.09 Litigation; Compliance with Laws.

(a) Except as set forth on Schedule 3.09, there are no actions, suits, investigations or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the knowledge of Holdings or the Borrowers, threatened in writing against or affecting Holdings or any Restricted Subsidiary, or any business, property or rights of any such person (i) that involve any Loan Document or the Transactions or (ii) as to which there is a reasonable possibility of an adverse determination and that, if adversely determined, could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

(b) Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.09 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

(c) None of Holdings or any of the Restricted Subsidiaries or any of their respective material properties or assets is in violation of, nor will the continued operation of their material properties and assets as currently conducted violate, any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permits) or any restrictions of record or agreements affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction, decree or order of any Governmental Authority, where such violation or default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.10 Agreements.

(a) None of Holdings or any of the Restricted Subsidiaries is a party to any agreement or instrument or subject to any corporate restriction that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(b) None of Holdings or any of the Restricted Subsidiaries is in default in any manner under any provision of any indenture or other agreement or instrument evidencing Indebtedness, or any other material agreement or instrument to which it is a party or by which it or any of its properties or assets are or may be bound, where such default could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.11 Federal Reserve Regulations.

(a) None of Holdings or any of the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of buying or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board, including Regulation T, U or X.

SECTION 3.12 Investment Company Act. Neither Holdings nor any Restricted Subsidiary is an “investment company” as defined in, or subject to regulation under, the Investment Company Act of 1940.

SECTION 3.13 Use of Proceeds. The proceeds of the Term Loan will be used to finance the Transactions and for working capital and other general corporate purposes of Holdings and its Subsidiaries.

SECTION 3.14 Taxes. Each of Holdings and the Restricted Subsidiaries has timely filed or caused to be timely filed all Federal, and all state, local and foreign, Tax returns or materials required to have been filed by it and has paid or caused to be paid all Taxes due and payable by it and all assessments received by it, except (i) Taxes that are being contested in good faith by appropriate proceedings and for which Holdings or such Restricted Subsidiary, as applicable, shall have set aside on its books adequate reserves or (ii) Taxes and Tax returns for which the failure to so pay or file, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.15 No Material Misstatements. None of (a) the Borrowers’ presentation materials to the Lenders dated April 28, 2015 or (b) any other written information, report, financial statement, exhibit or schedule furnished by or on behalf of Holdings or any Restricted Subsidiary to the Administrative Agent or any Lender in connection with the negotiation of any Loan Document or included therein or delivered pursuant thereto contained, contains or will contain (in each case, when furnished, and taken as a whole) any material misstatement of fact or omitted, omits or will omit (in each case, when furnished, and taken as a whole) to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading; provided that to the extent any such information, report, exhibit or schedule was based upon or constitutes a forecast or projection or other forward-looking information, the Loan Parties represent only that such information, report, exhibit or schedule was prepared in good faith based upon assumptions that the Loan Parties believed to be reasonable at the time made and at the time such information, report, exhibit or schedule was or is so furnished. It is understood that any forecast, projection or other forward-looking information is not to be viewed as facts and that actual results during the periods covered thereby may differ from projected results.

SECTION 3.16 Employee Benefit Plans.

(a) Each Plan is in compliance with the applicable provisions of ERISA and the Code and the regulations and published interpretations thereunder except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other such ERISA Events, could reasonably be expected to result in a Material Adverse Effect. The present value of all benefit liabilities under each Plan (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of such Plan by an amount which could reasonably be expected to result in a Material Adverse Effect, and the present value of all benefit liabilities of all underfunded Plans (based on the assumptions used for purposes of Statement of Financial Accounting Standards No. 87) did not, as of the last annual valuation dates applicable thereto, exceed the fair market value of the assets of all such underfunded Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.

(b) Each Foreign Pension Plan is in compliance with all requirements of law applicable thereto and the respective requirements of the governing documents for such plan except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, none of Holdings, its Affiliates or any of their respective directors, officers, employees or agents has engaged in a transaction which would subject Holdings or any Restricted Subsidiary, directly or indirectly, to a tax or civil penalty which could reasonably be expected , individually or in the aggregate, to result in a Material Adverse Effect. With respect to each Foreign Pension Plan, reserves have been established in the financial statements furnished to Lenders in respect of any unfunded liabilities in accordance with applicable law or, where required, in accordance with the ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained. The aggregate unfunded liabilities with respect to such Foreign Pension Plans could not reasonably be expected to result in a Material Adverse Effect; the present value of the aggregate accumulated benefit liabilities of all such Foreign Pension Plans (based on those assumptions used to fund each such Foreign Pension Plan) did not, as of the last annual valuation date applicable thereto, exceed the fair market value of the assets of all such Foreign Pension Plans by an amount which could reasonably be expected to result in a Material Adverse Effect.

SECTION 3.17 Environmental Matters.

(a) Except as set forth in Schedule 3.17 and except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect, none of Holdings or any of the Restricted Subsidiaries (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability or (iv) knows of any facts or circumstances that would be reasonably likely to result in any Environmental Liability.

(b) Since the Closing Date, there has been no change in the status of the matters disclosed on Schedule 3.17 that, individually or in the aggregate, has resulted in, or materially increased the likelihood of, a Material Adverse Effect.

SECTION 3.18 Insurance. Schedule 3.18 sets forth a true, complete and correct description of all material insurance maintained by Holdings or the Restricted Subsidiaries as of the Closing Date. As of such date, such insurance is in full force and effect and all premiums have been duly paid. Holdings and the Restricted Subsidiaries have insurance in such amounts and covering such risks and liabilities as are in accordance with normal industry practice.

SECTION 3.19 Security Documents.

(a) The Guarantee and Collateral Agreement, upon execution and delivery thereof by the parties thereto, will create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral (as defined in the Guarantee and Collateral Agreement) and the proceeds thereof and (i) when the Pledged Collateral (as defined in the Guarantee and Collateral Agreement) is delivered to the Collateral Agent (or its bailee pursuant to the provisions of the Term Loan/Revolving Credit Intercreditor Agreement), the Lien created under Guarantee and Collateral Agreement shall constitute a fully perfected first priority Lien on, and security interest in, all right, title and interest of the Loan Parties in such Pledged Collateral, in each case prior and superior in right to any other person (other than the “Secured Parties” as defined in the Revolving Credit Agreement whose relative rights in the Collateral are set forth in the Term Loan/Revolving Facility Intercreditor Agreement and other holders of Permitted Pari Passu Collateral Liens whose relative rights in the Collateral are set forth in the applicable Intercreditor Agreement), and (ii) when financing statements in appropriate form are filed in the offices specified in the Perfection Certificate, the Lien created under the Guarantee and Collateral Agreement will constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party to the Guarantee and Collateral Agreement in such Collateral to the extent perfection can be obtained by filing Uniform Commercial Code financing statements (other than Patents, Trademarks and Copyrights described in Section 3.19(b)), in each case prior and superior in right to any other person, other than (x) the “Secured Parties” as defined in the Revolving Credit Agreement whose relative rights in the Collateral are set forth in the Term Loan/Revolving Facility Intercreditor Agreement and the holders of Permitted Pari Passu Collateral Liens whose relative rights in the Collateral are set forth in the applicable Intercreditor Agreement (y) with respect to Liens permitted by Section 6.02 that by operation of law or contract have priority over the Liens securing the Obligations.

(b) Upon the timely recordation of the Guarantee and Collateral Agreement (or a short-form security agreement in form and substance reasonably satisfactory to the Borrowers and the Collateral Agent) with the United States Patent and Trademark Office and the United States Copyright Office, together with the financing statements in appropriate form filed in the offices specified in the Perfection Certificate, the Lien created under the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties party to the Guarantee and Collateral Agreement in the Patents, Trademarks and Copyrights owned by and registered (or subject to an application for registration) in the name of the Loan Parties, and in which a security interest may be perfected by filing in the United States and its territories and possessions, in each case prior in right to any other person other than the “Secured Parties” as defined in the Revolving Credit Agreement whose relative rights in the Collateral are set forth in the Term Loan/Revolving Facility Intercreditor Agreement and the holders of Permitted Pari Passu Collateral Liens whose relative rights in the Collateral are set forth in the applicable Intercreditor Agreement (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered Trademarks and Patents, Trademark and Patent applications and registered Copyrights and Copyright Applications).

(c) Upon the due execution and delivery of the Mortgage Amendments, the Mortgages are effective to create in favor of the Collateral Agent, for the ratable benefit of the Secured Parties, a legal, valid and enforceable Lien on all of the Loan Parties’ right, title and interest in and to the Mortgaged Property thereunder and the proceeds thereof, and when the Mortgages (or Mortgage Amendments) are recorded or filed in the offices specified on Schedule 3.19(c), the Mortgages shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Mortgaged Property and the proceeds thereof, in each case prior and superior in right to any other person, other than (x) the “Secured Parties” as defined in the Revolving Credit Agreement whose relative rights in the Collateral are set forth in the Term Loan/Revolving Facility Intercreditor Agreement and (y) with respect to the rights of persons pursuant to Liens expressly permitted by Section 6.02 that by operation of law or contract have priority over the Liens securing the Obligations.

(d) Each Security Document (other than the Guarantee and Collateral Agreement, any short-form security agreement referred to in clause (b) above and the Mortgages) that purports (i) to create a Lien on any Collateral, when executed and delivered, will be effective under applicable law to create in favor of the Collateral Agent for the ratable benefit of the applicable Secured Parties a valid and enforceable Lien on the Collateral subject thereto and (ii) to create a Guarantee of any of the Obligations, when executed and delivered, will be effective under applicable law to create in favor of the Collateral Agent for the ratable benefit of the applicable Secured Parties a valid and enforceable Guarantee of the Obligations subject thereto.

SECTION 3.20 Location of Real Property and Leased Premises.

(a) Schedule 3.20(a) lists completely and correctly as of the Closing Date all Material Real Property owned by Holdings and the Restricted Subsidiaries and the addresses, record owner and book and estimated fair value thereof. As of the Closing Date, Holdings and the Restricted Subsidiaries have good and marketable fee title to all the real property set forth on Schedule 3.20(a), in each case, free and clear of all Liens other than those Liens permitted under the Loan Documents.

(b) Schedule 3.20(b) lists completely and correctly as of the Closing Date all Material Real Property leased by Holdings and the Restricted Subsidiaries and the addresses, lessor, lessee and expiration date thereof. Holdings and the Restricted Subsidiaries have valid leases, subleases or licenses in, or rights to use and occupy, all the real property set forth on Schedule 3.20(b), except where such invalidity, inability, and/or limitation on use and occupation, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.21 Labor Matters. As of the Closing Date, there are no strikes, lockouts or slowdowns against Holdings or any Restricted Subsidiary pending or, to the knowledge of Holdings or the Borrowers, threatened in writing. The hours worked by and payments made to employees of Holdings and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Federal, state, local or foreign law dealing with such matters, except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect. The consummation of the Transactions will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings or any Restricted Subsidiary is bound.

SECTION 3.22 Solvency. On the Closing Date, immediately after giving effect to the consummation of the Transactions on and as of such date (a) the fair value of the assets of Holdings and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the debts and liabilities, direct, subordinated, contingent or otherwise, of Holdings and its Subsidiaries on a consolidated basis; (b) the present fair saleable value of the property of Holdings and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay the probable liability of Holdings and its Subsidiaries on a consolidated basis on their debts and other liabilities, direct, subordinated, contingent or otherwise, as such debts and other liabilities become absolute and matured; (c) Holdings and its Subsidiaries on a consolidated basis will be able to pay their debts and liabilities, direct, subordinated, contingent or otherwise, as such debts and liabilities become absolute and matured; and (d) Holdings and its Subsidiaries on a consolidated basis will not have unreasonably small capital with which to conduct the businesses in which they are engaged as such businesses are now conducted and are proposed to be conducted following the Closing Date. As of the Closing Date, immediately after giving effect to the consummation of the Transactions, Holdings does not intend to, and Holdings does not believe that it or any of its Subsidiaries will, incur debts beyond its ability to pay such debts as they mature, taking into account the timing and amounts of cash to be received by it or any such Subsidiary and the timing and amounts of cash to be payable on or in respect of its debts or the debts of any such Subsidiary.

SECTION 3.23 No Default. No Default shall have occurred and be continuing.

SECTION 3.24 Intellectual Property. Each of Holdings and the Restricted Subsidiaries owns, is licensed to use or otherwise has the right to use, all Intellectual Property necessary for the conduct of its business except for those for which the failure to own or license could not reasonably be expected to have a Material Adverse Effect. No claim has been asserted in writing or is pending by any Person challenging the use by Holdings or any of the Restricted Subsidiaries of any such Intellectual Property or the validity or effectiveness of any such Intellectual Property, nor does any Loan Party know of any valid basis for any such claim, except, in either case, for such claims that in the aggregate could not reasonably be expected to result in a Material Adverse Effect. The use of such Intellectual Property by Holdings and the Restricted Subsidiaries does not infringe on the Intellectual Property rights of any Person, nor has any claim been asserted in writing or is any claim pending with respect to the foregoing, except for such claims and infringements that, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 3.25 Existing Indebtedness, Liens and Investments.

(a) Set forth on Schedule 6.01 is a complete and accurate list as of the Closing Date of all Indebtedness for borrowed money (other than Indebtedness in an aggregate amount not exceeding $50,000,000), showing as of the Closing Date the obligor and the principal amount outstanding thereunder, the maturity date thereof and the amortization schedule therefor.

(b) Set forth on Schedule 6.02 hereto is a complete and accurate list as of the Closing Date of all Liens on the property or assets of any Loan Party or any of its Subsidiaries securing any Indebtedness for borrowed money (other than Indebtedness in an aggregate amount not exceeding $50,000,000), showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto.

(c) Set forth on Schedule 6.04 is a complete and accurate list as of the Closing Date of all Investments (other than Investments in wholly owned Subsidiaries of Holdings, Permitted Investments and other Investments in an aggregate amount not exceeding $50,000,000), showing as of the Closing Date the amount and description (including the parties thereto) of each such Investment.

SECTION 3.26 PATRIOT Act etc. To the extent applicable, each of Holdings and its Restricted Subsidiaries is in compliance, in all material respects, with all Anti-Terrorism Laws. Neither Holdings nor, to the knowledge of Holdings, any Loan Party or any director, officer, agent, or employee of any Loan Party, is currently subject to any Sanctions, and the Loan Parties will not, knowingly, directly or indirectly use the proceeds from the Loans or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person, for the purpose of financing the activities of any Person currently subject to any Sanctions or for the purpose of funding any other transaction that will result in a violation by any Person (including any Person participating in the transaction, whether as underwriter, advisor, investor or otherwise) of any Sanctions. No part of the proceeds of the Term Loans will be used, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anticorruption Laws. Holdings and, to the knowledge of Holdings, its Restricted Subsidiaries have conducted their businesses in compliance, in all material respects, with all Anticorruption Laws and Holdings and its Restricted Subsidiaries will conduct their business in a manner designed to promote and achieve compliance, in all material respects, with such laws and with the representation and warranty contained herein.

ARTICLE IV

Conditions of Lending

The obligation of each Lender to make advances to the Borrowers on the Closing Date is subject to the satisfaction or waiver in accordance with Section 9.08 of the following conditions precedent:

(a) Each of the Loan Documents and other documentation relating to the Term Loan provided hereunder shall be in form and substance reasonably satisfactory to the Administrative Agent and duly executed and delivered by each of the Loan Parties and other parties thereto.

(b) Administrative Agent shall have received, in respect of each Loan Party,

(i) the notes payable to the order of the Lenders to the extent requested at least three Business Days prior to the Closing Date in accordance with Section 2.04(e);

(ii) copies of each organizational or constitutive document (along with any amendments thereto) certified as of the Closing Date or a recent date prior thereto by the appropriate Governmental Authority;

(iii) certificate of the secretary or an assistant secretary of each Loan Party certifying the names and true signatures of the officers of such Loan Party authorized to sign each Loan Document to which it is or is to be a party and the other documents to be delivered hereunder and thereunder;

(iv) resolutions of the board of directors (or similar governing body) of such Loan Party approving and authorizing the execution, delivery and performance of this Agreement and the other Loan Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; and

(v) a good standing certificate from the applicable Governmental Authority of such Loan Party’s jurisdiction of incorporation, organization or formation dated the Closing Date or a recent date prior thereto.

(c) All reasonable and documented out-of-pocket fees and expenses (including reasonable and documented fees and expenses of outside counsel) required to be paid to the Administrative Agent on or before the Closing Date shall have been paid (including fees owed to the Lenders to be paid to the Administrative Agent for the accounts of the Lenders), to the extent invoiced at least three Business Days prior to the Closing Date.

(d) The Administrative Agent and Lenders and their respective counsel shall have received originally executed copies of a favorable written opinion of Paul Weiss Rifkind, Wharton & Garrison LLP, counsel for the Loan Parties, dated as of the Closing Date, addressing such matters as the Administrative Agent may reasonably request in form and substance reasonably satisfactory to the Administrative Agent.

(e) The Administrative Agent shall have received a certificate from the chief financial officer of Holdings substantially in the form of Exhibit I.

(f) The Administrative Agent shall have received a completed Perfection Certificate, dated as of the Closing Date and signed by a Financial Officer of the Borrowers, together with all attachments contemplated thereby.

(g) Since the date of the Asset Purchase Agreement until the consummation of the Specified Acquisition, there shall not have occurred any event, change, circumstance or effect that, individually or in the aggregate, has resulted in or would reasonably be expected to result in a Specified Material Adverse Effect. A “Specified Material Adverse Effect” means any event, change, circumstance or effect that, individually or in the aggregate, materially and adversely affects the business, operations, assets, Liabilities (as defined in the Asset Purchase Agreement) (including contingent Liabilities), results of operations or the financial condition of the Business (as defined in the Asset Purchase Agreement), taken as a whole; provided, however, that none of the following, either alone or in combination, will constitute, or be considered in determining whether there has been, a Specified Material Adverse Effect: any event change, circumstance or effect resulting from or arising out of (i) any outbreak or escalation of war, civil unrest, or major hostilities or any act of terrorism; (ii) any earthquake, hurricane, storm, flood or other natural disaster; (iii) changes or developments in applicable law, statute, constitution, ordinance, code, regulation, rule, treaty or other requirement of any governmental authority, United States generally accepted accounting principles or enforcement or interpretation thereof arising after the date hereof; (iv) effects or changes that are generally applicable to the industry in which the Business operates; (v) changes in financial markets, general economic conditions (including prevailing interest rates, exchange rates, commodity prices and fuel costs) or political conditions; (vi) any failure, in and of itself, of the Business to meet any published or internally prepared projections, budgets, plans or forecasts of revenues, earnings or other financial performance measures or operating statistics (it being understood that the facts or circumstances underlying any such failure that are not otherwise excluded from the definition of a “Specified Material Adverse Effect” may be considered in determining whether there has been a Specified Material Adverse Effect); (vii) any action taken or failed to be taken at the written request of, or consented to in writing by, HMCo (with the written consent of the Arrangers); or

(viii) the execution or delivery of any of the Transaction Documents (as defined in the Asset Purchase Agreement), the consummation of any Contemplated Transactions (as defined in the Asset Purchase Agreement), the consummation of any Contemplated Transactions (as defined in the Asset Purchase Agreement) or the public announcement with respect to any of the foregoing, including any resulting actions of competitors; provided, with respect to foregoing clauses (i) through (v), the events, changes, circumstances or effects do not affect the Business in a materially disproportionate manner as compared to similarly situated companies in the industry in which the Business is operated.

(h) Each Lender shall have received at least one Business Day prior to the Closing Date all documentation and other information reasonably requested in writing by them at least three Business Days prior to the Closing Date in order to allow the Lenders to comply with applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Patriot Act.

(i) The Refinancing shall be consummated immediately following the Borrowing to occur hereunder on the Closing Date.

(j) The Term Loan/Revolving Facility Intercreditor Agreement, the Guarantee and Collateral Agreement and each other Security Document shall have been duly executed and delivered by each of the applicable Loan Parties, in each case, in form and substance reasonably satisfactory to the Administrative Agent and together therewith, the Administrative Agent shall have received the following, in form and substance reasonably satisfactory to the Administrative Agent:

(i) Proper uniform commercial code financing statements for all applicable jurisdictions of the Loan Parties as deemed necessary by the Administrative Agent in order to perfect and protect the Liens and security interests created or purported to be created pursuant to the Security Documents covering the Collateral;

(ii) Copies of a recent Lien and judgment search in each jurisdiction reasonably requested by the Administrative Agent with respect to the Loan Parties;

(iii) for each Mortgaged Property specified on Schedule 1.01(a):

(A) evidence as to whether such Mortgaged Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards (a “Flood Hazard Property”) pursuant to a standard flood hazard determination form ordered and received by the Administrative Agent, and, if such Mortgaged Property is a Flood Hazard Property, (I) evidence as to whether the community in which such Mortgaged Property is located is participating in the National Flood Insurance Program, (II) the applicable Loan Party’s written acknowledgment of receipt of written notification from the Administrative Agent as to the fact that such Mortgaged Property is a Flood

Hazard Property and as to whether the community in which each such Flood Hazard Property is located is participating in the National Flood Insurance Program and (III) copies of the applicable Loan Party’s application for a flood insurance policy plus proof of premium payment, a declaration page confirming that flood insurance has been issued, or such other evidence of flood insurance satisfactory to the Administrative Agent and naming the Administrative Agent as sole loss payee on behalf of the Secured Parties;

(B) mortgage amendments, supplements or restatements of the existing Mortgages, in each case, made for the purpose of providing that such Mortgages will secure the Obligations and in form and substance reasonably satisfactory to the Administrative Agent (the “Mortgage Amendments”) that have been duly executed, acknowledged and delivered by a duly authorized officer of the appropriate Loan Party and are in form suitable for filing and recording in all filing or recording offices that the Administrative Agent may deem necessary or desirable, together with:

    (I) fully paid date-down and modification endorsements to the Mortgage Policies issued in connection with each existing Mortgage or, where such date-down or modification endorsements are not available to insure any such Mortgage, a new title insurance policy with respect to the applicable Mortgage, as previously amended and as amended by such Mortgage Amendment (or, in each case, a commitment to issue such endorsements or new policy having the effect of such policy so endorsed or such a new policy, as the case may be), each issued by a title insurer reasonably acceptable to the Administrative Agent and each in form and substance reasonably satisfactory to the Administrative Agent which insures that such Mortgage, as previously amended and as amended by the applicable Mortgage Amendment, continues to create a valid first Lien on the applicable Mortgaged Property described therein, subject only to Liens permitted under the Loan Documents; and

    (II) favorable opinions of local counsel for the Loan Parties (1) in states in which the Mortgaged Properties are located, with respect to the enforceability and perfection of all Mortgages, as amended by the applicable Mortgage Amendments, and any related fixture filings, in form and substance reasonably satisfactory to the Administrative Agent and (2) in states in which the Loan Parties party to the Mortgages are organized or formed, with respect to the valid existence, corporate power and authority of such Loan Parties in the granting of the Mortgage Amendments, in form and substance reasonably satisfactory to the Administrative Agent;

(iv) evidence of all insurance required to be maintained pursuant to Section 5.02, and evidence that the Administrative Agent shall have been named as an additional insured or loss payee, as applicable, on all insurance policies covering loss or damage to Collateral; and

(v) evidence that such other documents, instruments or actions deemed necessary or advisable by the Administrative Agent to perfect and protect the Liens and security interests (and the first priority thereof with respect to Term Facility First Lien Collateral and the second priority thereof with respect to Revolving Facility First Lien Collateral) created or purported to be created pursuant to the Guarantee and Collateral Agreement shall have been duly delivered or completed, including, without limitation, the delivery of Uniform Commercial Code financing statements in proper form for filing for all applicable jurisdictions of the Loan Parties and provision having been made for the payment of any fees or taxes required in connection with the filing of such documents, instruments or financing statements;

provided, however, that, each of the requirements set forth above, (except for the (I) execution and delivery of the Guarantee and Collateral Agreement, (II) delivery of the evidence and documents referred to in clause (iii)(A) above, and (III) to the extent that a Lien on such Collateral may be perfected (x) by the filing of a financing statement under the Uniform Credit Code or customary “short form” intellectual property filings with the United States Patent and Trademark Office or the United States Copyright Office or (y) by the delivery of stock certificates of the Borrowers) shall not constitute conditions precedent to the Borrowing on the Closing Date after the Borrowers’ use of commercially reasonable efforts to provide such items on prior to the Closing Date if the Borrowers agree to deliver, or cause to be delivered, such search results, documents and instruments, or take or cause to be taken such other actions as may be required to perfect such security interests within ninety (90) days after the Closing Date (subject to extensions approved by the Administrative Agent in its reasonable discretion).

(k) The Administrative Agent shall have received a notice of Borrowing in accordance with the requirements hereof.

(l) The Specified Acquisition shall be consummated simultaneously or substantially concurrently with the closing under the Term Loan Facility on the terms described in the Asset Purchase Agreement.

(m) The Arrangers and the Lenders shall have received (i) audited consolidated balance sheets and related consolidated statements of operations and comprehensive income, changes in owner’s equity and cash flows of the Parent Seller for the three most recently completed fiscal years of the Parent Seller ended at least 90 days before the Closing Date and (ii) unaudited consolidated balance sheets and related consolidated statements of operations and comprehensive income, changes in owner’s equity and cash flows of the Parent Seller for each subsequent fiscal quarter occurring after the most recent fiscal year for which audited financial statements have been provided pursuant to clause (i) of this paragraph (m) through and including the fiscal quarter of the Parent Seller (excluding the fourth quarter of the Parent Seller’s fiscal year) ended at least 45 days before the Closing Date, in each case prepared in accordance with GAAP.

(n) On the Closing Date, after giving effect to the Transactions, none of Holdings or any of its Subsidiaries (including Target and its Subsidiaries) shall have any third party debt for borrowed money other than (i) the Term Loan Facility, (ii) the facilities provided under the Revolving Credit Agreement, and (iii) other indebtedness approved by the Arrangers in their reasonable discretion.

(o) Holdings and its Subsidiaries shall have obtained an amendment to the Revolving Credit Agreement permitting the Specified Acquisition and the other transactions contemplated by the Commitment Letter, which amendment shall be in full force and effect.

(p) The Seller Representations shall be true and correct in all material respects, and the Specified Representations shall be true and correct in all material respects (without duplication of any materiality qualification set forth therein), except in the case of any Seller Representation or Specified Representation which expressly relates to a given date or period, such representation and warranty shall be true and correct in all material respects as of the respective date or for the respective period, as the case may be.

ARTICLE V

Affirmative Covenants

Each Loan Party party to this Agreement jointly and severally with all of the other Loan Parties, covenants and agrees with each Lender that so long as this Agreement shall remain in effect and until all Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than contingent indemnification liabilities to the extent no claim giving rise thereto has been asserted) payable under any Loan Document shall have been paid in full, unless the Required Lenders shall otherwise consent in writing, each of Holdings and the Borrowers will, and will cause each of the Restricted Subsidiaries to:

SECTION 5.01 Existence; Compliance with Laws; Businesses and Properties.

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, except as otherwise permitted under Section 6.05.

(b) Other than as could not reasonably be expected to have a Material Adverse Effect, (i) do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the rights, licenses, permits, franchises, authorizations and Intellectual Property necessary or desirable to the conduct of its business, (ii) comply with all applicable laws, rules, regulations and decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted and (iii) maintain and preserve all property useful to the conduct of such business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

SECTION 5.02 Insurance.

(a) Keep its insurable properties adequately insured at all times by financially sound and reputable insurers; maintain such other insurance, to such extent and against such risks, including fire and other risks insured against by extended coverage, as is customary with companies in the same or similar businesses operating in the same or similar locations, including public liability insurance against claims for personal injury or death or property damage occurring upon, in, about or in connection with the use of any properties owned, occupied or controlled by it; and maintain such other insurance as may be required by law.

(b) Cause all such policies covering any Collateral to be endorsed or otherwise amended to include a customary lender’s loss payable endorsement, in form and substance reasonably satisfactory to the Administrative Agent and the Collateral Agent, which endorsement shall provide that, from and after the Closing Date, if the insurance carrier shall have received written notice from the Administrative Agent or the Collateral Agent of the occurrence of an Event of Default, the insurance carrier shall pay all proceeds otherwise payable to a Loan Party under such policies directly to the Collateral Agent; and to use commercially reasonable efforts to cause all such policies to provide that neither any Borrower, the Administrative Agent, the Collateral Agent nor any other party shall be a coinsurer thereunder and to contain a “Replacement Cost Endorsement”, without any deduction for depreciation, and such other provisions as the Administrative Agent or the Collateral Agent may reasonably require from time to time to protect their interests; deliver evidence of such coverage to the Collateral Agent; cause each such policy to provide that it shall not be canceled (i) by reason of nonpayment of premium upon not less than 10 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent (giving the Administrative Agent and the Collateral Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason upon not less than 30 days’ prior written notice thereof by the insurer to the Administrative Agent and the Collateral Agent; deliver to the Administrative Agent and the Collateral Agent, prior to the cancellation of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent and the Collateral Agent) together with evidence reasonably satisfactory to the Administrative Agent and the Collateral Agent of payment of the premium therefor.

(c) If at any time the area in which the Premises (as defined in the Mortgages) are located is designated (i) in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrowers shall, or shall cause each Loan Party to (x) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (y) deliver to the Administrative Agent evidence of such compliance similar to that required by Section 4.01(p)(iii) in form and substance reasonably acceptable to the Administrative Agent, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as the Administrative Agent, the Collateral Agent or the Required Lenders may from time to time require.

(d) With respect to any Mortgaged Property, carry and maintain comprehensive general liability insurance including the “broad form CGL endorsement” providing for coverage on an occurrence basis against claims made for personal injury (including bodily injury, death and property damage) and umbrella liability insurance against any and all claims, in each case in such amounts (with no greater risk retention) as are customarily maintained by companies of established repute engaged in the same or similar businesses and operating in the same or similar locations, naming the Collateral Agent as an additional insured on forms reasonably satisfactory to the Collateral Agent.

(e) Notify the Administrative Agent and the Collateral Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.02 is taken out by any Loan Party; and promptly deliver to the Administrative Agent and the Collateral Agent evidence of such policy or policies.

SECTION 5.03 Obligations and Taxes. Pay and discharge promptly when due all material Taxes, assessments and governmental charges or levies imposed upon it or upon its income or profits or in respect of its property, before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise that, if unpaid, might give rise to a Lien upon such properties or any part thereof; provided, however, that such payment and discharge shall not be required with respect to any such Tax, assessment, charge, levy or claim so long as the validity or amount thereof shall be contested in good faith by appropriate proceedings and Holdings shall have set aside on its books adequate reserves with respect thereto in accordance with GAAP and such contest operates to suspend collection of the contested obligation, tax, assessment or charge and enforcement of a Lien and, in the case of a Mortgaged Property, there is no material risk of forfeiture of such property.

SECTION 5.04 Financial Statements, Reports, etc. In the case of the Borrowers, furnish to the Administrative Agent, which shall furnish to each Lender:

(a) within 90 days after the end of each fiscal year Holdings’ consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Restricted Subsidiaries as of the close of such fiscal year and the results of its operations and the operations of such Restricted Subsidiaries during such year, together with comparative figures for the immediately preceding fiscal year, all audited by PricewaterhouseCoopers or other independent registered public accounting firm of recognized national standing and accompanied by an opinion of such accountants (which opinion shall be without “going concern” or like qualifications or exceptions and without any qualification or exception as to the scope of such audit (other than solely with respect to, or resulting solely from an upcoming maturity date under the Term Loan Facility, the Revolving Credit Agreement, any New Loan or any Refinancing Debt occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant under the Term Loan Facility, the Revolving Credit Agreement, any New Loan or any Refinancing Facilities on a future date or in a future period)) to the effect that such consolidated financial statements fairly present in all material respects the financial condition and results of operations of Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP; provided that the financial statements for each such fiscal year shall cover a period of four consecutive fiscal quarters ending on December 31;

(b) within (i) 45 days after the end of each of the first three fiscal quarters of each fiscal year, and (ii) 90 days after the end of the last fiscal quarter of each fiscal year, Holdings’ consolidated balance sheet and related statements of income, stockholders’ equity and cash flows showing the financial condition of Holdings and its consolidated Restricted Subsidiaries as of the close of such fiscal quarter and the results of its operations and the operations of such Restricted Subsidiaries during such fiscal quarter and the then elapsed portion of the fiscal year, and comparative figures for the same periods in the immediately preceding fiscal year, all certified by a Financial Officer of the Borrowing Agent as fairly presenting in all material respects the financial condition and results of operations of Holdings and its consolidated Restricted Subsidiaries on a consolidated basis in accordance with GAAP;

(c) concurrently with any delivery of financial statements under paragraph (a) above, a certificate of the accounting firm, and concurrently with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer of the Borrowing Agent opining on or certifying such statements (which certificate, when furnished by an accounting firm, may be limited to accounting matters and disclaim responsibility for legal interpretations) certifying that no Default has occurred or, if such a Default has occurred, specifying the nature and extent thereof and any corrective action taken or proposed to be taken with respect thereto (any such certificate furnished pursuant to this clause (c), a “Compliance Certificate”); provided that if there has been any material change in GAAP or in the application of GAAP referred to in Section 1.03, the Compliance Certificate from the Financial Officer shall identify such change and the effect of such change on the financial statements accompanying such certificate;

(d) as soon as available, and in any event no later than 45 days after the beginning of each fiscal year of Holdings, a detailed consolidated budget for Holdings and its Restricted Subsidiaries for such fiscal year (including a projected consolidated balance sheet of Holdings and its Restricted Subsidiaries as of the end of such fiscal year, and the related consolidated statements of projected cash flow, projected changes in financial position and projected income), and, as soon as available, significant revisions, if any, of such budget with respect to such fiscal year (the “Budget”);

(e) promptly after the same become publicly available, copies of all periodic and other reports, proxy statements and other materials filed by Holdings or any Restricted Subsidiary with the Securities and Exchange Commission, or any Governmental Authority succeeding to any or all of the functions of said Commission, or with any national securities exchange, or distributed to its shareholders, as the case may be;

(f) promptly after the receipt thereof by Holdings or any Restricted Subsidiary, a copy of any “management letter” received by any such person from its certified public accountants and the management’s response thereto to the extent such certified public accountants have consented to the delivery of such management letter to the Administrative Agent upon the request of the Borrowers;

(g) promptly after the request by any Lender, all documentation and other information that such Lender reasonably requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the USA PATRIOT Act;

(h) promptly following any request therefor, copies of (i) any documents described in Section 101(k)(1) of ERISA that Holdings, any Borrower or any ERISA Affiliates may request with respect to any Multiemployer Plan and (ii) any notices described in Section 101(l)(1) of ERISA that any Borrower or any of its ERISA Affiliates may request with respect to any Multiemployer Plan; provided that if any Borrower or any of its ERISA Affiliates have not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, Holdings, any Borrower or its ERISA Affiliates shall promptly make a request for such documents or notices from such administrator or sponsor and shall provide copies of such documents and notices promptly after receipt thereof;

(i) promptly, from time to time, such other information regarding the operations, business affairs and financial condition of Holdings or any Restricted Subsidiary, or compliance with the terms of any Loan Document, as the Administrative Agent or any Lender may reasonably request; and

(j) within 45 days after the end of each of the first three fiscal quarter of Holdings and within 90 days after the end of the fourth fiscal quarter of Holdings, a narrative discussion and analysis of the financial condition and results of operations of Holdings and its Restricted Subsidiaries for such fiscal quarter and for the period from the beginning of the then current fiscal year to the end of such fiscal quarter, as compared to comparable periods of the previous year.

Notwithstanding the foregoing, the obligations in clauses (a) and (b) of this Section 5.04 may be satisfied with respect to financial information of Holdings and its consolidated Restricted Subsidiaries by furnishing Holdings’ (or any direct or indirect parent thereof; provided that such parent holds no material assets other than cash and Equity Interests of Holdings or of any direct or indirect parent of Holdings (and performs the related incidental activities associated with such ownership) and complies with the requirements of Rule 3-10 of Regulation S-X promulgated by the SEC (or any successor provision)) Form 10-K or 10-Q, as applicable, filed with the SEC; provided that, to the extent such information is in lieu of information required to be provided under clause (a) of this Section 5.01, such materials are accompanied by a report and opinion of PriceWaterhouseCoopers or other independent public accountants of recognized national standing, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than solely with respect to, or resulting solely from an upcoming maturity date under the Term Loan Facility, the Revolving Credit Agreement or any Refinancing Debt occurring within one year from the time such opinion is delivered or any potential inability to satisfy a financial maintenance covenant under the Term Loan Facility, the Revolving Credit Agreement, any New Loan or any Refinancing Facilities on a future date or in a future period).

Documents required to be delivered pursuant to clauses (a), (b) or (e) of this Section 5.04 may at Holdings or the Borrowers’ election be delivered electronically and if so delivered, shall be deemed to have been delivered on the earliest of (i) the date on which such documents are electronically delivered to the Administrative Agent for posting if delivered before 5:00 p.m. New York time on a Business Day or otherwise on the following Business Day, (ii) the date on which such documents are posted on Holdings or the Borrowers’ behalf on IntraLinks/IntraAgency or another relevant website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); or (iii) the date on which such documents are filed for public availability on the SEC’s Electronic Data Gathering and Retrieval System; provided that: upon reasonable written request by the Administrative Agent, Holdings or the Borrowers shall deliver paper copies of such documents to the Administrative Agent for further distribution to each Lender until a written request to cease delivering paper copies is given by the Administrative Agent.

SECTION 5.05 Litigation and Other Notices. Furnish to the Administrative Agent and each Lender written notice of the following promptly after any Responsible Officer of any Loan Party becomes aware thereof:

(a) any Default, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority, against HMHP or any Affiliate thereof that could reasonably be expected to result in a Material Adverse Effect;

(c) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of Holdings and the Restricted Subsidiaries in an aggregate amount exceeding $5,000,000, setting forth the details as to such ERISA Event and the action, if any, that Holdings or the Borrowers proposes to take with respect thereto; and

(d) any development that has resulted in, or could reasonably be expected to result in, a Material Adverse Effect.

SECTION 5.06 Information Regarding Collateral. Furnish to the Administrative Agent prompt written notice of any change (i) in any Loan Party’s corporate name, (ii) in the jurisdiction of organization or formation of any Loan Party, (iii) in any Loan Party’s identity or corporate structure or (iv) in any Loan Party’s Federal Taxpayer Identification Number. Holdings and the Borrowers agree not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for the Collateral Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral. Holdings and the Borrowers also agree promptly to notify the Administrative Agent if any material portion of the Collateral is damaged or destroyed.

SECTION 5.07 Maintaining Records; Access to Properties and Inspections; Maintenance of Ratings.

(a) Keep proper books of record and account in which full, true and correct entries in conformity with GAAP and all requirements of law are made of all dealings and transactions in relation to its business and activities. Each Loan Party will, and will cause each of its Restricted Subsidiaries to, permit any representatives designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default, any Lender to visit and inspect the financial records and the properties of such person upon reasonable notice, at reasonable times and as often as reasonably requested and to make extracts from and copies of such financial records, and permit any representatives designated by the Administrative Agent or any Lender to discuss the affairs, finances and condition of such person with the officers thereof and independent accountants therefor, in each case, subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract; provided that (i) unless an Event of Default shall have occurred and be continuing, such visits and inspections shall occur not more than once in any fiscal year and shall be arranged by one or more Lenders through the Administrative Agent and (ii) the Administrative Agent shall provide the Borrowers with the opportunity to participate in any such discussions with such accountants.

(b) Use commercially reasonable efforts to obtain (i) a public corporate rating from (A) S&P and (B) Moody’s and (ii) a public credit rating of the Term Loan Facility from (A) S&P and (B) Moody’s.

SECTION 5.08 Use of Proceeds. Use the proceeds of the Loans only for the purposes specified in Section 3.13.

SECTION 5.09 Employee Benefits. Comply with the applicable provisions of ERISA and the Code and the laws applicable to any Foreign Pension Plan, except for such noncompliance which, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.10 Compliance with Environmental Laws Comply, and use commercially reasonable efforts to cause all lessees and other persons occupying its properties to comply, in all material respects with all Environmental Laws applicable to its operations and properties; obtain and renew all material environmental permits necessary for its operations and properties; and conduct any remedial action in accordance with Environmental Laws, except in each case with respect to this Section 5.10, to the extent the failure to do so would not reasonable expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.11 Preparation of Environmental Reports. If a Default caused by reason of a breach of Section 3.17 or Section 5.10 shall have occurred and be continuing for more than 20 days without Holdings or any Restricted Subsidiary commencing activities reasonably likely to cure such Default, at the written request of the Required Lenders through the Administrative Agent, provide to the Lenders within 45 days after such request, at the expense of the Loan

Parties, an environmental site assessment report regarding the matters which are the subject of such Default prepared by an environmental consulting firm reasonably acceptable to the Administrative Agent and indicating the presence or absence of Hazardous Materials and the estimated cost of any compliance or remedial action in connection with such Default.

SECTION 5.12 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all further action (including filing Uniform Commercial Code and other financing statements, mortgages and deeds of trust) that the Required Lenders, the Administrative Agent or the Collateral Agent may reasonably request, in order to effectuate the transactions contemplated by the Loan Documents and in order to grant, preserve, protect and perfect the validity and first priority of the security interests created or intended to be created by the Security Documents. Holdings and the Borrowers will cause each wholly owned Subsidiary of HMCo that is a Domestic Subsidiary (other than: (i) any Domestic Subsidiary that is a Subsidiary of a Foreign Subsidiary of HMCo, (ii) any Unrestricted Subsidiary, (iii) any Immaterial Subsidiary, (iv) any Not for Profit Subsidiary, (v) any Domestic Subsidiary that is treated as a Foreign Subsidiary for United States federal income tax purposes, (vi) any Subsidiary that is prohibited by applicable law, rule, regulation or contract from providing the Guarantee or which would require governmental (including regulatory) consent, approval, license or authorization to provide the Guarantee (unless such consent, approval, license or authorization has been received), (vii) any Subsidiary for which the provision of the Guarantee with respect to which the Collateral Agent and the Borrowers reasonably agree in writing that the costs or other consequences (including material adverse tax consequences as reasonably determined by the Borrowers in good faith in consultation with the Collateral Agent) of providing such a Guarantee is excessive in view of the benefits to be obtained by the Secured Parties, and (viii) any special purpose securitization Subsidiary (each, an “Excluded Subsidiary”)) on the Closing Date to become a Subsidiary Guarantor and Guarantee and secure the Obligations by becoming a party to the Guarantee and Collateral Agreement.

If any Not for Profit Subsidiary that is a wholly owned Domestic Subsidiary ceases to be exempt from U.S. federal income taxation under Section 501(a) of the Code or any wholly owned Domestic Subsidiary ceases to be an Unrestricted Subsidiary, Immaterial Subsidiary or special purpose securitization Subsidiary (and, in each case, is not otherwise an Excluded Subsidiary), then Holdings and the Borrowers will cause such Subsidiary to become a Subsidiary Guarantor and Guarantee and secure the Obligations by becoming a party to the Guarantee and Collateral Agreement. With respect to any provision or restriction affecting a wholly owned Domestic Subsidiary the reason for which such Subsidiary is not required to become a Guarantor in the foregoing paragraph, promptly upon the ineffectiveness, lapse or termination of such provision or restriction, Holdings and the Borrowers will cause such Subsidiary to become a Subsidiary Guarantor and Guarantee and secure the Obligations by becoming a party to the Guarantee and Collateral Agreement.

(b) In addition, from and after the Closing Date, Holdings and the Borrowers will cause any subsequently acquired or organized wholly owned Restricted Subsidiary (other than any Foreign Subsidiary or any Excluded Subsidiary so long as such exclusionary provision or restriction is applicable with respect to such Subsidiary) to become a Loan Party by executing the Guarantee and Collateral Agreement and/or each applicable Security Document in favor of the Collateral Agent. In addition, from time to time, Holdings and the Borrowers will, at their cost and expense, promptly secure the Obligations by pledging or creating, or causing to be pledged or created, perfected security interests with respect to such of the assets and properties of Holdings and the wholly owned Restricted Subsidiaries (other than any Foreign Subsidiary or any Excluded Subsidiary so long as such exclusionary provision or restriction is applicable with respect to such Subsidiary) as the Administrative Agent or the Required Lenders shall designate (it being understood that it is the intent of the parties that the Obligations shall be secured (i) by substantially all the assets of Holdings and the wholly owned Restricted Subsidiaries (other than any Foreign Subsidiary or any Excluded Subsidiary so long as such exclusionary provision or restriction is applicable with respect to such Subsidiary), including Material Real Property (and not any other real property or interest therein) and personal property (other than Excluded Assets) acquired subsequent to the Closing Date and (ii) in the case of Foreign Subsidiaries that are first tier Foreign Subsidiaries (or treated as first tier Foreign Subsidiaries for U.S. federal income tax purposes) or any Domestic Subsidiary which is treated as a first tier Foreign Subsidiary for U.S. federal income tax purposes, in each case, of a Loan Party, by 66% of the voting stock and 100% of the non voting stock of such Subsidiary). Such security interests and Liens will be created under the Security Documents and other security agreements, mortgages, deeds of trust and other instruments and documents in form and substance reasonably satisfactory to the Collateral Agent, and Holdings and the Borrowers shall deliver or cause to be delivered to the Lenders all such instruments and documents (including legal opinions, title insurance policies and lien searches) as the Collateral Agent shall reasonably request to evidence compliance with this Section. Holdings and the Borrowers shall be in compliance with the requirements of this clause (b) if they shall cause such subsequently acquired or organized wholly-owned Restricted Subsidiary to become a Loan Party, pledge its assets and deliver such instruments and documents (except with respect to Mortgages and related items in respect of Material Real Property, which shall be governed by the last sentence of this clause (b)) within 30 days (or such longer period as the Administrative Agent may reasonably agree) after the acquisition or organization of such Restricted Subsidiary. Holdings and the Borrowers agree to provide such evidence as the Collateral Agent shall reasonably request as to the perfection and priority status of each such security interest and Lien. In furtherance of the foregoing, Holdings and the Borrowers will give prompt notice to the Administrative Agent of the acquisition by Holdings or any of the other Loan Parties of any Material Real Property and will, within 60 days (or such longer period as the Administrative Agent may reasonably agree) following the acquisition of such Material Real Property, deliver to the Administrative Agent Mortgages and the other items described in Section 4(j)(iii) (excluding Mortgage Amendments) as applicable to such Material Real Property, as well as such other items as may be reasonably requested by the Administrative Agent.

ARTICLE VI

Negative Covenants

Each Loan Party party to this Agreement jointly and severally with all of the other Loan Parties covenants and agrees with each Lender that, so long as this Agreement shall remain in effect and until all Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than contingent indemnification liabilities to the extent no claim giving rise thereto has been asserted) payable under any Loan Document have been paid in full), unless the Required Lenders shall otherwise consent in writing, neither Holdings nor any Borrower will, nor will they cause or permit any of the Restricted Subsidiaries to:

SECTION 6.01 Indebtedness. Incur, create, assume or permit to exist any Indebtedness, except:

(a) (i) Indebtedness created hereunder and under the other Loan Documents and (ii) other Indebtedness existing on the Closing Date that is listed on Schedule 6.01;

(b) intercompany Indebtedness of Holdings and the Restricted Subsidiaries to the extent permitted by Section 6.04(b); provided that any such intercompany Indebtedness owed by any Loan Party to a Subsidiary that is not a Loan Party shall be subordinated to the Obligations;

(c) Indebtedness incurred by Holdings or any of the Restricted Subsidiaries arising from agreements providing for indemnification, adjustment of purchase price, earnouts or similar obligations, or from guaranties or letters of credit, surety bonds or performance bonds securing the performance of Holdings or any such Restricted Subsidiary pursuant to such agreements, in connection with Permitted Acquisitions or Acquisitions or permitted dispositions of any business or assets of Holdings or any of the Restricted Subsidiaries;

(d) Indebtedness which may be deemed to exist pursuant to any guaranties, performance, surety, statutory, appeal or similar obligations incurred in the ordinary course of business;

(e) Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;

(f) guaranties in the ordinary course of business of the obligations of suppliers, customers, franchisees and licensees of Holdings and the Restricted Subsidiaries;

(g) Indebtedness under the Revolving Credit Agreement and any Permitted Refinancing Indebtedness thereof; provided that the aggregate principal amount of Indebtedness permitted under this Section 6.01(g) shall not exceed $350,000,000 at any time outstanding;

(h) Indebtedness owed to (including obligations in respect of letters of credit for the benefit of) any person providing worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance to Holdings or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such person;

(i) Indebtedness of Holdings or the Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and similar obligations and trade-related letters of credit, in each case provided in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business and any extension, renewal or refinancing thereof to the extent that the amount of refinancing Indebtedness is not greater than the amount of Indebtedness being refinanced;

(j) Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course of business; provided that such Indebtedness is extinguished within five Business Days of its incurrence;

(k) Indebtedness with respect to Capital Lease Obligations, mortgage financings and purchase money Indebtedness incurred by any Restricted Subsidiary prior to or within 270 days after the acquisition, lease, construction, repair, replacement or improvement of the respective asset (whether through the direct purchase of such asset or the Equity Interest of any person owning such asset) permitted under this Agreement in order to finance such acquisition, lease, construction, repair, replacement or improvement (including any Indebtedness acquired in connection with a Permitted Acquisition or an Acquisition); provided, any such Indebtedness (i) shall be secured only by the assets acquired, leased, constructed, repaired or improved in connection with the incurrence of such Indebtedness, and (ii) shall constitute not less than 75% of the aggregate consideration paid with respect to such asset, and any Indebtedness that Refinanced such Indebtedness pursuant to the definition of Permitted Refinancing Indebtedness (disregarding clause (v) thereof), in an aggregate principal amount which, immediately after giving effect to the incurrence thereof, when aggregated with the principal amount of all other Indebtedness then outstanding that was incurred pursuant to this clause (k), is not in excess of the greater of (A) 23% of the Consolidated EBITDA for the most recently ended four fiscal quarter period ending with a fiscal quarter for which financial statements are required to have been delivered pursuant to Section 5.04(b) and (B) $75,000,000;

(l) Indebtedness of any Restricted Subsidiary supported by a Letter of Credit in a principal amount not in excess of the stated amount of such Letter of Credit;

(m) (i) Indebtedness of a Restricted Subsidiary of Holdings acquired after the Closing Date and Indebtedness of a person merged or consolidated with or into a Restricted Subsidiary after the Closing Date and Indebtedness assumed in connection with the acquisition of assets or Equity Interests, which Indebtedness in each case exists at the time of such acquisition, merger or consolidation and is not created in contemplation of such event and where such acquisition, merger or consolidation is permitted by this Agreement and (ii) any Indebtedness that Refinanced such Indebtedness pursuant to the definition of Permitted Refinancing Indebtedness (disregarding clause (v) thereof); provided that (A) the aggregate outstanding principal amount of all Indebtedness acquired or assumed by non-Loan Parties under subclause (i) of this clause (m) shall not exceed $50,000,000 at any time and (B) at the time of such acquisition, merger or consolidation and at the time of the incurrence or assumption of such Indebtedness by a Restricted Subsidiary, on a pro forma basis after giving effect thereto, no Event of Default shall have occurred and be continuing and either (I) the ratio level set forth in subclause (i), (ii) or (iii) of clause (w) below that would be applicable to the Indebtedness being incurred or assumed is satisfied on a pro forma basis or (II) such applicable leverage ratio is no worse than such ratio in effect immediately prior to such acquisition, merger or consolidation;

(n) Indebtedness of Restricted Subsidiaries of Holdings that are not Loan Parties in an aggregate principal amount which, immediately after giving effect to the incurrence thereof, when aggregated with the principal amount of all other Indebtedness then outstanding that was incurred pursuant to this clause (n), is not in excess of the greater of (i) $100,000,000 and (ii) and 31% of the Consolidated EBITDA for the most recently ended four fiscal quarter period ending with a fiscal quarter for which financial statements are required to have been delivered pursuant to Section 5.04(b);

(o) [Intentionally Omitted];

(p) [Intentionally Omitted];

(q) all premiums (if any), interest, fees, expenses, indemnities, charges and additional or contingent interest on obligations described in clauses (a) through (p) above;

(r) [Intentionally Omitted];

(s) Guarantees of obligations of third parties to the extent treated as Investments in such third parties (in an amount equal to the aggregate amount of the obligations so Guaranteed) and permitted by Section 6.04;

(t) Any Refinancing Facility or Refinancing Notes of a Loan Party incurred in accordance with Section 2.23;

(u) Indebtedness consisting of Indebtedness issued by any Loan Party to future, current or former officers, managers, directors, consultants and employees of Holdings, its subsidiaries or its direct or indirect parent companies, their respective estates, spouses or former spouses, in each case to finance the purchase or redemption of Equity Interests of Holdings or any direct or indirect parent company of Holdings to the extent described in Section 6.06(a)(i); provided that the terms of any such Indebtedness with a principal amount in excess of $2,000,000 shall be approved by the board of directors of Holdings;

(v) Indebtedness with respect to Hedging Agreements permitted under Section 6.04(h);

(w) Indebtedness if, after giving effect to the incurrence of such Indebtedness and the use of proceeds thereof: (i) in the case of Indebtedness that will be secured by the Collateral on a pari passu basis with the Obligations, the Net First Lien Leverage Ratio on a pro forma basis is not greater than 2.50 : 1.00 and the Net Total Leverage Ratio on a pro forma basis is not greater than 4.00 : 1.00, (ii) in the case of Indebtedness that will be secured by the Collateral by Liens that are junior and subordinated to the Liens securing the Obligations, the Net Secured Leverage Ratio on a pro forma basis is not greater than 3.50 : 1.00 and the Net Total Leverage Ratio on a pro forma basis is not greater than 4.00 : 1.00, and (iii) in the case of other Indebtedness, the Net Total Leverage Ratio on a pro forma basis is not greater than 4.00 : 1.00;

(x) (i) Indebtedness in an aggregate principal amount not to exceed at the time of incurrence an amount equal to the amount determined pursuant to clause (a) of the definition of Incremental Amount at such time; provided that (I) there shall be no obligor in respect of any such Indebtedness that is not a Loan Party and there shall be no borrower in respect of any such Indebtedness that is not a Borrower, (II) in the case of Indebtedness that is secured, the obligations in respect thereof shall not be secured by any Lien on any asset of Holdings, the Borrowers or any Restricted Subsidiary other than any asset constituting Collateral, (III) such Indebtedness shall be senior secured obligations and shall rank pari passu in right of security with or, at the Borrowers’ option, junior in right of security to the Term Loan Facility and such Indebtedness shall be subject to an Intercreditor Agreement, (IV) the final maturity date of such Indebtedness shall be no earlier than the Term Loan Maturity Date and such Indebtedness shall have a Weighted Average Life to Maturity no shorter than that of the remaining Term Loans, and (V) the terms of such Indebtedness shall not be subject to mandatory redemption, repurchase or prepayment (except with respect to change of control, asset sale and casualty event mandatory offers to purchase or prepayment events and customary acceleration rights after an event of default), in each case prior to the Term Loan Maturity Date, and (ii) Permitted Refinancing Indebtedness in respect thereof, in each case, other than any Indebtedness that takes the form of term loan facilities which are secured obligations and rank pari passu with the Term Loan Facility;

(y) Indebtedness of Joint Ventures and/or Indebtedness incurred on behalf of any Joint Venture or any Guarantees of Indebtedness of joint ventures, in an aggregate outstanding principal amount not to exceed $50,000,000 at any time; and

(z) any other Indebtedness in an aggregate outstanding principal amount not exceed $150,000,000 at any time.

SECTION 6.02 Liens. Create, incur, assume or permit to exist any Lien on any property or assets (including Equity Interests or other securities of any person, including any Restricted Subsidiary) now owned or hereafter acquired by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of Holdings or any Restricted Subsidiary existing on the Closing Date and set forth in Schedule 6.02; provided that such Liens shall secure only those obligations which they secure on the date hereof and extensions, renewals and replacements thereof permitted hereunder;

(b) any Lien created under the Loan Documents;

(c) statutory Liens of landlords, banks (and rights of set-off), carriers, warehousemen, mechanics, repairmen, workmen and materialmen, and other Liens imposed by law (other than any such Lien imposed pursuant to Section 401(a)(29) or 412(n) of the Code or by ERISA), in each case incurred in the ordinary course of business (i) for amounts not yet overdue or (ii) for amounts that are overdue and that (in the case of any such amounts overdue for a period in excess of 30 days) are being contested in good faith by appropriate proceedings, so long as such reserves or other appropriate provisions, if any, as shall be required by GAAP shall have been made for any such contested amounts;

(d) Liens incurred in the ordinary course of business in connection with workers’ compensation, unemployment insurance and other types of social security, or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, trade contracts, performance and return-of-money bonds and other similar obligations (exclusive of obligations for the payment of borrowed money or other Indebtedness), so long as no foreclosure, sale or similar proceedings have been commenced with respect to any portion of the Collateral on account thereof;

(e) with respect to real property of the Restricted Subsidiaries, covenants, conditions, easements, rights-of-way, restrictions, encroachments, encumbrances and other imperfections or irregularities in title, in each case which were not incurred in connection with and do not secure Indebtedness for borrowed money and do not or will not interfere in any material respect with the ordinary conduct of the business of Holdings or any of the Restricted Subsidiaries or with the use of such real property for its intended use;

(f) any interest or title of a lessor or sublessor under any lease of property permitted hereunder, and any Lien to which such interest or title is subject;

(g) Liens solely on any cash earnest money deposits made by Holdings or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder;

(h) purported Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases of personal property entered into in the ordinary course of business and Liens on a Specified Warehouse created in connection with a Sale and Lease Back Transaction involving such Specified Warehouse;

(i) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(j) licenses of Patents, Trademarks, Copyrights, trade secrets, service marks, tradenames and any other intellectual property rights granted by Holdings or any of the Restricted Subsidiaries in the ordinary course of business and not interfering in any material respect with the conduct of the business of Holdings or such Restricted Subsidiary;

(k) construction liens arising in the ordinary course of business, including liens for work performed for which payment has not been made, securing obligations that are not due and payable or, in the case of any amounts overdue for a period in excess of 30 days, are being contested in good faith by appropriate proceedings and in respect of which, if applicable, Holdings or the relevant Restricted Subsidiary thereof shall have set aside on its books reserves as shall be required by GAAP;

(l) Liens for taxes, assessments or other governmental charges or levies not yet delinquent, or which are for less than $5,000,000 in the aggregate, or which are being contested in good faith by appropriate proceedings or for property taxes on property (other than Mortgaged Property or property that, pursuant to the terms hereof, is required to become Mortgaged Property) that Holdings or one of the Restricted Subsidiaries has determined to abandon if the sole recourse for such tax, assessment, charge, levy or claim is to such property;

(m) deposits to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capital Leases), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature made or incurred in the ordinary course of business, including those incurred to secure health, safety and environmental obligations in the ordinary course of business;

(n) zoning restrictions, easements, trackage rights, leases (other than Capital Leases), licenses, special assessments, rights-of-way, restrictions on use of real property and other similar encumbrances incurred in the ordinary course of business which were not incurred in connection with and do not secure Indebtedness for borrowed money, and, individually or in the aggregate, do not materially interfere with the ordinary conduct of the business of Holdings or any of the Restricted Subsidiaries or with the use of such real property for its intended use;

(o) purchase money security interests in equipment or other property or improvements thereto hereafter acquired (or, in the case of improvements, constructed) by any Restricted Subsidiary (including the interests of vendors and lessors under conditional sale and title retention agreements); provided that (i) such security interests secure Indebtedness permitted by Section 6.01(k), (ii) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition (or construction), (iii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition (or construction), including transaction costs incurred by Holdings or any Restricted Subsidiary in connection with such acquisition (or construction), and (iv) such security interests do not apply to any other property or assets of Holdings or any Restricted Subsidiary (other than to accessions to such equipment or other property or improvements; provided that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender);

(p) Liens arising out of operating lease or Capital Lease transactions permitted under Section 6.01(k) and transactions permitted by Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(q) Liens securing judgments for the payment of money in an aggregate amount not in excess of $10,000,000 (except to the extent covered by insurance, and the Administrative Agent shall be reasonably satisfied with the credit of such insurer), unless such judgments shall remain undischarged for a period of more than 30 consecutive days during which execution shall not be effectively stayed;

(r) Liens that are contractual rights of setoff (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness or (ii) pertaining to pooled deposit and/or sweep accounts of Holdings and/or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of Holdings and the Restricted Subsidiaries;

(s) any Lien on any property or asset of Holdings or a Restricted Subsidiary securing Indebtedness (including Permitted Refinancing Indebtedness) permitted by Section 6.01(m); provided that such Lien does not apply to any other property or assets of Holdings or any of the Restricted Subsidiaries not securing such Indebtedness at the date of the acquisition of such property or asset (other than after acquired property subjected to a Lien securing Indebtedness and other obligations incurred prior to such date and permitted hereunder which contains a requirement for the pledging of after acquired property, it being agreed that such after acquired property shall not include property of Holdings and the Restricted Subsidiaries, other than any such acquired Restricted Subsidiary of Holdings, that would have been included but for such acquisition);

(t) the replacement, extension or renewal of any Lien permitted above; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further, that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(u) Liens securing the Refinancing Facility or Refinancing Notes permitted under Section 6.01(t); provided that such Liens are subject to an Intercreditor Agreement;

(v) subject to the Term Loan/Revolving Facility Intercreditor Agreement, the Liens securing Indebtedness permitted by Section 6.01(g);

(w) [Intentionally Omitted];

(x) Liens securing Indebtedness permitted under Section 6.01(w) or 6.01(x), in each case subject to an Intercreditor Agreement, so long as any first priority Lien on the Collateral will be pari passu with the Lien thereon securing the Obligations or any junior Lien on the Collateral will be junior and subordinated to the Lien thereon securing the Obligations;

(y) Liens on any property or asset of a non-Loan Party securing Indebtedness of non-Loan Parties permitted by Section 6.01 or other obligations (other than Indebtedness) of a non-Loan Party not prohibited hereunder;

(z) Liens encumbering reasonable customary initial deposits and margin deposits and similar Liens attaching to brokerage accounts incurred in the ordinary course of business, consistent with past practices and not for speculative purposes;

(aa) Liens on specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances or letters of credit issued or created for the account of such Person to facilitate the purchase, shipment or storage of such inventory or other goods in the ordinary course of business;

(bb) Liens that are contractual rights of set-off relating to purchase orders and other agreements entered into with customers of Holdings, any Borrower or any of its Restricted Subsidiaries in the ordinary course of business;

(cc) Liens of a collection bank arising under Section 4-210 of the UCC on items in the course of collection;

(dd) Liens securing Other Secured Obligations (under and as defined in the Revolving Credit Agreement); and

(ee) Liens not otherwise permitted by this Section 6.02; provided that, the aggregate amount of Indebtedness and other obligations secured thereby does not exceed $150,000,000 at any time.

SECTION 6.03 Sale and Lease Back Transactions. Enter into any arrangement, directly or indirectly, with any person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property which it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease Back Transaction”) unless (a) the sale or transfer of such property is permitted by clause (f) of Section 6.05 and (b) any Capital Lease Obligations, Synthetic Lease Obligations or Liens arising in connection therewith are permitted by Sections 6.01 and 6.02, as the case may be.

SECTION 6.04 Investments, Loans and Advances. Purchase, hold or acquire any Equity Interests, evidences of indebtedness or other securities of, make or permit to exist any loans or advances to, make or permit to exist any investment or any other interest in, or enter into any Hedging Agreement with, any other person (collectively, “Investments”), except:

(a) Permitted Investments and Investments that were Permitted Investments when made;

(b) Investments as of the Closing Date in Holdings or any Restricted Subsidiary and Investments made after the Closing Date in Holdings or any Restricted Subsidiary; provided that (i) the aggregate amount of Investments made after the Closing Date by Loan Parties in, and Guarantees by Loan Parties of Indebtedness or other obligations of, Restricted Subsidiaries that are not Loan Parties (determined at the time of the making thereof without regard to any write-downs or write-offs of such Investments) shall not exceed the greater of (A) $75,000,000 and (B) and 23% of the Consolidated EBITDA for the most recently ended four fiscal quarter period ending with a fiscal quarter for which financial statements are required to have been delivered pursuant to Section 5.04(b) and (ii) no Event of Default under Sections 7.01(b), 7.01(c), 7.01(g) or 7.01(h) shall have occurred and be continuing; provided further that, for purposes of determining compliance with the foregoing limitation in clause (i) above as of any date, the amount of each Investment made on or prior to such date pursuant to this clause (b) that is subject to such limitation shall be deemed reduced (to not less than zero) by the aggregate amount of cash, dividends, interest, returns of principal or capital, repayments or other distributions returned to the applicable Loan Party in respect of such Investment prior to the date of determination;

(c) Capital Expenditures;

(d) (i) Loans and advances to officers, directors and employees of Holdings and the Restricted Subsidiaries made in the ordinary course of business in an aggregate principal amount not to exceed $10,000,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof); provided that any such loans with a principal amount in excess of $2,000,000 shall be approved by the board of directors of Holdings and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(e) Permitted Acquisitions;

(f) (i) any Investment acquired by a Loan Party (x) in exchange for any other Investment or accounts receivable held by a Loan Party in connection with or as a result of a bankruptcy, workout, reorganization or recapitalization of the Person in which such other Investment is made or which is the obligor with respect to such accounts receivable, (y) as a result of a foreclosure by a Loan Party with respect to any secured Investment or other transfer of title with respect to any secured Investment in default or (z) as a result of litigation, arbitration or other disputes with Persons who are not Affiliates, (ii) accounts receivable arising and trade credit granted in the ordinary course of business and any securities received in satisfaction or partial satisfaction thereof from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) prepayments and other credits to suppliers made in the ordinary course of business consistent with the past practices of Holdings and the Restricted Subsidiaries;

(g) Investments held by a Person acquired in a Permitted Acquisition or an Acquisition so long as such Investment is not made in anticipation or contemplation of such acquisition;

(h) Holdings and the Restricted Subsidiaries may enter into and perform their obligations under Hedging Agreements or other derivative instruments entered into in the ordinary course of business and so long as any such Hedging Agreement or other derivative instrument is not speculative in nature;

(i) Investments existing as of the Closing Date and set forth in Schedule 6.04;

(j) Investments arising out of the receipt by Holdings or any Restricted Subsidiary of non-cash consideration with respect to sales of assets permitted under Section 6.05; provided that such consideration (if the stated amount or value thereof is in excess of $1,000,000) is pledged upon receipt pursuant to the Guarantee and Collateral Agreement to the extent required thereby;

(k) Investments resulting from pledges and deposits referred to in Section 6.02;

(l) [Intentionally Omitted];

(m) [Intentionally Omitted];

(n) Investments in the ordinary course of business consisting of purchases and acquisitions of inventory, supplies, material or equipment or the licensing or contribution of intellectual property pursuant to joint marketing, joint development or similar arrangements with other Persons;

(o) any advances, loans, extensions of credit to suppliers, customers and vendors or other Investments in receivables owing to a Restricted Subsidiary, if created or acquired in the ordinary course of business and payable or dischargeable in accordance with customary trade terms; provided, however, that such trade terms may include such concessionary trade terms as such Restricted Subsidiary deems reasonable under the circumstances;

(p) [Intentionally Omitted];

(q) Investments in Restricted Subsidiaries that are not Loan Parties or a series of Investments from one Restricted Subsidiary to another solely to provide a Restricted Subsidiary that is consummating a Permitted Acquisition or an Acquisition with funds to pay the consideration in respect thereof in an aggregate amount not to exceed the amount of such consideration;

(r) Investments in HMH IP Company in the ordinary course of business in respect of operating expenses of HMH IP Company and other expenses incurred by HMH IP Company in connection with the digital development of Intellectual Property owned by the Borrowers and the Restricted Subsidiaries; provided that the amounts of such Investments shall be no more than amounts that would be otherwise payable to an unaffiliated third party providing such digital development services and in the aggregate shall not exceed $150,000,000 in any fiscal year;

(s) Investments in an aggregate amount (determined at the time of the making thereof without regard to any write-downs or write-offs of such Investments) not to exceed the sum of (i) the greater of $100,000,000 and 31% of the Consolidated EBITDA for the most recently ended fiscal year for which financial statements are required to have been delivered pursuant to Section 5.04(b) plus (ii) the Cumulative Credit at any time outstanding; provided that, both before and after giving effect to such Investment, on a pro forma basis, no Event of Default shall have occurred and be continuing; provided, further that, for purposes of determining compliance with the foregoing limitation as of any date, the amount of each Investment made on or prior to such date pursuant to this clause (s) shall be deemed reduced (to not less than zero) by the aggregate amount of cash, dividends, interest, returns of principal or capital, repayments or other distributions returned to the applicable person in respect of such Investment prior to the date of determination;

(t) the Specified Acquisition;

(u) Investments in joint ventures in an amount (determined at the time of the making thereof without regard to any write-downs or write-offs of such Investments) not to exceed the greater of (i) $75,000,000 and (ii) 23% of the Consolidated EBITDA for the most recently ended four fiscal quarter period ending with a fiscal quarter for which financial statements are required to have been delivered pursuant to Section 5.04(b); provided that, both before and after giving effect thereto, on a pro forma basis, no Event of Default shall have occurred and be continuing; provided, further that, for purposes of determining compliance with the foregoing limitation as of any date, the amount of each Investment made on or prior to such date pursuant to this clause (u) shall be deemed reduced (to not less than zero) by the aggregate amount of cash, dividends, interest, returns of principal or capital, repayments or other distributions returned to the applicable person in respect of such Investment prior to the date of determination; provided, further, that if any Investment pursuant to this clause (u) is made in any person that was not a Subsidiary on the date on which such Investment was made but becomes a wholly owned Subsidiary thereafter, then such Investment may, at the option of the Borrowers, upon such person becoming a wholly owned Subsidiary and so long as such person remains a wholly owned Subsidiary, be deemed to have been made pursuant to Section 6.04(b) (to the extent permitted by the proviso thereto in the case of any Subsidiary that is not a Loan Party) and not in reliance on this Section 6.04(u); and

(v) other Investments so long as on a pro forma basis after giving effect thereto, (i) no Event of Default shall have occurred and be continuing, (ii) the Net Total Leverage Ratio is not greater than 2.50 : 1.00 and (iii) the Liquidity of Holdings and its Restricted Subsidiaries on a consolidated basis shall be at least $250,000,000.

The amount of any Investment made other than in the form of cash or cash equivalents shall be the fair market value thereof (as determined by the Borrowers in good faith) valued at the time of the making thereof, and without giving effect to any subsequent write-downs or write-offs thereof.

SECTION 6.05 Mergers, Consolidations, Sales of Assets and Acquisitions. Merge into or consolidate with any other person, or permit any other person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of the assets (whether now owned or hereafter acquired) of Holdings or any Restricted Subsidiary or less than all the Equity Interests of any Restricted Subsidiary, or purchase, lease or otherwise acquire (in one transaction or a series of transactions) any Equity Interests in or assets of any other person, except:

(a) purchases or other acquisitions of inventory, materials, equipment or other assets in the ordinary course of business;

(b) if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger, consolidation or amalgamation of any Subsidiary of Holdings (other than a Borrower) into (or with) Holdings in which Holdings is the survivor, (ii) the merger, consolidation or amalgamation of any Borrower in a transaction in which such Borrower is the survivor, (iii) the merger, consolidation or amalgamation or consolidation of any Subsidiary (other than any Borrower) into or with any Loan Party in a transaction in which the surviving or resulting entity is a Loan Party and, in the case of each of clauses (ii) and (iii), no person other than the Borrower or the Loan Party receives any consideration, (iv) the merger or consolidation of any Subsidiary that is not a Loan Party into or with any other Subsidiary that is not a Loan Party, or (v) any Subsidiary may merge, consolidate or amalgamate with any other person in order to effect an Investment permitted pursuant to Section 6.04 so long as the continuing or surviving person shall be a Subsidiary, which shall be a Loan Party if the merging, consolidating or amalgamating Subsidiary was a Loan Party and which together with each of its Subsidiaries shall have complied with the requirements of Section 5.12;

(c) sales or other dispositions of assets described in clause (i), (ii), (iii), (iv), (v), (vi) or (vii) of the definition of “Asset Sale”;

(d) pursuant to Permitted Acquisitions;

(e) Investments made in accordance with Section 6.04 and Liens permitted by Section 6.02;

(f) any sale, transfer, lease or other disposition (including any Sale and Lease Back Transactions permitted by Section 6.03) of property; provided that (i) at the time of any such transaction, on a pro forma basis after giving effect thereto, no Event of Default shall have occurred and be continuing, or would result therefrom, and (ii) the consideration received for such property shall be not less than 75% in cash and/or Permitted Investments; provided however, for the purposes of this clause (f)(ii), each of the following shall be deemed to be cash: (A) the amount of any liabilities (as shown on Holdings’ or such Subsidiary’s most recent balance sheet or in the notes thereto) that are assumed by the transferee of any such assets or are otherwise cancelled in connection with such transaction, (B) any Designated Non-Cash Consideration received in respect of such disposition having an aggregate fair market value as determined by the Borrowers in good faith, taken together with all other Designated Non-Cash Consideration received pursuant to this clause that is at that time outstanding, not in excess of the greater of (A) $25,000,000 and (B) 7.5% of the Consolidated EBITDA for the most recently ended four fiscal quarter period ending with a fiscal quarter for which financial statements are required to have been delivered pursuant to Section 5.04(b), at the time of receipt of such Designated Non-Cash Consideration, with the fair market value of each item of Designated Non-Cash Consideration being measured at the time received and without giving effect to subsequent changes in value, and (C) any non-cash proceeds received in the form of Indebtedness or Equity Interests are pledged to the Collateral Agent to the extent required under Section 5.12; provided further, that no sale of the Equity Interests of any Subsidiary may be made pursuant to this clause (f) except in connection with the sale of all its outstanding Equity Interests that is held by Holdings and any other Subsidiary;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of an accounts receivables financing transaction;

(h) the sale or other disposition of Revolving Facility First Lien Collateral (as defined in the Term Loan/Revolving Facility Intercreditor Agreement);

(i) any Restricted Subsidiary that is not a Loan Party may liquidate or dissolve into, and in connection therewith, transfer its assets and liabilities to, Holdings or another Restricted Subsidiary if the board of directors of Holdings or HMHP determines in good faith that such liquidation or dissolution is in the best interests of Holdings and HMHP and is not materially disadvantageous to the Lenders; and

(j) any Restricted Subsidiary may sell, transfer, lease or otherwise dispose of, in one transaction or a series of transactions, all or any part of its assets or business to any other Restricted Subsidiary; provided that such transaction complies with Section 6.04 and Section 6.07.

SECTION 6.06 Restricted Payments; Restrictive Agreements.

(a) Declare or make, or agree to declare or make, directly or indirectly, any Restricted Payment (including pursuant to any Synthetic Purchase Agreement), or incur any obligation (contingent or otherwise) to do so; provided, however, that (i) Holdings may repurchase, or may pay cash dividends or distributions with respect to its Equity Interests so that one or more of its parent holding companies (if any) may repurchase, its own Equity Interests owned by present or former officers or employees of Holdings or the Restricted Subsidiaries or make payments to present or former officers or employees of Holdings or the Restricted Subsidiaries upon termination of employment in connection with the exercise of stock options, stock appreciation rights or similar equity incentives or equity based incentives pursuant to management incentive plans or in connection with the death or disability, retirement or termination of employment of such present or former officers or employees; provided, that the aggregate amount of such Restricted Payments under this clause (i) shall not exceed in any calendar year $2,000,000; provided that any unused amount in any calendar year may be carried forward into any succeeding calendar year (plus the amount of net proceeds received by Holdings during such calendar year from Employee Equity Sales and the amount of net proceeds of any key-man life insurance received during such calendar year); and provided further, that the aggregate amount of such purchases or redemptions that may be made pursuant to this clause (i) shall not exceed $10,000,000 (plus the amount of net proceeds received by Holdings after the date of this Agreement from Employee Equity Sales); (ii) this Section 6.06(a) shall not apply to repurchases of Equity Interests deemed to occur upon exercise of stock options or warrants if such Equity Interests represent a portion of the exercise price of such options or warrants; (iii) any Restricted Subsidiary of Holdings may declare and make Restricted Payments to, repurchase its Equity Interests from or make other distributions to Holdings or to any wholly owned Restricted Subsidiary of Holdings (or, in the case of non-wholly owned Restricted Subsidiaries, to Holdings or any Restricted Subsidiary that is a direct or indirect parent of such

Restricted Subsidiary and to each other owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of Holdings or such Restricted Subsidiary) based on their relative ownership interests; (iv) Restricted Payments may be made at any time in an aggregate amount not exceeding the Cumulative Credit when, on a pro forma basis after giving effect thereto, no Event of Default shall have occurred and be continuing and the Net Total Leverage Ratio on a pro forma basis is not greater than 3.50 : 1.00; (v) Restricted Payments may be made at any time in an aggregate amount not exceeding $50,000,000 when, on a pro forma basis after giving effect thereto, no Event of Default shall have occurred and be continuing; and (vi) Restricted Payments may be made at any time when, on a pro forma basis after giving effect thereto, (x) no Event of Default shall have occurred and be continuing, (y) the Net Total Leverage Ratio on a pro forma basis is not greater than 2.50 : 1.00 and (z) the Liquidity of Holdings and its Restricted Subsidiaries on a consolidated basis shall be at least $250,000,000.

(b) Enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon (i) the ability of Holdings, or any Restricted Subsidiary to create, incur or permit to exist any Lien upon any of its property or assets, or (ii) the ability of any Restricted Subsidiary to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Holdings or any Restricted Subsidiary or to Guarantee Indebtedness of Holdings or any Restricted Subsidiary; provided that (A) the foregoing shall not apply to restrictions and conditions imposed by law, any Loan Document, agreement governing any Indebtedness permitted under Section 6.01(a), (g) or (w) or to the extent such restrictions and conditions do not contravene the Loan Documents, under Section 6.01(m) or (n) (with respect to Restricted Subsidiaries that are not Loan Parties) or a Refinancing Facility or Refinancing Notes permitted under Section 6.01(t), (B) the foregoing shall not apply to customary restrictions and conditions contained in agreements relating to the sale of, or sale of the assets of a Restricted Subsidiary pending such sale; provided such restrictions and conditions apply only to the Restricted Subsidiary that is, or such assets that are, to be sold and such sale is permitted hereunder, (C) restrictions or conditions imposed by any agreement relating to Liens permitted by Section 6.02 if such restrictions or conditions apply only to the property or assets subject to such Liens, (D) clause (i) of the foregoing shall not apply to customary provisions in leases and other contracts restricting the assignment thereof, (E) clause (i) of the foregoing shall not apply to restrictions or conditions imposed by the Revolving Credit Agreement and other “Loan Documents” defined therein, (F) the foregoing shall not apply to any Not for Profit Subsidiary, (G) customary provisions in joint venture agreements and other similar agreements applicable to joint ventures entered into in the ordinary course of business and (H) any agreement in effect at the time a person becomes a Subsidiary, so long as such agreement was not entered into in contemplation of such person becoming a Subsidiary.

SECTION 6.07 Transactions with Affiliates. Except for transactions between or among Loan Parties, sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transactions with, any of its Affiliates, except (a) that Holdings or any Restricted Subsidiary may (i) engage in any of the foregoing transactions upon terms no less favorable to Holdings or such Restricted Subsidiary than could be obtained on an arm’s-length basis from unrelated third parties and (ii) in the case of a Restricted Subsidiary that is a Loan Party, make an Investment in any Affiliate that provides services to any Borrower or its Restricted Subsidiaries; provided that (x) such Investment is made pursuant to Section 6.04(s) or (u) and is permitted thereby, and (y) the board of directors of Holdings determines that such Investment is in the best interests of Holdings and the Restricted Subsidiaries, (b) Restricted Payments permitted by Section 6.06(a), (c) the indemnification of, and the payment of reasonable and customary fees and indemnities to, directors, officers and employees of Holdings and the Restricted Subsidiaries in the ordinary course of business, (d) Investments permitted by clauses (b), (d), (q) or (r) of Section 6.04, Investments in joint ventures and non-Loan Parties permitted by clauses (s), (u) or (v) of Section 6.04 and transfers permitted under Section 6.05 of work-in-process and products in the ordinary course of business among Holdings and its Subsidiaries in connection with the digital development of Intellectual Property owned by the Loan Parties, (e) (i) any employment agreement entered into by Holdings or any Restricted Subsidiary in the ordinary course of business, (ii) any subscription agreement or similar agreement pertaining to the repurchase of Equity Interests pursuant to put/call rights or similar rights with employees, officers or directors, and (iii) any employee compensation, benefit plan or arrangement, any health, disability or similar insurance plan which covers employees, and any reasonable employment contract and transactions pursuant thereto, (f) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, stock options and stock ownership plans entered into by Holdings or any Restricted Subsidiary in the ordinary course of business and approved by the board of directors of Holdings or HMHP, (g) the existence of, or the performance by Holdings, any Borrower or any of the Restricted Subsidiaries of its obligations under the terms of, any stockholders agreement or its equivalent with the stockholders of Holdings or any direct or indirect parent of a Borrower (including any registration rights agreement or purchase agreement related thereto) to which it is a party as of the Closing Date and any similar agreements which it may enter into thereafter, (h) transactions by and among non-Loan Parties, (i) payments by Holdings, any Borrower or any Restricted Subsidiary to an Affiliate for any financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by a majority of the members of the board of directors of Holdings in good faith, (j) transactions with respect to which Holdings, the Borrowers or any Restricted Subsidiary, as the case may be, delivers a letter from an Independent Financial Advisor addressed to the Lenders and the Administrative Agent stating that such transaction is fair to Holdings, the Borrowers or such Restricted Subsidiary from a financial point of view, (k) investments by Affiliates in securities or Indebtedness of Holdings or any Restricted Subsidiary so long as (i) the investment is being offered generally to other investors on the same or more favorable terms and (ii) the aggregate investment by Affiliates constitutes less than 50% of the proposed or outstanding issue amount of such class of securities or Indebtedness; (l) any transaction with an Affiliate in which the consideration paid by Holdings, the Borrowers or any Restricted Subsidiary consists only of Equity Interests of Holdings or any direct or indirect parent company of Holdings, and (m) any merger, consolidation or reorganization of Holdings with an Affiliate of Holdings not materially adverse to the interests of the Lenders and solely for the purpose of (i) forming or collapsing a holding company structure or (ii) reincorporating Holdings in a new jurisdiction.

SECTION 6.08 Other Indebtedness and Agreements.

(a) Permit (i) any waiver, supplement, modification or amendment of any indenture, instrument or agreement pursuant to which any Subordinated Indebtedness in an aggregate principal amount exceeding $35,000,000 of Holdings or any of the Restricted Subsidiaries is outstanding other than any such waiver, supplement, modification or amendment (A) that does not increase the obligations of the obligor or confer additional rights on the holder of such Subordinated Indebtedness in a manner adverse in any material respect to Holdings, any of the Restricted Subsidiaries or the Lenders or (B) otherwise complies with the definition of “Permitted Refinancing Indebtedness” or (ii) any waiver, supplement, modification or amendment of its certificate of incorporation, by laws, operating, management or partnership agreement or other organizational documents, to the extent any such waiver, supplement, modification or amendment would be adverse to the Lenders in any material respect.

(b) (i) Make any distribution, whether in cash, property, securities or a combination thereof, other than regular scheduled payments of principal and interest as and when due (to the extent not prohibited by applicable subordination provisions) or from the proceeds of Permitted Refinancing Indebtedness (including any Refinancing Facility or Refinancing Notes), in respect of, or pay, or commit to pay, or, directly or indirectly (including pursuant to any Synthetic Purchase Agreement), redeem, repurchase, retire or otherwise acquire for consideration, or set apart any sum for the aforesaid purposes, any Subordinated Indebtedness in an aggregate outstanding principal amount exceeding $35,000,000 (or Permitted Refinancing Indebtedness in respect thereof), or (ii) pay in cash any amount in respect of any Subordinated Indebtedness in an aggregate outstanding principal amount exceeding $35,000,000 or preferred Equity Interests that may at the obligor’s option be paid in kind or in other securities, except, in each case, (I) payments at any time in an aggregate amount not exceeding the Cumulative Credit when, on a pro forma basis after giving effect thereto, no Event of Default shall have occurred and be continuing and the Net Total Leverage Ratio on a pro forma basis is not greater than 3.50 : 1.00 or (II) if at the time of any such distribution or payment, on a pro forma basis after giving effect thereto, (x) no Default shall have occurred and be continuing and (y) the Net Total Leverage Ratio shall be less than 2.50 : 1.00.

SECTION 6.09 [Intentionally deleted]

SECTION 6.10 [Intentionally deleted].

SECTION 6.11 [Intentionally deleted].

SECTION 6.12 Fiscal Year. (a) Without the consent of the Administrative Agent, make or permit any changes in accounting policies or reporting practices, except as permitted or required by generally accepted accounting principles or (b) with respect to Holdings and any Borrower, change their fiscal year-end to a date other than December 31.

SECTION 6.13 Certain Equity Securities. Issue any Equity Interest that is not Qualified Capital Stock.

SECTION 6.14 Business of Holdings, Borrowers and Restricted Subsidiaries. (a) Except in the case of Holdings, engage at any time in any business or business activity other than a Permitted Business and (b) in the case of Holdings, (i) engage in any business or activity other than (A) the ownership of Equity Interests in its Subsidiaries (and any promissory note issued to it by any Subsidiary, provided that such promissory note is subordinated to the Obligations on terms reasonably satisfactory to the Administrative Agent and pledged as Collateral) and activities incidental thereto or, (B) performance of its obligations under the Loan Documents and other Indebtedness permitted hereunder, (C) issuance of Equity Interests or (D) as otherwise required by law or incidental to its being a public company, (ii) own or acquire any assets other than Equity Interests in its Subsidiaries or any other Loan Party, any such promissory note or any cash or other assets received as a dividend or other distribution in respect of such Equity Interests, its books and records and deposit accounts or (iii) incur any liabilities other than liabilities under the Loan Documents and guarantees of Indebtedness of the Borrowers and their Subsidiaries permitted hereunder, liabilities imposed by law (including tax liabilities) and other liabilities incidental to its existence and permitted business and activities.

SECTION 6.15 Designation of Unrestricted Subsidiaries and Re-Designation of Restricted Subsidiaries.

(a) Designate any Subsidiary as an Unrestricted Subsidiary by Holdings delivering to the Administrative Agent a certificate of a Responsible Officer of Holdings certifying the resolutions of its board of directors authorizing such designation and the satisfaction of the following conditions: (i) neither such Subsidiary nor any of its Subsidiaries that have been (or concurrently with such designation will be) designated as Unrestricted Subsidiaries owns any Equity Interests or Indebtedness of, or owns or holds any Lien on, any property of, Holdings or any of its Restricted Subsidiaries, (ii) any Investment in such Subsidiary by Holdings or any of its Restricted Subsidiaries existing at the time of or subsequent to such designation shall be permitted by Section 6.04, (iii) no Event of Default shall have occurred and be continuing and the Net Total Leverage Ratio shall be less than 2.50 : 1.00 on a pro forma basis, and (iv) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such designation, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

(b) Re-designate any Unrestricted Subsidiary as a Restricted Subsidiary unless such re-designation is made by Holdings delivering to the Administrative Agent a certificate of a Responsible Officer of Holdings certifying the resolutions of its board of directors authorizing such re-designation and certifying that both before and after giving effect to such re-designation, (i) such Unrestricted Subsidiary shall be a wholly owned Subsidiary of the Borrowers, (ii) no Event of Default shall have occurred and be continuing or would result therefrom and the Net Total Leverage Ratio shall be less than 2.50 : 1.00 on a pro forma basis, (iii) all representations and warranties contained herein and in the other Loan Documents shall be true and correct in all material respects with the same effect as though such representations and warranties had been made on and as of the date of such re-designation, unless stated to relate to a specific earlier date, in which case such representations and warranties shall be true and correct in all material respects as of such earlier date.

ARTICLE VII

Events of Default

SECTION 7.01 Events of Default. In case of the happening of any of the following events (“Events of Default”):

(a) any representation or warranty made or deemed made in or in connection with any Loan Document or the Borrowings hereunder, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished in connection with or pursuant to any Loan Document, shall prove to have been false or misleading in any material respect when so made, deemed made or furnished; provided that, in respect of any representation or warranty made or deemed to be made on the Closing Date, including pursuant to the Supplement to the Guarantee and Collateral Agreement delivered by Tom Snyder Productions, Inc., a Delaware corporation, and International Center for Leadership in Education, Inc., a New York corporation, on the Closing Date (other than the Seller Representations and Specified Representations), there shall not be an Event of Default under this Section 7.01(a) if (i) the applicable representation or warranty is false or misleading in any material respect solely as a result of any event, circumstance or fact concerning the Target and (ii) it would be true and correct in all material respects if made or deemed to be made by the applicable Loan Party on a date within sixty (60) days after the Closing Date; provided further that, in each case, such materiality qualifier shall not be applicable to any representations and warranties that are already qualified or modified by materiality in the text thereof;

(b) default shall be made in the payment of any principal of any Loan when and as the same shall become due and payable whether at the due date thereof or at a date fixed for prepayment thereof or by acceleration thereof or otherwise;

(c) default shall be made in the payment of any interest on any Loan or any Fee or any other amount (other than an amount referred to in (b) above) due under any Loan Document, when and as the same shall become due and payable, and such default shall continue unremedied for a period of three Business Days;

(d) default shall be made in the due observance or performance by Holdings, any Borrower or any other Restricted Subsidiary of any covenant, condition or agreement contained in Section 5.01(a) (with respect to Holdings and any Borrower), 5.05(a) or 5.08 or in Article VI;

(e) default shall be made in the due observance or performance by Holdings, any Borrower or any other Restricted Subsidiary of any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (b), (c) or (d) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent or any Lender to the Borrowers;

(f) (i) Holdings or any Restricted Subsidiary shall fail to pay any principal or interest, regardless of amount, due in respect of any Material Indebtedness, when and as the same shall become due and payable (with all applicable grace periods having expired), or (ii) any other event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with or without the giving of notice, the lapse of time or both) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this clause (ii) shall not apply to secured Indebtedness that becomes due as a result of the voluntary sale or transfer of the property or assets securing such Indebtedness; provided further that, with respect to any financial covenant under the Revolving Credit Agreement, a breach shall only result in an Event of Default under this Section 7.01(f) upon the acceleration of the Indebtedness under the Revolving Credit Agreement and/or the exercise of any remedies by the administrative agent or the collateral agent under the Revolving Credit Agreement in respect of any Collateral;

(g) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings or any Restricted Subsidiary, or of a substantial part of the property or assets of Holdings or a Restricted Subsidiary, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, administration, insolvency, receivership, examinership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for Holdings or any Restricted Subsidiary or for a substantial part of the property or assets of Holdings or a Restricted Subsidiary or (iii) the winding-up or liquidation of Holdings or any Restricted Subsidiary; and such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(h) Holdings or any Restricted Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal, state or foreign bankruptcy, administration, insolvency, receivership, examinership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (g) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator, examiner or similar official for Holdings or any Restricted Subsidiary or for a substantial part of the property or assets of Holdings or any Restricted Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

(i) one or more judgments shall be rendered against Holdings, any Restricted Subsidiary or any combination thereof and the same shall remain undischarged for a period of 30 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings or any Restricted Subsidiary to enforce any such judgment and such judgment either (i) is for the payment of money in an aggregate amount in excess of $35,000,000 (to the extent not covered by independent third-party insurance not disputing coverage) or (ii) is for injunctive relief and could reasonably be expected to result in a Material Adverse Effect;

(j) an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other such ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect;

(k) any Guarantee under the Guarantee and Collateral Agreement or any other Security Document for any reason shall cease to be in full force and effect (other than in accordance with its terms or the terms of any other Loan Document), or any Loan Party shall deny in writing that it has any further liability under the Guarantee and Collateral Agreement or any of such other Security Documents (other than as a result of the discharge of such Loan Party in accordance with the terms of the Loan Documents);

(l) any security interest purported to be created by any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid, perfected, first priority (except as otherwise expressly provided in this Agreement, any other Loan Document or such Security Document) security interest in the securities, assets or properties covered thereby, except (i) to the extent that any such loss of perfection or priority results from the failure of the Collateral Agent to maintain possession of certificates representing securities pledged under the Guarantee and Collateral Agreement, (ii) to the extent that any such loss is covered by a lender’s title insurance policy and the related insurer promptly after such loss shall have acknowledged in writing that such loss is covered by such title insurance policy and (iii) to the extent that all such losses of perfection or priority involve Collateral with a fair value aggregating less than $5,000,000; or

(m) there shall have occurred a Change in Control;

then, and in every such event (other than an event with respect to any event described in paragraph (g) or (h) above), and at any time thereafter during the continuance of such event, the Administrative Agent may, and at the request of the Required Lenders shall, by notice to the Borrowers, take either or both of the following actions, at the same or different times: (i) terminate forthwith the Commitments and (ii) declare the Loans then outstanding to be forthwith due and payable in whole or in part, whereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding; and in any event described in paragraph (g) or (h) above, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and any unpaid accrued Fees and all other liabilities of the Borrowers accrued hereunder and under any other Loan Document, shall automatically become due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrowers, anything contained herein or in any other Loan Document to the contrary notwithstanding.

After the occurrence and during the continuance of any Event of Default and acceleration of the Loans, all proceeds realized from any Loan Party or on account of any Collateral owned by any Loan Party or, without limiting the foregoing, on account of any Prepayment Event, any payments in respect of any Obligations and all proceeds of the Collateral, shall be applied in the following order (the “Waterfall”):

(i) first, ratably to pay the Obligations in respect of any fees and expenses, indemnities and other amounts (including, without limitation, amounts in respect of any Loans advanced by the Administrative Agent on behalf of a Lender for which the Administrative Agent has not been reimbursed) then due to the Administrative Agent and Collateral Agent, until paid in full;

(ii) second, ratably to pay any expenses, indemnities, and fees then due to the Lenders, until paid in full;

(iii) third, ratably to pay the accrued but unpaid interest and fees in respect of the Loans, until paid in full;

(iv) fourth, ratably to pay (A) the unpaid principal in respect of the Loans and (B) the Other Secured Obligations;

(v) fifth, ratably to pay other Obligations then due, including Other Secured Obligations that are not Other Pari Passu Secured Obligations, until paid in full; and

(vi) sixth, to the Borrowers or such other person entitled thereto under applicable law.

ARTICLE VIII

Agents

SECTION 8.01 Authorization and Action.

(a) Each Lender hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.

(b) Each Lender hereby further irrevocably appoints Citibank, N.A. to act on its behalf as Collateral Agent hereunder and under the other Loan Documents and authorizes the Collateral Agent to take such actions on its behalf and to exercise such powers as are delegated to the Collateral Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Collateral Agent shall act on behalf of the Lenders and shall have all of the benefits and immunities (i) provided to the Collateral Agent in this Article VIII with respect to any acts taken or omissions suffered by the Collateral Agent in connection with its activities in such capacity as fully as if the term “Agent” as used in this Article VIII included the Collateral Agent with respect to such acts or omissions, and (ii) as additionally provided herein with respect to the Collateral Agent.

(c) The provisions of this Article (except Sections 8.07 and 8.11) are solely for the benefit of the Agents, the Collateral Agent, the Arrangers and the Lenders, and neither Holdings nor any other Loan Party shall have rights as a third party beneficiary of any of such provisions (except Sections 8.07 and 8.11).

SECTION 8.02 Agent Individually.

(a) The Person serving as an Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not an Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as an Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with Holdings or any of its Subsidiaries or other Affiliate thereof as if such person were not an Agent hereunder and without any duty to account therefor to the Lenders.

(b) Each Lender understands that the Person serving as an Agent, acting in its individual capacity, and its Affiliates (collectively, an “Agent’s Group”) are engaged in a wide range of financial services and businesses (including investment management, financing, securities trading, corporate and investment banking and research) (such services and businesses are collectively referred to in this Section 8.02 as “Activities”) and may engage in the Activities with or on behalf of one or more of the Loan Parties or their respective Affiliates. Furthermore, each Agent’s Group may, in undertaking the Activities, engage in trading in financial products or undertake other investment businesses for its own account or on behalf of others (including the Loan Parties and their Affiliates and including holding, for its own account or on behalf of others, equity, debt and similar positions in Holdings or another Loan Party or their respective Affiliates), including trading in or holding long, short or derivative positions in securities, loans or other financial products of one or more of the Loan Parties or their Affiliates. Each Lender understands and agrees that in engaging in the Activities, each Agent’s Group may receive or otherwise obtain information concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) which information may not be available to any of the Lenders that are not members of such Agent’s Group. None of the Agents nor any member of any Agent’s Group shall have any duty to disclose to any Lender or use on behalf of the Lenders, and shall not be liable for the failure to so disclose or use, any information whatsoever about or derived from the Activities or otherwise (including any information concerning the business, prospects, operations, property, financial and other condition or creditworthiness of any Loan Party or any Affiliate of any Loan Party) or to account for any revenue or profits obtained in connection with the Activities, except that the Administrative Agent shall deliver or otherwise make available to each Lender such documents as are expressly required by any Loan Document to be transmitted by the Administrative Agent to the Lenders.

(c) Each Lender further understands that there may be situations where members of an Agent’s Group or their respective customers (including the Loan Parties and their Affiliates) either now have or may in the future have interests or take actions that may conflict with the interests of any one or more of the Lenders (including the interests of the Lenders hereunder and under the other Loan Documents). Each Lender agrees that no member of an Agent’s Group is or shall be required to restrict its activities as a result of the person serving as Agent being a member of such Agent’s Group, and that each member of an Agent’s Group may undertake any Activities without further consultation with or notification to any Lender. None of (i) this Agreement nor any other Loan Document, (ii) the receipt by any Agent’s Group of information (including Borrower Information) concerning the Loan Parties or their Affiliates (including information concerning the ability of the Loan Parties to perform their respective Obligations hereunder and under the other Loan Documents) nor (iii) any other matter shall give rise to any fiduciary, equitable or contractual duties (including without limitation any duty of trust or confidence) owing by any Agent or any member of any Agent’s Group to any Lender including any such duty that would prevent or restrict any Agent’s Group from acting on behalf of customers (including the Loan Parties or their Affiliates) or for its own account.

SECTION 8.03 Duties of Agents; Exculpatory Provisions.

(a) The Agents’ duties hereunder and under the other Loan Documents are solely ministerial and administrative in nature and an Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, (i) an Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (ii) an Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that an Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that an Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose any Agent or any of its Affiliates to liability or that is contrary to any Loan Document or applicable law, including for the avoidance of doubt, any action that may be in violation of the automatic stay under any Bankruptcy Law or that may effect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Bankruptcy Law, and (iii) an Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to any Borrower or any of their Affiliates that is communicated to or obtained by the Person serving as an Agent or any of its Affiliates in any capacity.

(b) An Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as such Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.08) or (ii) in the absence of its own gross negligence or willful misconduct. An Agent shall be deemed not to have knowledge of any Default or the event or events that give or may give rise to any Default unless and until the Borrowers or any Lender shall have given notice to such Agent describing such Default and such event or events.

(c) Neither any Agent nor any member of an Agent’s Group shall be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty, representation or other information made or supplied in or in connection with this Agreement, any other Loan Document or the information presented to the other Lenders by any Borrower, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith or the adequacy, accuracy and/or completeness of the information contained therein, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the perfection or priority of any Lien or security interest created or purported to be created by the Collateral Documents or (v) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than (but subject to the foregoing clause (ii)) to confirm receipt of items expressly required to be delivered to the Agents.

(d) Nothing in this Agreement or any other Loan Document shall require any Agent or any of its Related Parties to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to an Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by an Agent or any of its Related Parties.

SECTION 8.04 Reliance by Agents. The Agents shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper person. Each Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, an Agent may presume that such condition is satisfactory to such Lender unless an officer of an Agent responsible for the transactions contemplated hereby shall have received notice to the contrary from such Lender prior to the making of such Loan and in the case of a Borrowing, such Lender shall not have made available to an Agent such Lender’s ratable portion of such Borrowing. An Agent may consult with legal counsel (who may be counsel for a Borrower or any other Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05 Indemnification.

(a) Each Lender severally agrees to indemnify the Agents (to the extent not promptly reimbursed by the Borrowers) from and against such Lender’s pro rata share (based on the Loans and unused Commitments held by such Lender relative to the total Loans and unused

Commitments then outstanding) of any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against any Agent in any way relating to or arising out of this Agreement or any action taken or omitted by any Agent under this Agreement (collectively, the “Indemnified Costs”), provided that no Lender shall be liable for any portion of the Indemnified Costs resulting from such Agent’s gross negligence or willful misconduct as found in a non-appealable judgment by a court of competent jurisdiction. Without limitation of the foregoing, each Lender agrees to reimburse each Agent promptly upon demand for its ratable share of any reasonable out-of-pocket expenses (including reasonable counsel fees) incurred by such Agent in connection with the preparation, execution, delivery, administration, modification, amendment or enforcement (whether through negotiations, legal proceedings or otherwise) of, or legal advice in respect of rights or responsibilities under, this Agreement, to the extent that such Agent is not promptly reimbursed for such expenses by the Borrowers. In the case of any investigation, litigation or proceeding giving rise to any Indemnified Costs, this Section 8.05 applies whether any such investigation, litigation or proceeding is brought by any Agent, any Lender or a third party.

(b) The failure of any Lender to reimburse any Agent promptly upon demand for its ratable share of any amount required to be paid by the Lenders to such Agent as provided herein shall not relieve any other Lender of its obligation hereunder to reimburse any Agent, but no Lender shall be responsible for the failure of any other Lender to reimburse any Agent. Without prejudice to the survival of any other agreement of any Lender hereunder, the agreement and obligations of each Lender contained in this Section 8.05 shall survive the payment in full of principal, interest and all other amounts payable hereunder and under the promissory notes, if any. Each of the Agents agrees to return to the Lenders their respective ratable shares of any amounts paid under this Section 8.05 that are subsequently reimbursed by the Borrowers.

SECTION 8.06 Delegation of Duties. Each Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more co-agents or sub-agents appointed by such Agent. Any Agent and any such co-agent or sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. Each such co-agent and sub-agent and the Related Parties of an Agent and each such coagent and sub-agent (including their respective Affiliates in connection with the syndication of the Term Loan Facility) shall be entitled to the benefits of all provisions of this Article VIII and Article IX (as though such co-agents and sub-agents were such “Agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.07 Resignation of Agent. The Agents may at any time give notice to the Lenders and the Borrowers of its resignation. Upon receipt of any such notice of resignation, the Required Lenders shall have the right, in consultation with the Borrowers, to appoint a successor, which shall be a bank with an office in New York, New York, or an Affiliate of any such bank with an office in New York, New York. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Agent gives notice of its resignation (such 30-day period, the “Lender Appointment Period”), then the retiring Agent may on behalf of the applicable Lenders, appoint a successor Agent meeting the qualifications set forth above. In addition and without any obligation on the part of the retiring Agent to appoint, on behalf of the Lenders, a successor Agent, the retiring Agent may at any time upon or after the end of the Lender Appointment Period notify the Borrowers and the Lenders that no qualifying person has accepted appointment as successor Agent and the effective date of such retiring Agent’s resignation. Upon the resignation effective date established in such notice and regardless of whether a successor Agent has been appointed and accepted such appointment, the retiring Agent’s resignation shall nonetheless become effective and (i) the retiring Agent shall be discharged from its duties and obligations as Agent hereunder and under the other Loan Documents as to which it has resigned and (ii) all payments, communications and determinations provided to be made by, to or through the retiring Agent shall instead be made by or to each applicable Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this paragraph. Upon the acceptance of a successor’s appointment as Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties as Agent of the retiring (or retired) Agent as to which it has resigned, and the retiring Agent shall be discharged from all of its duties and obligations as Agent hereunder or under the other Loan Documents in respect of the Term Loan Facility as to which it has resigned (if not already discharged therefrom as provided above in this paragraph). The fees payable by the Borrowers to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrowers and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 8.05 and Section 9.05 shall continue in effect for the benefit of such retiring Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent.

SECTION 8.08 Non-Reliance on Agent and Other Lenders.

(a) Each Lender confirms to the Agents, the Arrangers, each other Lender and each of their respective Related Parties that it (i) possesses (individually or through its Related Parties) such knowledge and experience in financial and business matters that it is capable, without reliance on any Agent, any Arranger, any other Lender or any of their respective Related Parties, of evaluating the merits and risks (including tax, legal, regulatory, credit, accounting and other financial matters) of (x) entering into this Agreement, (y) making Loans and other extensions of credit hereunder and under the other Loan Documents and (z) in taking or not taking actions hereunder and thereunder, (ii) is financially able to bear such risks and (iii) has determined that entering into this Agreement and making Loans and other extensions of credit hereunder and under the other Loan Documents is suitable and appropriate for it.

(b) Each Lender acknowledges that (i) it is solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with this Agreement and the other Loan Documents, (ii) that it has, independently and without reliance upon any Agent, any Arranger, any other Lender or any of their respective Related Parties, made its own appraisal and investigation of all risks associated with, and its own credit analysis and decision to enter into, this Agreement based on such documents and information, as it has deemed appropriate and (iii) it will, independently and without reliance upon any Agent, any Arranger, any other Lender or any of their respective Related Parties, continue to be solely responsible for making its own appraisal and investigation of all risks arising under or in connection with, and its own credit analysis and decision to take or not take action under, this Agreement and the other Loan Documents based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(A) the financial condition, status and capitalization of the Borrowers and each other Loan Party;

(B) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(C) determining compliance or non-compliance with any condition hereunder to the making of a Loan and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition;

(D) the adequacy, accuracy and/or completeness of any information delivered by any Agent, any Arranger, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document.

SECTION 8.09 No Other Duties, etc. Anything herein to the contrary notwithstanding, none of the Persons acting as, Arranger or Syndication Agent listed on the cover page hereof shall have any powers, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, the Collateral Agent or as a Lender hereunder.

SECTION 8.10 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Bankruptcy Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on any Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders and the Administrative Agent hereunder) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same; and any custodian, receiver, interim receiver, monitor, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent hereunder.

SECTION 8.11 Other Secured Agreements.

(a) The Borrowers and any Other Secured Party may from time to time designate an agreement that otherwise would qualify as an Other Secured Agreement as an Other Secured Agreement upon written notice to the Administrative Agent from the Borrowers and such Other Secured Party, in form reasonably acceptable to the Administrative Agent, which form shall include a description of such Other Secured Agreement, the maximum amount of obligations thereunder which are to constitute Other Secured Obligations (each, a “Designated Amount”); provided that any such Designated Amount of obligations shall constitute Other Secured Obligations only to the extent that such Designated Amount, together with all other Designated Amounts under all other Other Secured Agreements that have been theretofore designated as Other Secured Obligations and that remain in effect, does not exceed in the aggregate $25,000,000.

(b) The Borrowers and each applicable Other Secured Party may increase, decrease or terminate any Designated Amount in respect of each applicable Other Secured Agreement upon written notice to the Administrative Agent; provided that any increase in a Designated Amount shall be deemed to be a new designation of a Designated Amount and shall be subject to the limitations set forth in Section 8.11(a). No obligations under any Other Secured Agreement in excess of the applicable Designated Amount shall constitute Obligations hereunder or the other Loan Documents.

(c) No counterparty to an Other Secured Agreement that obtains the benefits of the Waterfall, the Guarantee and Collateral Agreement or any Collateral by virtue of the provisions hereof or of the Guarantee and Collateral Agreement or any Security Document shall have any right to notice of any action or to consent to, direct or object to any action hereunder or under any other Loan Document or otherwise in respect of the Collateral (including the release or impairment of any Collateral) other than in its capacity as a Lender and, in such case, only to the extent expressly provided in the Loan Documents. Notwithstanding any other provision of this Article VIII to the contrary, no Agent shall be required to verify the payment of, or that other satisfactory arrangements have been made with respect to, any Obligations arising under any Other Secured Agreement unless the Administrative Agent has received written notice of such Obligations, together with such supporting documentation as such Agent may request, from each applicable counterparty to such Other Secured Agreement.

ARTICLE IX

Miscellaneous

SECTION 9.01 Notices.

(a) All notices and other communications provided for hereunder shall be either (x) in writing (including telegraphic, telecopy or electronic communication) and mailed,

telecopied or delivered or (y) as and to the extent set forth in Section 9.01(b) and in the proviso to this Section 9.01(a), in an electronic medium and delivered as set forth in Section 9.01(b), if to Holdings or to any Borrower, to the attention of Eric Shuman, Chief Financial Officer, Houghton Mifflin Harcourt Company, 222 Berkeley Street, Boston, MA 02116, Tel: (617) 351-5200, Fax: (617) 351-3923, Email Eric.Shuman@hmhco.com, with copies to William Bayers, Senior Vice-President & General Counsel, Houghton Mifflin Harcourt Company, 222 Berkeley Street, Boston, MA 02116-3764, Tel: (617) 351-5125, Fax: (617) 351-5014, Email Bill.Bayers@hmhco.com, Joseph Flaherty, Senior Vice-President & Treasurer, Houghton Mifflin Harcourt Company, 222 Berkeley Street, Boston, MA 02116-3764, Tel: (617) 351-5223, Fax: (617) 351-1104, Email Joe.Flaherty@hmhco.com and David Mills, Assistant Treasurer, Houghton Mifflin Harcourt Company, 222 Berkeley Street, Boston, MA 02116-3764, Tel: (617) 351-3766, Fax: (617) 933-7632, Email David.Mills@hmhco.com; if to any Lender who has executed this Agreement on the Closing Date, at its Domestic Lending Office specified opposite its name on the Register; if to any other Lender, at its Domestic Lending Office specified in the Assignment and Acceptance pursuant to which it became a Lender; if to the Administrative Agent, (i) at the following address: Citibank, N.A., 1615 Brett Road, New Castle, DE 19720, Attn: Investor Relations, Tel: 302-894-6010, Fax: 646-274-5080, Email: Global.Loans.Support@Citi.com; or, as to any Borrower or any Agent, at such other address as shall be designated by such party in a written notice to the other parties and, as to each other party, at such other address as shall be designated by such party in a written notice to such Borrower and the Administrative Agent; provided, however, that materials and information described in Section 9.01(b) shall be delivered to the Administrative Agent in accordance with the provisions thereof or as otherwise specified to the Borrowers by the Administrative Agent. All such notices and other communications shall, when mailed, telecopied, or e-mailed, be effective when deposited in the mails, transmitted by telecopier or sent by electronic communication, respectively, except that notices and communications to any Agent pursuant to Article II, III or VII shall not be effective until received by such Agent and, in the case of notice sent by e-mail, until replied to by such Agent confirming expressly receipt thereof. Delivery by telecopier of an executed counterpart of a signature page to any amendment or waiver of any provision of this Agreement or any Loan Document shall be effective as delivery of an original executed counterpart thereof.

(b) Each Borrower hereby agrees that it will provide to the Administrative Agent all information, documents and other materials that it is obligated to furnish to the Administrative Agent pursuant to the Loan Documents, including, without limitation, all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to a request for a new, or a conversion of an existing, Borrowing or other Credit Event (including any election of an interest rate or interest period relating thereto), (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default under this Agreement or (iv) is required to be delivered to satisfy any condition precedent to the effectiveness of this Agreement and/or any Borrowing or other Credit Event hereunder (all such non-excluded communications being referred to herein collectively as “Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the Administrative Agent to an electronic mail address specified by the Administrative Agent to such Borrower. In addition, each Borrower agrees to continue to provide the Communications to the Administrative Agent in the manner specified in the Loan

Documents but only to the extent requested by the Administrative Agent. Each Borrower further agrees that the Administrative Agent may make the Communications available to the Lenders by posting the Communications on IntraLinks or a substantially similar electronic transmission system (the “Platform”).

(c) THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS, OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE AGENT PARTIES IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE ADMINISTRATIVE AGENT, THE COLLATERAL AGENT OR ANY OF THEIR RESPECTIVE AFFILIATES OR ANY OF THEIR RESPECTIVE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO ANY BORROWER, ANY LENDER OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF ANY BORROWER’S OR THE ADMINISTRATIVE AGENT’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.

(d) The Administrative Agent agrees that the receipt of the Communications by the Administrative Agent at its e-mail address set forth above shall constitute effective delivery of the Communications to the Administrative Agent for purposes of the Loan Documents. Each Lender agrees that notice to it (as provided in the next sentence) specifying that the Communications have been posted to the Platform shall constitute effective delivery of the Communications to such Lender for purposes of the Loan Documents. Each Lender agrees to notify the Administrative Agent in writing (including by electronic communication) from time to time of such Lender’s e-mail address to which the foregoing notice may be sent by electronic transmission and that the foregoing notice may be sent to such e-mail address. Nothing herein shall prejudice the right of the Administrative Agent or any Lender to give any notice or other communication pursuant to any Loan Document in any other manner specified in such Loan Document.

SECTION 9.02 Survival of Agreement. All covenants, agreements, representations and warranties made by any Borrower or Holdings herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to this Agreement or any other Loan Document shall be considered to have been relied upon by the Lenders shall survive the making by the Lenders of the Loans, regardless of any investigation made by the Lenders or on their behalf, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any Fee or any other amount payable under this Agreement or any other Loan Document is outstanding and unpaid and as long as all Commitments have not been terminated. The provisions of Sections 2.14, 2.16, 2.20 and 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of the Administrative Agent, the Collateral Agent, any Lender.

SECTION 9.03 Binding Effect. This Agreement shall become effective when it shall have been executed by the Loan Parties and the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto.

SECTION 9.04 Successors and Assigns.

(a) Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the permitted successors and assigns of such party; and all covenants, promises and agreements by or on behalf of the Loan Parties, the Administrative Agent, the Collateral Agent or the Lenders that are contained in this Agreement shall bind and inure to the benefit of their respective successors and assigns.

(b) Each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it), with the prior written consent of the Administrative Agent and the Borrowers (not to be unreasonably withheld or delayed); provided, however, that (A) the consent of the Borrowers shall not be required to any such assignment (x) made to another Lender or an Affiliate or a Related Fund of a Lender or (y) after the occurrence and during the continuance of any Event of Default under Section 7.1(b), 7.1(c), 7.1(g) or 7.1(h) and (B) the Borrowers shall be deemed to have consented to any such assignment unless it shall have objected thereto by written notice to the Administrative Agent within ten Business Days after having received written notice thereof from the Administrative Agent, (ii) the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment and Acceptance with respect to such assignment is delivered to the Administrative Agent) shall be in an integral multiple of, and not less than, $1,000,000 (or, if less, the entire remaining amount of such Lender’s Commitment or Loans of the relevant Class) without the prior written consent of the Administrative Agent; provided that (A) such minimum amount shall be aggregated for two or more simultaneous assignments to or by two or more Related Funds and (B) this clause (ii) shall not apply to assignments to a Lender, an Affiliate of a Lender or a Related Fund, (iii) each such assignment of Commitments and/or Loans shall be of a constant, and not varying, percentage of all the assigning Lender’s rights and obligations under this Agreement in respect of such Lender’s Commitments and/or Loans so assigned, (iv) the parties to each such assignment shall (A) execute and deliver to the Administrative Agent an Assignment and Acceptance via an electronic settlement system acceptable to the Administrative Agent or (B) if previously agreed to by the Administrative Agent, manually execute and deliver to the Administrative Agent an

Assignment and Acceptance, together, in each case, with a processing and recording fee of $3,500 (which fee may be waived or reduced in the sole discretion of the Administrative Agent), (v) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent an Administrative Questionnaire and all applicable tax forms and (vi) the consent of the Administrative Agent shall not be required as to any assignment (A) to a Lender, an Affiliate of a Lender or a Related Fund or (B) pursuant to paragraph (k) or (l) of this Section 9.04. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment will be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations or other compensating actions, including funding, with the consent of the Borrowers and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent and each other Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Loans. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder becomes effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest will be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs. Subject to acceptance and recording pursuant to paragraph (e) of this Section 9.04, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Acceptance, have the rights and obligations of a Lender under this Agreement and (B) the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.16, 2.20 and 9.05, as well as to any Fees accrued for its account and not yet paid).

(c) By executing and delivering an Assignment and Acceptance, the assigning Lender thereunder and the assignee thereunder shall be deemed to confirm to and agree with each other and the other parties hereto as follows: (i) such assigning Lender warrants that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim and that its Commitment, and the outstanding balances of its Term Loan without giving effect to assignments thereof which have not become effective, are as set forth in such Assignment and Acceptance, (ii) except as set forth in (i) above, such assigning Lender makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement, or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto, or the financial condition of Holdings or any Subsidiary or the performance or observance by Holdings or any Subsidiary of any of its obligations under this Agreement, any other Loan Document or any other instrument or document furnished pursuant hereto; (iii) such assignee represents and warrants that it is an Eligible Assignee, legally authorized to enter into such Assignment and Acceptance;

(iv) such assignee confirms that it has received a copy of this Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.04, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (v) such assignee will independently and without reliance upon the Administrative Agent, the Collateral Agent, such assigning Lender or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement; (vi) such assignee appoints and authorizes the Administrative Agent and the Collateral Agent to take such action as agent on its behalf and to exercise such powers under this Agreement as are delegated to the Administrative Agent and the Collateral Agent, respectively, by the terms hereof, together with such powers as are reasonably incidental thereto; and (vii) such assignee agrees that it will perform in accordance with their terms all the obligations which by the terms of this Agreement are required to be performed by it as a Lender.

(d) The Administrative Agent, acting for this purpose as an agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment and Acceptance delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amount of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Borrowers, the Administrative Agent, the Collateral Agent and the Lenders shall treat each person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. The Register shall be available for inspection by the Borrowers, the Collateral Agent and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of, and consent to, a duly completed Assignment and Acceptance executed by an assigning Lender and an assignee, an Administrative Questionnaire completed in respect of the assignee (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) above, if applicable, and the written consent of the Administrative Agent and, if required, the Borrowers to such assignment and any applicable Tax forms, the Administrative Agent shall promptly (i) accept such Assignment and Acceptance and (ii) record the information contained therein in the Register. No assignment shall be effective unless it has been recorded in the Register as provided in this paragraph (e).

(f) Each Lender may without the consent of the Loan Parties or the Administrative Agent sell participations to one or more banks or other persons (other than to Disqualified Lenders to the extent the Disqualified Lender list is made available to all Lenders) in all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations, (iii) the participating banks or other persons shall be entitled to the benefit of the cost protection provisions contained in Sections 2.14, 2.16 and 2.20 to the same extent as if they were Lenders (but, with respect to any particular participant, to no greater extent than the Lender that sold the participation to such participant, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the participant acquired the applicable participation) and provided such participant complies with Sections 2.20(f) and (g) as if it were a Lender and (iv) the Loan Parties, the Administrative Agent, and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement, and such Lender shall retain the sole right to enforce the obligations of the Borrowers relating to the Loans and to approve any amendment, modification or waiver of any provision of this Agreement (other than amendments, modifications or waivers decreasing any fees payable to such participating bank or person hereunder or the amount of principal of or the rate at which interest is payable on the Loans in which such participating bank or person has an interest, extending any scheduled principal payment date or date fixed for the payment of interest on the Loans in which such participating bank or person has an interest, increasing or extending the Commitments in which such participating bank or person has an interest or releasing or all or substantially all of the value of the Guarantees under the Security Documents or all or substantially all of the Collateral). Each Lender that sells a participation shall, acting solely for this purpose as an agent of a Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a participant’s interest in any Obligations under any Loan Document) to any person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the U.S. Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Administrative Agent (in its capacity as Administrative Agent) shall have no responsibility for maintaining a Participant Register.

(g) Any Lender or participant may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 9.04, disclose to the assignee or participant or proposed assignee or participant any information relating to Holdings and the Subsidiaries furnished to such Lender by or on behalf of the Borrowers; provided that, prior to any such disclosure of information designated by the Borrowers as confidential, each such assignee or participant or proposed assignee or participant shall execute an agreement whereby such assignee or participant shall agree (subject to customary exceptions) to preserve the confidentiality of such confidential information on terms no less restrictive than those applicable to the Lenders pursuant to Section 9.16.

(h) Any Lender may, without the consent of any Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure extensions of credit to such Lender or in support of obligations owed by such Lender; provided that no such pledge or assignment shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(i) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the

Borrowers, the option to provide to the Borrowers all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrowers pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Loan by an SPC hereunder shall utilize the Commitment of the Granting Lender to the same extent, and as if, such Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 9.04, any SPC may (i) with notice to, but without the prior written consent of, any Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender or to any financial institutions (consented to by the Borrowers and Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Loans and (ii) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC.

(j) No Loan Party shall assign or delegate any of its rights or duties hereunder without the prior written consent of the Administrative Agent and each Lender, and any attempted assignment without such consent shall be null and void.

(k) Notwithstanding anything to the contrary in this Agreement, including Section 2.19 (which provisions shall not be applicable to this paragraph (k) of Section 9.04), Holdings and its Subsidiaries shall be permitted to be a Lender or an assignee of the Loans and Commitments and purchase from any Lender, at individually negotiated prices, outstanding principal amounts under the Term Loan Facility on a non-pro rata basis; provided that:

(i) unless the seller agrees otherwise, the purchaser shall make represent and warrant to the seller at the time of assignment that it does not possess material non-public information (or, if Holdings is not at the time a public reporting company, material information of a type that would not reasonably be expected to be publicly available if Holdings was a public reporting company) with respect to Holdings and its Subsidiaries that has not been disclosed to the seller or Lenders generally (other than the Lenders that have elected not to receive material non-public information);

(ii) no Default or Event of Default has occurred and is continuing or would result therefrom; and

(iii) any Term Loans so assigned shall be automatically and permanently cancelled upon the effectiveness of such assignment and will thereafter no longer be outstanding for any purpose hereunder;

(l) An Affiliate of any of the Loan Parties (other than Holdings and its Subsidiaries) shall be permitted to be a Lender or an assignee of the Loans and Commitments (such Affiliate, as an assignee of the Loans and Commitments, an “Specified Lender”) to the extent, and only to the extent, and each Specified Lender hereby represents and warrants to and covenants with the Agents and the other Lenders, that (i) each Specified Lender shall be deemed to have voted its interest as a Lender without discretion in the same proportion as the allocation of voting with respect to such matter by Lenders who are not Specified Lenders, provided that no amendment, modification, waiver, consent or other action with respect to any Loan Document shall deprive such Specified Lender of any payments to which such Specified Lender is entitled under the Loan Documents without such Specified Lender providing its consent, (ii) a Specified Lender shall not take any step or action in a bankruptcy proceeding to object to, impede, or delay the exercise of any right or the taking of any action by the Administrative Agent or the Collateral Agent (or the taking of any action by a third party that is supported by the Administrative Agent or the Collateral Agent) in relation to such Specified Lender’s claim with respect to its Loans (a “Bankruptcy Claim”) (including, without limitation, objecting to any debtor in possession financing, use of cash collateral, grant of adequate protection, sale or disposition, compromise, or plan of reorganization) so long as such Specified Lender in its capacity as a Lender is treated in connection with such exercise or action on the same or better terms as the other Lenders, (iii) with respect to any matter requiring the vote of Lenders during the pendency of a bankruptcy proceeding (including, without limitation, voting on any plan of reorganization), the Loans and Commitments held by such Specified Lender (and any Bankruptcy Claim with respect thereto) shall be deemed to be voted in accordance with clause (i) above, so long as such Specified Lender in its capacity as a Lender is treated in connection with the exercise of such right or taking of such action on the same or better terms as the other Lenders (the provisions set forth in this clause (iii), and the related provisions set forth in each Assignment and Acceptance with a Specified Lender, constitute a “subordination agreement” as such term is contemplated by, and utilized in, section 510(a) of the United States Bankruptcy Code, and, as such, would be enforceable for all purposes in any case where a Borrower or a Guarantor has filed for protection under any law relating to bankruptcy, insolvency or reorganization or relief of debtors applicable to such Loan Party; provided that notwithstanding anything to the contrary herein, each Specified Lender will be entitled to vote in accordance with its sole discretion (and not be deemed to vote in the same proportion as Lenders that are not each Specified Lenders) in connection with any chapter 11 plan to the extent that such plan proposes to treat any obligation under the Loan Documents held by such Specified Lender in a manner that is less favorable to such Specified Lender than the proposed treatment of similar obligations held by Lenders that are not Specified Lenders, (iv) no Specified Lender shall have any right to (A) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent, Collateral Agent, Arranger, Syndication Agent or any Lender to which representatives of the Loan Parties are not invited, (B) receive any information or material prepared by the Administrative Agent, Collateral Agent, Arranger, Syndication Agent or any Lender or any communication by or among the Administrative Agent, Collateral Agent, Arranger, Syndication Agent and/or one or more Lenders, except to the extent such information or materials have been made available to the Borrowers or any Guarantor or any of their representatives, (C) the benefit of any advice provided by counsel to the Agents or the other Lenders or to challenge the attorney-client privilege of the communications between the Agents, such other Lenders and such counsel, or (D) to make or bring any claim, in its capacity as Lender, against the Agents with respect to the duties of the duties and obligations of the Agents hereunder, (v) the aggregate principal amount of all Loans held by Specified Lenders shall in no event exceed, as calculated at the time of the consummation of any assignment to any Specified Lender, 20% of the aggregate principal amount of the Loans then outstanding and (vi) the Administrative Agent shall be granted an irrevocable power of attorney, coupled with an interest, from each Loan Party and each Specified Lender to give effect to the foregoing.

SECTION 9.05 Expenses; Indemnity.

(a) The Borrowers and Holdings agree, jointly and severally, to pay all reasonable out-of-pocket expenses incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent and the Arrangers in connection with the syndication of the Commitments and Loans and the preparation and administration of this Agreement and the other Loan Documents or in connection with any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions hereby or thereby contemplated shall be consummated) or incurred by the Administrative Agent, the Collateral Agent, the Syndication Agent, the Arrangers or any Lender in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents or in connection with the Loans made hereunder, including without limitation, the fees, charges and disbursements of Shearman & Sterling LLP, as counsel to the Administrative Agent and the Collateral Agent and any other local or foreign counsel for the Administrative Agent or the Collateral Agent, and, in connection with any such enforcement or protection, the fees, charges and disbursements of any other counsel for the Administrative Agent, the Collateral Agent or any Lender. Expenses payable under this clause shall include, without limitation, as expenses incurred in connection with the protection of the rights of the Administrative Agent, the Collateral Agent, the Arrangers or any Lender, the fees, charges and disbursements of Shearman & Sterling LLP, as counsel to the Administrative Agent. Notwithstanding the foregoing, the Borrowers’ and Holdings’ obligation to reimburse the fees and expenses of outside counsel under this Section 9.05(a) shall be limited to one firm of counsel for the Arrangers, the Syndication Agent, the Administrative Agent and the Lenders, taken as a whole and, if necessary, of a single local counsel in each appropriate jurisdiction and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel for such affected party, each such additional retained counsel.

(b) The Borrowers and Holdings agree, jointly and severally, to indemnify each Arranger, the Administrative Agent, the Syndication Agent, the Collateral Agent, each Lender, and each Related Party of any of the foregoing persons (each such person being called an “Indemnitee”) against, and to hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including reasonable fees, charges and disbursements of counsel (which shall be limited to one counsel in each relevant jurisdiction and, in the case of an actual or perceived conflict of interest where the party affected by such conflict informs the Borrowers of such conflict and thereafter retains its own counsel for such affected party, each such additional retained counsel), incurred by or asserted against any Indemnitee arising out of, in any way connected with, or as a result of (i) the execution or delivery of this Agreement or any other Loan Document or any agreement or instrument contemplated thereby, the performance by the parties thereto of their respective obligations thereunder or the consummation of the Transactions and the other transactions contemplated thereby (including the syndication of the Term Loan Facility), (ii) the use of the proceeds of the Loans, (iii) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether or not any Indemnitee is a party thereto (and regardless of whether such matter is initiated by a third party or by the Borrowers, Holdings or any other Loan Party or any of their respective Affiliates), or (iv) any actual or alleged presence or Release of Hazardous Materials on any property currently or formerly owned or operated by Holdings or any of the Subsidiaries, or any Environmental Liability related in any way to Holdings or the Subsidiaries; provided that such indemnity shall not, as to any Indemnitee, be available (A) to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence, willful misconduct, bad faith or a material breach in bad faith under the Loan Documents of such Indemnitee or any of such Indemnitee’s Related Parties or Hazardous Materials first Released at any property after such property is transferred to any Indemnitee or its successors or assigns by foreclosure, deed-in-lieu of foreclosure or similar transfer where such Release is not attributable to a condition existing on or prior to the date of such foreclosure or other transfer or (y) relate to claims between the Lenders that do not involve an act or omission of any Loan Party or any of their Affiliates (other than claims against any Arranger, the Syndication Agent, the Administrative Agent or the Collateral Agent or any of their Affiliates in their capacities, or in fulfilling roles, as such (or any similar roles) in connection with the credit facilities provided for herein) and (B) in the event of any settlement entered into by such Indemnitee without the Borrowers’ written consent (such consent not to be unreasonably withheld or delayed); provided, however, that this clause (B) shall not apply to any such settlement that occurs after the Borrowers were offered the ability to assume the defense of the action that was the subject matter of such settlement and elected not to assume such defense.

(c) To the extent that Holdings and the Borrowers fail to pay any amount required to be paid by them to an Arranger, the Syndication Agent, the Administrative Agent or the Collateral Agent under paragraph (a) or (b) of this Section (and without limiting their obligation to do so), each Lender severally agrees to pay to such Arranger, the Syndication Agent, the Administrative Agent or the Collateral Agent, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against such Arranger, the Syndication Agent, the Administrative Agent or the Collateral Agent in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate amount of the outstanding Term Loan Commitments for all Lenders at the time (or, if there shall be no outstanding Term Loan Commitments at such time, based upon such Lender’s share of the aggregate amount of outstanding unused Term Loan Commitments most recently in effect, giving effect to any subsequent assignments).

(d) To the extent permitted by applicable law, neither Holdings nor any Borrower shall assert, and each hereby waives, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, the Transactions, any Loan or the use of the proceeds thereof.

(e) The provisions of this Section 9.05 shall remain operative and in full force and effect regardless of the expiration of the term of this Agreement, the consummation of the transactions contemplated hereby, the repayment of any of the Loans, the expiration of the Commitments, the invalidity or unenforceability of any term or provision of this Agreement or any other Loan Document, or any investigation made by or on behalf of either Arranger, the Syndication Agent, the Administrative Agent, the Collateral Agent or any Lender. All amounts due under this Section 9.05 shall be payable on written demand therefor.

(f) Notwithstanding the foregoing, this Section 9.05 shall not entitle any Indemnitee to indemnification for Taxes which are specifically covered by Section 2.20.

SECTION 9.06 Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender is hereby authorized at any time and from time to time, except to the extent prohibited by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other indebtedness at any time owing by such Lender to or for the credit or the account of any Borrower or Holdings against any of and all the obligations of any Borrower or Holdings now or hereafter existing under this Agreement and the other Loan Documents held by such Lender, irrespective of whether or not such Lender shall have made any demand under this Agreement or such other Loan Document and although such obligations may be unmatured; provided that in the event that any Defaulting Lender exercises any right of setoff, (x) all amounts so set off will be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.25(a)(ii) and, pending such payment, will be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Lender and the Lenders and (y) the Defaulting Lender will provide promptly to the Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender under this Section 9.06 are in addition to other rights and remedies (including other rights of setoff) which such Lender may have.

SECTION 9.07 Applicable Law. THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS (OTHER THAN AS EXPRESSLY SET FORTH IN OTHER LOAN DOCUMENTS) SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK (AND, TO THE EXTENT APPLICABLE PRIOR TO THE EXIT FACILITY CONVERSION DATE, THE BANKRUPTCY CODE).

SECTION 9.08 Waivers; Amendment.

(a) No failure or delay of the Administrative Agent, the Collateral Agent or any Lender in exercising any power or right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Collateral Agent and the Lenders hereunder and under the other

Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any other Loan Document or consent to any departure by any Borrower, or any other Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) below, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on any Borrower or Holdings in any case shall entitle any Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Neither this Agreement nor any other Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by the Borrowers, Holdings and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and each Loan Party (to the extent such Loan Party is a party thereto), in each case with the consent of the Required Lenders; provided, however, that no such agreement shall (i) decrease or forgive the principal amount of, or extend the maturity of or any scheduled principal payment date or date for the payment of any interest on any Loan or waive or excuse any such payment or any part thereof, or decrease the rate of interest on any Loan, without the prior written consent of each Lender directly adversely affected thereby, (ii) except as provided in Section 2.24, increase or extend the Commitment or decrease or extend the date for payment of any Fees (or any prepayment premium set forth in Section 2.12) of any Lender without the prior written consent of such Lender; provided that the foregoing shall not apply to extensions effected in accordance with Section 2.22, (iii) amend or modify the pro rata requirements of Section 2.17 or the sharing of payments provisions of Section 2.18 or the provisions of this Section or release all or substantially all of the value of the Guarantees under the Security Documents or all or substantially all of the Collateral, without the prior written consent of each Lender, (iv) change the provisions of any Loan Document in a manner that by its terms adversely affects the rights in respect of payments due to Lenders holding Loans of one Class differently from the rights of Lenders holding Loans of any other Class without the prior written consent of Lenders holding a majority in interest of the outstanding Loans and unused Commitments of each adversely affected Class, (v) modify the protections afforded to an SPC pursuant to the provisions of Section 9.04(i) without the written consent of such SPC or (vi) reduce the percentage contained in the definition of the term “Required Lenders” without the prior written consent of each Lender (it being understood that with the consent of the Required Lenders, additional extensions of credit pursuant to this Agreement may be included in the determination of the Required Lenders on substantially the same basis as the Term Loan Commitments on the date hereof); provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent or the Collateral Agent hereunder or under any other Loan Document without the prior written consent of the Administrative Agent or the Collateral Agent. Notwithstanding the foregoing, any Loan Document may be amended or modified pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Borrowers and each other Loan Party that is a party thereto, without the consent of any of the Lenders, if such amendment or modification is beneficial to the Lenders (or the Lenders holding Loans or Commitments of any Class) and does not adversely affect the rights or obligations of any Lender under any Loan Document.

SECTION 9.09 Interest Rate Limitation. Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) which may be contracted for, charged, taken, received or reserved by the Lender holding such Loan or participation in accordance with applicable law, the rate of interest payable in respect of such Loan or participation hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan or participation but were not payable as a result of the operation of this Section 9.09 shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or participations or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of repayment, shall have been received by such Lender.

SECTION 9.10 Entire Agreement. This Agreement, the Fee Letter and the other Loan Documents constitute the entire contract between the parties relative to the subject matter hereof. Any other previous agreement among the parties with respect to the subject matter hereof is superseded by this Agreement and the other Loan Documents. Nothing in this Agreement or in the other Loan Documents, expressed or implied, is intended to confer upon any person (other than the parties hereto and thereto, their respective successors and assigns permitted hereunder and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent and the Collateral Agent any rights, remedies, obligations or liabilities under or by reason of this Agreement or the other Loan Documents.

SECTION 9.11 WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 9.11.

SECTION 9.12 Severability. In the event any one or more of the provisions contained in this Agreement or in any other Loan Document should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby (it being understood that the invalidity of a particular provision in a particular jurisdiction shall not in and of itself affect the validity of such provision in any other jurisdiction). The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

SECTION 9.13 Counterparts. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original but all of which when taken together shall constitute a single contract, and shall become effective as provided in Section 9.03. Delivery of an executed signature page to this Agreement by facsimile transmission shall be as effective as delivery of a manually signed counterpart of this Agreement.

SECTION 9.14 Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and are not to affect the construction of, or to be taken into consideration in interpreting, this Agreement.

SECTION 9.15 Jurisdiction; Consent to Service of Process.

(a) Each Loan Party hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents, or for recognition or enforcement of any judgment, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law. Nothing in this Agreement shall affect any right that the Administrative Agent, the Collateral Agent or any Lender may otherwise have to bring any action or proceeding relating to this Agreement or the other Loan Documents against any of the Loan Parties or their respective properties in the courts of any jurisdiction.

(b) Each Loan Party hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the other Loan Documents in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

(c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 9.01. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

SECTION 9.16 Confidentiality. Each of the Administrative Agent, the Collateral Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its and its Affiliates’ officers, directors, trustees, employees and agents, including accountants, legal counsel and other advisors (it being understood that the persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority or quasi-regulatory authority (such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (e) subject to an agreement containing provisions substantially the same as those of this Section 9.16, to (i) any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents (including any actual or prospective pledgee or assignee of a pledge or assignment effected pursuant to Section 9.04(h)) or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower or any Subsidiary or any of their respective obligations, (f) with the consent of Holdings or a Borrower, or (g) to the extent such Information becomes publicly available other than as a result of a breach of this Section 9.16. For the purposes of this Section, “Information” shall mean all information received from any Borrower or Holdings and related to any Borrower or Holdings, their Subsidiaries or their or their Subsidiaries’ business, other than any such information that was available to the Administrative Agent, the Collateral Agent or any Lender on a nonconfidential basis prior to its disclosure by such Borrower or Holdings; provided that, in the case of Information received from any Borrower or Holdings after the date hereof, such information is clearly identified at the time of delivery as confidential. Any person required to maintain the confidentiality of Information as provided in this Section 9.16 shall be considered to have complied with its obligation to do so if such person has exercised the same degree of care to maintain the confidentiality of such Information as such person would accord its own confidential information.

SECTION 9.17 USA PATRIOT Act Notice. Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Holdings and the Borrowers that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies Holdings and each Borrower, which information includes the name and address of Holdings and each Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify Holdings and each Borrower in accordance with the USA PATRIOT Act.

SECTION 9.18 Joint and Several Liability of the Borrower Group.

(a) In order to induce the Lenders to extend credit hereunder, HMHP, Publishers and HMCo (collectively, the “Borrower Group”) agree that they will be jointly and severally liable for all the Obligations, including the principal of and interest on all Loans made to any Borrower. Each member of the Borrower Group further agrees that the due and punctual payment of the Obligations may be extended or renewed, in whole or in part, without notice to or further assent from it, and that it will remain bound hereunder notwithstanding any such extension or renewal of any Obligation.

(b) Each member of the Borrower Group waives presentment to, demand of payment from and protest to any other member of the Borrower Group of any of the Obligations, and also waives notice of acceptance of its obligations and notice of protest for nonpayment. The Obligations of any Borrower hereunder shall not be affected by (i) the failure of any Lender or the Administrative Agent to assert any claim or demand or to enforce or exercise any right or remedy against any member of the Borrower Group under the provisions of this Agreement or otherwise or (ii) any rescission, waiver, amendment or modification of any of the terms or provisions of this Agreement or any other agreement (other than the payment in full in cash of all the Obligations and except to the extent that such Obligations have been explicitly modified pursuant to an amendment or waiver that has become effective in accordance with Section 9.08).

(c) Each member of the Borrower Group further agrees that its agreement under this Section 9.18 constitutes a promise of payment when due (whether or not any bankruptcy or similar proceeding shall have stayed the accrual or collection of any of the Obligations or operated as a discharge thereof) and not of collection, and waives any right to require that any resort be had by any Lender or the Administrative Agent to any balance of any deposit account or credit on the books of such Lender or the Administrative Agent in favor of any member of the Borrower Group or any other Person.

(d) The obligations of each member of the Borrower Group under this Section 9.18 shall not be subject to any reduction, limitation, impairment or termination for any reason, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever, by reason of the invalidity, illegality or unenforceability of the Obligations, any impossibility in the performance of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of the member of the Borrower Group under this Section 9.18 shall not be discharged or impaired or otherwise affected by (i) the failure of the Administrative Agent or any Lender to assert any claim or demand or to enforce any remedy under this Agreement or any other agreement, (ii) any waiver or modification in respect of any thereof, (iii) any default, failure or delay, willful or otherwise, in the performance of any of the Obligations or (iv) any other act or omission that may or might in any manner or to any extent vary the risk of such member of the Borrower Group or otherwise operate as a discharge of such Member of the Borrower Group or any member of the Borrower Group as a matter of law or equity.

(e) Each member of the Borrower Group further agrees that its obligations under this Section 9.18 shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Obligation is rescinded or must otherwise be restored by the Administrative Agent or any Lender upon the bankruptcy or reorganization of any other member of the Borrower Group or otherwise.

(f) In furtherance of the foregoing and not in limitation of any other right which the Administrative Agent or any Lender may have at law or in equity against any member of the Borrower Group by virtue of this Section 9.18, upon the failure of any other member of the Borrower Group to pay any Obligation when and as the same shall become due, whether at maturity, by acceleration, after notice of prepayment or otherwise, each member of the Borrower Group hereby promises to and will, upon receipt of written demand by the Administrative Agent, forthwith pay, or cause to be paid, in cash the amount of such unpaid Obligation.

(g) If by virtue of the provisions set forth herein, any member of the Borrower Group is required to pay and shall pay Obligations of another member of the Borrower Group, all rights of such member of the Borrower Group against such other member of the Borrower Group arising as a result thereof by way of right of subrogation, right of contribution or otherwise shall in all respects be subordinated and junior in right of payment to the prior payment in full of all the Obligations, and any of these rights among members of the Borrower Group shall not be due or paid until all Obligations shall have been paid in full.

SECTION 9.19 Borrowing Agent. Each member of the Borrower Group hereby irrevocably and unconditionally appoints HMHP as borrowing agent (the “Borrowing Agent”) hereunder and under the other Loan Documents to act as agent for each other member of the Borrower Group for all purposes of the Loan Documents, including, as applicable, (A) requesting Loans (including pursuant to Section 2.02 or 2.24 hereof), (B) delivering certificates, (C) receiving and allocating (to the extent permitted in the Loan Documents) the proceeds of the Loans, (D) taking any other action or receiving any communication on behalf of the Borrower Group in connection with the Loan Documents, and (E) taking such other actions and having such other powers as are reasonably incidental thereto. The Borrowing Agent agrees to act upon the express conditions contained in this Agreement and the other Loan Documents, as applicable. No fees shall be payable to the Borrowing Agent for acting as the Borrowing Agent. In performing its functions and duties under this Agreement and the other Loan Documents, the Borrowing Agent shall act solely as an agent of the members of the Borrower Group. The Administrative Agent and each Lender shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the Borrowing Agent. The Administrative Agent and each Lender also may rely upon any statement made to them orally or by telephone and believed by them to have been made by the Borrowing Agent, and shall not incur any liability for relying thereon. Any oral or written statement, certificate, representation or commitment made, given or delivered by the Borrowing Agent under this Agreement or the other Loan Documents shall be deemed to have been approved by, made, given and delivered on behalf of, and shall bind the members of the Borrower Group, jointly and severally, as fully as if any member of the Borrower Group had made, given or delivered such statement, certificate, representation or commitment. The provisions of this Section 9.19 are solely for the benefit of the Borrowers, the Administrative Agent and Lenders, and no other Person shall have any rights as a third party beneficiary of any of such provisions.

SECTION 9.20 LEGEND. THE ISSUE PRICE, AMOUNT OF OID (IF ANY), ISSUE DATE AND YIELD TO MATURITY OF THE LOANS MAY BE OBTAINED BY WRITING TO THE BORROWERS AT THE ADDRESS SET FORTH IN SECTION 9.01.

SECTION 9.21 No Fiduciary Duty. The Administrative Agent, Collateral Agent, the Syndication Agent, each Arranger, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of a Borrower. Each Borrower agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between the Lenders and any Borrower, its stockholders or its Affiliates. Each Borrower acknowledges and agree that (i) the transactions contemplated by the Loan Documents are arm’s length commercial transactions between the Lenders, on the one hand, and the Borrowers, on the other, (ii) in connection therewith and with the process leading to such transaction each of the Lenders is acting solely as a principal and not the agent or fiduciary of any Borrower, its management, stockholders, creditors or any other person, (iii) no Lender has assumed an advisory or fiduciary responsibility in favor of any Borrower with respect to the transactions contemplated hereby or the process leading thereto (irrespective of whether any Lender or any of its affiliates has advised or is currently advising any Borrower on other matters) or any other obligation to any Borrower except the obligations expressly set forth in the Loan Documents and (iv) each Borrower has consulted its own legal and financial advisors to the extent deemed appropriate. Each Borrower further acknowledges and agrees that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto. Each Borrower agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to any Borrower, in connection with such transaction or the process leading thereto.

SECTION 9.22 Release of Liens and Guarantees. In the event that any Loan Party conveys, sells, leases, assigns, transfers or otherwise disposes of all or any portion of any of the Equity Interests of any Loan Party or any assets to a person that is not (and is not required to become) a Loan Party in a transaction not prohibited by Section 6.05, any Liens created by any Loan Document in respect of such Equity Interests or assets shall be automatically released and the Administrative Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and/or the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowing Agent and at the Borrowers’ expense to release any Liens created by any Loan Document in respect of such Equity Interests or assets, and, in the case of a disposition of the Equity Interests of any Loan Party in a transaction permitted by Section 6.05, and as a result of which such Subsidiary would cease to be a Loan Party, such Loan Party’s obligations under the Guarantee and Collateral Agreement shall be automatically terminated and the Administrative Agent and/or the Collateral Agent shall promptly (and the Lenders hereby authorize the Administrative Agent and/or the Collateral Agent to) take such action and execute any such documents as may be reasonably requested by the Borrowing Agent to terminate such Loan Party’s obligations under the Guarantee and Collateral Agreement. In addition, the Administrative Agent and/or the Collateral Agent agrees to take such actions as are reasonably requested by the Borrowing Agent and at the Borrowers’ expense to terminate the Liens and security interests created by the Loan Documents when all Commitments have been terminated and the principal of and interest on each Loan, all Fees and all other expenses or amounts (other than contingent indemnification liabilities to the extent no claim giving rise thereto has been asserted) payable under any Loan Document have been paid in full, all Letters of Credit have been cancelled or have expired and all amounts drawn thereunder have been reimbursed in full or, with the consent of the Issuing Bank in its sole discretion, such Letters of Credit shall have been Cash Collateralized pursuant to arrangements satisfactory to the Issuing Bank (which arrangements result in the release of the Revolving Credit Lenders from their obligation to make payments in respect of L/C Disbursements pursuant to Section 2.23(d)) and the Administrative Agent and/or Collateral Agent shall have received satisfactory evidence that all Other Secured Obligations either are not due or shall have been paid in full or arrangements with respect thereto reasonably satisfactory to the applicable Other Secured Parties shall have been made (and the applicable Other Secured Parties have notified the Collateral Agent of their consent to terminating such Liens and security interests).

SECTION 9.23 Intercreditor Agreements. The Administrative Agent and the Collateral Agent are authorized to enter into each Intercreditor Agreement and the parties hereto acknowledge that each Intercreditor Agreement is binding upon them. Each Lender (a) hereby consents to the provisions of the Term Loan/Revolving Facility Intercreditor Agreement and each other Intercreditor Agreement, (b) hereby agrees that it will be bound by and will take no actions contrary to the provisions of any Intercreditor Agreement and (c) hereby authorizes and instructs the Administrative Agent and Collateral Agent to enter into the Term Loan/Revolving Facility Intercreditor Agreement and, if applicable, any other Intercreditor Agreement and to subject the Liens on the Collateral securing the Obligations to the provisions thereof. Notwithstanding anything to the contrary herein, the Administrative Agent and the Collateral Agent, without the consent of any Lender, may enter into one or more written amendments, supplements or modifications, in each case, pursuant to procedures and documentation reasonably required by the Administrative Agent or Collateral Agent, to any Intercreditor Agreement as may be required or permitted under the Loan Documents (i) to add other parties (or any authorized agent or representative thereof or trustee therefor) holding Indebtedness that is incurred in compliance with this Agreement that (A) is secured by Liens on the Collateral permitted under this Agreement, (ii) establish the relative priority of the Liens on the Collateral securing such Indebtedness as specified in this Agreement and (iii) to amend, supplement or modify other provisions of any Intercreditor Agreement to implement any of the foregoing as reasonably acceptable to the Administrative Agent or Collateral Agent. The authority provided to the Administrative Agent and Collateral Agent under this Section 9.23 shall be deemed to constitute the approval and consent of the Lenders with respect to the amendments, supplements and modifications described in this Section 9.23 for purposes of any Intercreditor Agreement.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

HOUGHTON MIFFLIN HARCOURT COMPANY

By:	/s/ William F. Bayers
Name: William F. Bayers
Title: Executive Vice President, Secretary and General Counsel

HOUGHTON MIFFLIN HARCOURT PUBLISHERS INC.

By:	/s/ William F. Bayers
Name: William F. Bayers
Title: Executive Vice President, Secretary and General Counsel

HMH PUBLISHERS LLC

By:	/s/ William F. Bayers
Name: William F. Bayers
Title: Executive Vice President, Secretary and General Counsel

HOUGHTON MIFFLIN HARCOURT PUBLISHING COMPANY

By:	/s/ William F. Bayers
Name: William F. Bayers
Title: Executive Vice President, Secretary and General Counsel

EACH OF THE SUBSIDIARY GUARANTORS LISTED ON SCHEDULE 3.08 HERETO

By:	/s/ William F. Bayers
Name: William F. Bayers
Title: Executive Vice President, Secretary and General Counsel

[Signature Page to Amended and Restated Term Loan Credit Agreement]

CITIBANK, N.A., as Administrative Agent, Collateral Agent and a Lender

By:	/s/ Monique Renta
Name: Monique Renta
Title: Vice President

[Signature Page to HMH Amended and Restated Term Loan Credit Agreement]